Exhibit 99.1

BERKSHIRE HATHAWAY INC.

2004 ANNUAL REPORT

TABLE OF CONTENTS

Business Activities	Inside Front Cover

Corporate Performance vs. the S&P 500	2

Chairman’s Letter*	3

Selected Financial Data For The Past Five Years	27

Acquisition Criteria	28

Report of Independent Registered Public Accounting Firm	28

Consolidated Financial Statements	29

Management’s Report on Internal Control Over Financial Reporting	56

Management’s Discussion	57

Owner’s Manual	73

Common Stock Data and Corporate Governance Matters	79

Operating Companies	80

Directors and Officers of the Company	Inside Back Cover

*Copyright © 2005 By Warren E. Buffett

All Rights Reserved

Business Activities

Berkshire Hathaway Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries. Included in this group of subsidiaries is GEICO, one of the five largest auto insurers in the United States, General Re, one of the four largest reinsurers in the world, and the Berkshire Hathaway Reinsurance Group.

Numerous business activities are conducted through non-insurance subsidiaries. Included in the non-insurance subsidiaries are several large manufacturing businesses. Shaw Industries is the world’s largest manufacturer of tufted broadloom carpet. Benjamin Moore is a formulator, manufacturer and retailer of architectural and industrial coatings. Johns Manville is a leading manufacturer of insulation and building products. Acme Building Brands is a manufacturer of face brick and concrete masonry products. MiTek Inc. produces steel connector products and engineering software for the building components market. Fruit of the Loom, Garan, Fechheimer, H.H. Brown, Lowell, Justin Brands and Dexter manufacture, license and distribute apparel and footwear under a variety of brand names. McLane Company is a wholesale distributor of groceries and nonfood items to convenience stores, wholesale clubs, mass merchandisers, quick service restaurants and others.

FlightSafety International provides training of aircraft and ship operators. NetJets provides fractional ownership programs for general aviation aircraft. Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheim’s, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry. Berkshire’s finance and financial products businesses primarily engage in proprietary investing strategies (BH Finance), commercial and consumer lending (Berkshire Hathaway Credit Corporation and Clayton Homes), transportation equipment and furniture leasing (XTRA and CORT) and risk management activities (General Re Securities).

In addition, Berkshire’s other non-insurance business activities include: Buffalo News, a publisher of a daily and Sunday newspaper; See’s Candies, a manufacturer and seller of boxed chocolates and other confectionery products; Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products, the principal products are sold under the Kirby and Campbell Hausfeld brand names; Albecca, a designer, manufacturer, and distributor of high-quality picture framing products; CTB International, a manufacturer of equipment for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to about 6,000 stores that offer prepared dairy treats and food; and The Pampered Chef, the premier direct seller of kitchen tools in the U.S.

Operating decisions for the various Berkshire businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of Berkshire’s Board of Directors.

************

Berkshire’s Corporate Performance vs. the S&P 500

Year	Annual Percentage Change		Relative Results (1)-(2)
	in Per-Share Book Value of Berkshire (1)	in S&P 500 with Dividends Included (2)
1965	23.88	10.0	13.8
1966	20.3	(11.7)	32.0
1967	11.0	30.9	(19.9)
1968	19.0	11.0	8.0
1969	16.2	(8.4)	24.6
1970	12.0	3.9	8.1
1971	16.4	14.6	1.8
1972	21.7	18.9	2.8
1973	4.7	(14.8)	19.5
1974	5.5	(26.4)	31.9
1975	21.9	37.2	(15.3)
1976	59.3	23.6	35.7
1977	31.9	(7.4)	39.3
1978	24.0	6.4	17.6
1979	35.7	18.2	17.5
1980	19.3	32.3	(13.0)
1981	31.4	(5.0)	36.4
1982	40.0	21.4	18.6
1983	32.3	22.4	9.9
1984	13.6	6.1	7.5
1985	48.2	31.6	16.6
1986	26.1	18.6	7.5
1987	19.5	5.1	14.4
1988	20.1	16.6	3.5
1989	44.4	31.7	12.7
1990	7.4	(3.1)	10.5
1991	39.6	30.5	9.1
1992	20.3	7.6	12.7
1993	14.3	10.1	4.2
1994	13.9	1.3	12.6
1995	43.1	37.6	5.5
1996	31.8	23.0	8.8
1997	34.1	33.4	.7
1998	48.3	28.6	19.7
1999	.5	21.0	(20.5)
2000	6.5	(9.1)	15.6
2001	(6.2)	(11.9)	5.7
2002	10.0	(22.1)	32.1
2003	21.0	28.7	(7.7)
2004	10.5	10.9	(.4)

Average Annual Gain — 1965-2004	21.9	10.4	11.5
Overall Gain — 1964-2004	286,865	5,318

Notes: Data are for calendar years with these exceptions: 1965 and 1966, year ended 9/30; 1967, 15 months ended 12/31.

Starting in 1979, accounting rules required insurance companies to value the equity securities they hold at market rather than at the lower of cost or market, which was previously the requirement. In this table, Berkshire’s results through 1978 have been restated to conform to the changed rules. In all other respects, the results are calculated using the numbers originally reported.

The S&P 500 numbers are pre-tax whereas the Berkshire numbers are after-tax. If a corporation such as Berkshire were simply to have owned the S&P 500 and accrued the appropriate taxes, its results would have lagged the S&P 500 in years when that index showed a positive return, but would have exceeded the S&P in years when the index showed a negative return. Over the years, the tax costs would have caused the aggregate lag to be substantial.

BERKSHIRE HATHAWAY INC.

To the Shareholders of Berkshire Hathaway Inc.:

Our gain in net worth during 2004 was $8.3 billion, which increased the per-share book value of both our Class A and Class B stock by 10.5%. Over the last 40 years (that is, since present management took over) book value has grown from $19 to $55,824, a rate of 21.9% compounded annually.*

It’s per-share intrinsic value that counts, however, not book value. Here, the news is good: Between 1964 and 2004, Berkshire morphed from a struggling northern textile business whose intrinsic value was less than book into a diversified enterprise worth far more than book. Our 40-year gain in intrinsic value has therefore somewhat exceeded our 21.9% gain in book. (For an explanation of intrinsic value and the economic principles that guide Charlie Munger, my partner and Berkshire’s vice-chairman, and me in running Berkshire, please read our Owner’s Manual, beginning on page 73.)

Despite their shortcomings, yearly calculations of book value are useful at Berkshire as a slightly understated gauge for measuring the long-term rate of increase in our intrinsic value. The calculations are less relevant, however, than they once were in rating any single year’s performance versus the S&P 500 index (a comparison we display on the facing page). Our equity holdings (including convertible preferreds) have fallen considerably as a percentage of our net worth, from an average of 114% in the 1980s, for example, to less than 50% in recent years. Therefore, yearly movements in the stock market now affect a much smaller portion of our net worth than was once the case, a fact that will normally cause us to underperform in years when stocks rise substantially and overperform in years when they fall.

However the yearly comparisons work out, Berkshire’s long-term performance versus the S&P remains all-important. Our shareholders can buy the S&P through an index fund at very low cost. Unless we achieve gains in per-share intrinsic value in the future that outdo the S&P, Charlie and I will be adding nothing to what you can accomplish on your own.

Last year, Berkshire’s book-value gain of 10.5% fell short of the index’s 10.9% return. Our lackluster performance was not due to any stumbles by the CEOs of our operating businesses: As always, they pulled more than their share of the load. My message to them is simple: Run your business as if it were the only asset your family will own over the next hundred years. Almost invariably they do just that and, after taking care of the needs of their business, send excess cash to Omaha for me to deploy.

I didn’t do that job very well last year. My hope was to make several multi-billion dollar acquisitions that would add new and significant streams of earnings to the many we already have. But I struck out. Additionally, I found very few attractive securities to buy. Berkshire therefore ended the year with $43 billion of cash equivalents, not a happy position. Charlie and I will work to translate some of this hoard into more interesting assets during 2005, though we can’t promise success.

In one respect, 2004 was a remarkable year for the stock market, a fact buried in the maze of numbers on page 2. If you examine the 35 years since the 1960s ended, you will find that an investor’s return, including dividends, from owning the S&P has averaged 11.2% annually (well above what we expect future returns to be). But if you look for years with returns anywhere close to that 11.2% – say, between 8% and 14% – you will find only one before 2004. In other words, last year’s “normal” return is anything but.

*	All figures used in this report apply to Berkshire’s A shares, the successor to the only stock that the company had outstanding before 1996. The B shares have an economic interest equal to 1/30th that of the A.

Over the 35 years, American business has delivered terrific results. It should therefore have been easy for investors to earn juicy returns: All they had to do was piggyback Corporate America in a diversified, low-expense way. An index fund that they never touched would have done the job. Instead many investors have had experiences ranging from mediocre to disastrous.

There have been three primary causes: first, high costs, usually because investors traded excessively or spent far too much on investment management; second, portfolio decisions based on tips and fads rather than on thoughtful, quantified evaluation of businesses; and third, a start-and-stop approach to the market marked by untimely entries (after an advance has been long underway) and exits (after periods of stagnation or decline). Investors should remember that excitement and expenses are their enemies. And if they insist on trying to time their participation in equities, they should try to be fearful when others are greedy and greedy only when others are fearful.

Sector Results

As managers, Charlie and I want to give our owners the financial information and commentary we would wish to receive if our roles were reversed. To do this with both clarity and reasonable brevity becomes more difficult as Berkshire’s scope widens. Some of our businesses have vastly different economic characteristics from others, which means that our consolidated statements, with their jumble of figures, make useful analysis almost impossible.

On the following pages, therefore, we will present some balance sheet and earnings figures from our four major categories of businesses along with commentary about each. We particularly want you to understand the limited circumstances under which we will use debt, given that we typically shun it. We will not, however, inundate you with data that has no real value in estimating Berkshire’s intrinsic value. Doing so would tend to obfuscate the facts that count.

Regulated Utility Businesses

We have an 80.5% (fully diluted) interest in MidAmerican Energy Holdings, which owns a wide variety of utility operations. The largest of these are (1) Yorkshire Electricity and Northern Electric, whose 3.7 million electric customers make it the third largest distributor of electricity in the U.K.; (2) MidAmerican Energy, which serves 698,000 electric customers, primarily in Iowa; and (3) Kern River and Northern Natural pipelines, which carry 7.9% of the natural gas consumed in the U.S.

The remaining 19.5% of MidAmerican is owned by three partners of ours: Dave Sokol and Greg Abel, the brilliant managers of these businesses, and Walter Scott, a long-time friend of mine who introduced me to the company. Because MidAmerican is subject to the Public Utility Holding Company Act (“PUHCA”), Berkshire’s voting interest is limited to 9.9%. Voting control rests with Walter.

Our limited voting interest forces us to account for MidAmerican in an abbreviated manner. Instead of our fully incorporating the company’s assets, liabilities, revenues and expenses into Berkshire’s statements, we make one-line entries only in both our balance sheet and income account. It’s likely, though, that PUHCA will someday – perhaps soon – be repealed or that accounting rules will change. Berkshire’s consolidated figures would then incorporate all of MidAmerican, including the substantial debt it utilizes (though this debt is not now, nor will it ever be, an obligation of Berkshire).

At yearend, $1.478 billion of MidAmerican’s junior debt was payable to Berkshire. This debt has allowed acquisitions to be financed without our partners needing to increase their already substantial investments in MidAmerican. By charging 11% interest, Berkshire is compensated fairly for putting up the funds needed for purchases, while our partners are spared dilution of their equity interests. Because MidAmerican made no large acquisitions last year, it paid down $100 million of what it owes us.

MidAmerican also owns a significant non-utility business, HomeServices of America, the second largest real estate broker in the country. Unlike our utility operations, this business is highly cyclical, but nevertheless one we view enthusiastically. We have an exceptional manager, Ron Peltier, who through both his acquisition and operational skills is building a brokerage powerhouse.

HomeServices participated in $59.8 billion of transactions in 2004, a gain of $11.2 billion from 2003. About 24% of the increase came from six acquisitions made during the year. Through our 17 brokerage firms – all of which retain their local identities – we employ more than 18,000 brokers in 18 states. HomeServices is almost certain to grow substantially in the next decade as we continue to acquire leading localized operations.

Last year MidAmerican wrote off a major investment in a zinc recovery project that was initiated in 1998 and became operational in 2002. Large quantities of zinc are present in the brine produced by our California geothermal operations, and we believed we could profitably extract the metal. For many months, it appeared that commercially-viable recoveries were imminent. But in mining, just as in oil exploration, prospects have a way of “teasing” their developers, and every time one problem was solved, another popped up. In September, we threw in the towel.

Our failure here illustrates the importance of a guideline – stay with simple propositions – that we usually apply in investments as well as operations. If only one variable is key to a decision, and the variable has a 90% chance of going your way, the chance for a successful outcome is obviously 90%. But if ten independent variables need to break favorably for a successful result, and each has a 90% probability of success, the likelihood of having a winner is only 35%. In our zinc venture, we solved most of the problems. But one proved intractable, and that was one too many. Since a chain is no stronger than its weakest link, it makes sense to look for – if you’ll excuse an oxymoron – mono-linked chains.

A breakdown of MidAmerican’s results follows. In 2004, the “other” category includes a $72.2 million profit from sale of an Enron receivable that was thrown in when we purchased Northern Natural two years earlier. Walter, Dave and I, as natives of Omaha, view this unanticipated gain as war reparations – partial compensation for the loss our city suffered in 1986 when Ken Lay moved Northern to Houston, after promising to leave the company here. (For details, see Berkshire’s 2002 annual report.)

Here are some key figures on MidAmerican’s operations:

	Earnings (in $ millions)
	2004	2003
U.K. utilities	$326	$289
Iowa utility	268	269
Pipelines	288	261
HomeServices	130	113
Other (net)	172	190
Loss from zinc project	(579)	(46)

Earnings before corporate interest and taxes	605	1,076
Interest, other than to Berkshire	(212)	(225)
Interest on Berkshire junior debt	(170)	(184)
Income tax	(53)	(251)

Net earnings	$170	$416

Earnings applicable to Berkshire*	$237	$429
Debt owed to others	10,528	10,296
Debt owed to Berkshire	1,478	1,578

*	Includes interest earned by Berkshire (net of related income taxes) of $110 in 2004 and $118 in 2003.

Insurance

Since Berkshire purchased National Indemnity (“NICO”) in 1967, property-casualty insurance has been our core business and the propellant of our growth. Insurance has provided a fountain of funds with which we’ve acquired the securities and businesses that now give us an ever-widening variety of earnings streams. So in this section, I will be spending a little time telling you how we got where we are.

The source of our insurance funds is “float,” which is money that doesn’t belong to us but that we temporarily hold. Most of our float arises because (1) premiums are paid upfront though the service we provide – insurance protection – is delivered over a period that usually covers a year and; (2) loss events that occur today do not always result in our immediately paying claims, because it sometimes takes many years for losses to be reported (asbestos losses would be an example), negotiated and settled. The $20 million of float that came with our 1967 purchase has now increased – both by way of internal growth and acquisitions – to $46.1 billion.

Float is wonderful – if it doesn’t come at a high price. Its cost is determined by underwriting results, meaning how the expenses and losses we will ultimately pay compare with the premiums we have received. When an underwriting profit is achieved – as has been the case at Berkshire in about half of the 38 years we have been in the insurance business – float is better than free. In such years, we are actually paid for holding other people’s money. For most insurers, however, life has been far more difficult: In aggregate, the property-casualty industry almost invariably operates at an underwriting loss. When that loss is large, float becomes expensive, sometimes devastatingly so.

Insurers have generally earned poor returns for a simple reason: They sell a commodity-like product. Policy forms are standard, and the product is available from many suppliers, some of whom are mutual companies (“owned” by policyholders rather than stockholders) with profit goals that are limited. Moreover, most insureds don’t care from whom they buy. Customers by the millions say “I need some Gillette blades” or “I’ll have a Coke” but we wait in vain for “I’d like a National Indemnity policy, please.” Consequently, price competition in insurance is usually fierce. Think airline seats.

So, you may ask, how do Berkshire’s insurance operations overcome the dismal economics of the industry and achieve some measure of enduring competitive advantage? We’ve attacked that problem in several ways. Let’s look first at NICO’s strategy.

When we purchased the company – a specialist in commercial auto and general liability insurance – it did not appear to have any attributes that would overcome the industry’s chronic troubles. It was not well-known, had no informational advantage (the company has never had an actuary), was not a low-cost operator, and sold through general agents, a method many people thought outdated. Nevertheless, for almost all of the past 38 years, NICO has been a star performer. Indeed, had we not made this acquisition, Berkshire would be lucky to be worth half of what it is today.

What we’ve had going for us is a managerial mindset that most insurers find impossible to replicate. Take a look at the facing page. Can you imagine any public company embracing a business model that would lead to the decline in revenue that we experienced from 1986 through 1999? That colossal slide, it should be emphasized, did not occur because business was unobtainable. Many billions of premium dollars were readily available to NICO had we only been willing to cut prices. But we instead consistently priced to make a profit, not to match our most optimistic competitor. We never left customers – but they left us.

Most American businesses harbor an “institutional imperative” that rejects extended decreases in volume. What CEO wants to report to his shareholders that not only did business contract last year but that it will continue to drop? In insurance, the urge to keep writing business is also intensified because the consequences of foolishly-priced policies may not become apparent for some time. If an insurer is optimistic in its reserving, reported earnings will be overstated, and years may pass before true loss costs are revealed (a form of self-deception that nearly destroyed GEICO in the early 1970s).

Portrait of a Disciplined Underwriter

National Indemnity Company

Year	Written Premium (In $ millions)	0 No. of Employees at Year-End	Ratio of Operating Expenses to Written Premium	Underwriting Profit (Loss) as a Percentage of Premiums (Calculated as of year end 2004)*
1980	$79.6	372	32.3%	8.2%
1981	59.9	353	36.1%	(.8)%
1982	52.5	323	36.7%	(15.3)%
1983	58.2	308	35.6%	(18.7)%
1984	62.2	342	35.5%	(17.0)%
1985	160.7	380	28.0%	1.9%
1986	366.2	403	25.9%	30.7%
1987	232.3	368	29.5%	27.3%
1988	139.9	347	31.7%	24.8%
1989	98.4	320	35.9%	14.8%
1990	87.8	289	37.4%	7.0%
1991	88.3	284	35.7%	13.0%
1992	82.7	277	37.9%	5.2%
1993	86.8	279	36.1%	11.3%
1994	85.9	263	34.6%	4.6%
1995	78.0	258	36.6%	9.2%
1996	74.0	243	36.5%	6.8%
1997	65.3	240	40.4%	6.2%
1998	56.8	231	40.4%	9.4%
1999	54.5	222	41.2%	4.5%
2000	68.1	230	38.4%	2.9%
2001	161.3	254	28.8%	(11.6)%
2002	343.5	313	24.0%	16.8%
2003	594.5	337	22.2%	18.1%
2004	605.6	340	22.5%	5.1%

*	It takes a long time to learn the true profitability of any given year. First, many claims are received after the end of the year, and we must estimate how many of these there will be and what they will cost. (In insurance jargon, these claims are termed IBNR – incurred but not reported.) Second, claims often take years, or even decades, to settle, which means there can be many surprises along the way.

For these reasons, the results in this column simply represent our best estimate at the end of 2004 as to how we have done in prior years. Profit margins for the years through 1999 are probably close to correct because these years are “mature,” in the sense that they have few claims still outstanding. The more recent the year, the more guesswork is involved. In particular, the results shown for 2003 and 2004 are apt to change significantly.

Finally, there is a fear factor at work, in that a shrinking business usually leads to layoffs. To avoid pink slips, employees will rationalize inadequate pricing, telling themselves that poorly-priced business must be tolerated in order to keep the organization intact and the distribution system happy. If this course isn’t followed, these employees will argue, the company will not participate in the recovery that they invariably feel is just around the corner.

To combat employees’ natural tendency to save their own skins, we have always promised NICO’s workforce that no one will be fired because of declining volume, however severe the contraction. (This is not Donald Trump’s sort of place.) NICO is not labor-intensive, and, as the table suggests, can live with excess overhead. It can’t live, however, with underpriced business and the breakdown in underwriting discipline that accompanies it. An insurance organization that doesn’t care deeply about underwriting at a profit this year is unlikely to care next year either.

Naturally, a business that follows a no-layoff policy must be especially careful to avoid overstaffing when times are good. Thirty years ago Tom Murphy, then CEO of Cap Cities, drove this point home to me with a hypothetical tale about an employee who asked his boss for permission to hire an assistant. The employee assumed that adding $20,000 to the annual payroll would be inconsequential. But his boss told him the proposal should be evaluated as a $3 million decision, given that an additional person would probably cost at least that amount over his lifetime, factoring in raises, benefits and other expenses (more people, more toilet paper). And unless the company fell on very hard times, the employee added would be unlikely to be dismissed, however marginal his contribution to the business.

It takes real fortitude – embedded deep within a company’s culture – to operate as NICO does. Anyone examining the table can scan the years from 1986 to 1999 quickly. But living day after day with dwindling volume – while competitors are boasting of growth and reaping Wall Street’s applause – is an experience few managers can tolerate. NICO, however, has had four CEOs since its formation in 1940 and none have bent. (It should be noted that only one of the four graduated from college. Our experience tells us that extraordinary business ability is largely innate.)

The current managerial star – make that superstar – at NICO is Don Wurster (yes, he’s “the graduate”), who has been running things since 1989. His slugging percentage is right up there with Barry Bonds’ because, like Barry, Don will accept a walk rather than swing at a bad pitch. Don has now amassed $950 million of float at NICO that over time is almost certain to be proved the negative-cost kind. Because insurance prices are falling, Don’s volume will soon decline very significantly and, as it does, Charlie and I will applaud him ever more loudly.

* * * * * * * * * * * *

Another way to prosper in a commodity-type business is to be the low-cost operator. Among auto insurers operating on a broad scale, GEICO holds that cherished title. For NICO, as we have seen, an ebb-and-flow business model makes sense. But a company holding a low-cost advantage must pursue an unrelenting foot-to-the-floor strategy. And that’s just what we do at GEICO.

A century ago, when autos first appeared, the property-casualty industry operated as a cartel. The major companies, most of which were based in the Northeast, established “bureau” rates and that was it. No one cut prices to attract business. Instead, insurers competed for strong, well-regarded agents, a focus that produced high commissions for agents and high prices for consumers.

In 1922, State Farm was formed by George Mecherle, a farmer from Merna, Illinois, who aimed to take advantage of the pricing umbrella maintained by the high-cost giants of the industry. State Farm employed a “captive” agency force, a system keeping its acquisition costs lower than those incurred by the bureau insurers (whose “independent” agents successfully played off one company against another). With its low-cost structure, State Farm eventually captured about 25% of the personal lines (auto and homeowners) business, far outdistancing its once-mighty competitors. Allstate, formed in 1931, put a similar distribution system into place and soon became the runner-up in personal lines to State Farm. Capitalism had worked its magic, and these low-cost operations looked unstoppable.

But a man named Leo Goodwin had an idea for an even more efficient auto insurer and, with a skimpy $200,000, started GEICO in 1936. Goodwin’s plan was to eliminate the agent entirely and to deal instead directly with the auto owner. Why, he asked himself, should there be any unnecessary and expensive links in the distribution mechanism when the product, auto insurance, was both mandatory and costly. Purchasers of business insurance, he reasoned, might well require professional advice, but most consumers knew what they needed in an auto policy. That was a powerful insight.

Originally, GEICO mailed its low-cost message to a limited audience of government employees. Later, it widened its horizons and shifted its marketing emphasis to the phone, working inquiries that came from broadcast and print advertising. And today the Internet is coming on strong.

Between 1936 and 1975, GEICO grew from a standing start to a 4% market share, becoming the country’s fourth largest auto insurer. During most of this period, the company was superbly managed, achieving both excellent volume gains and high profits. It looked unstoppable. But after my friend and hero Lorimer Davidson retired as CEO in 1970, his successors soon made a huge mistake by under-reserving for losses. This produced faulty cost information, which in turn produced inadequate pricing. By 1976, GEICO was on the brink of failure.

Jack Byrne then joined GEICO as CEO and, almost single-handedly, saved the company by heroic efforts that included major price increases. Though GEICO’s survival required these, policyholders fled the company, and by 1980 its market share had fallen to 1.8%. Subsequently, the company embarked on some unwise diversification moves. This shift of emphasis away from its extraordinary core business stunted GEICO’s growth, and by 1993 its market share had grown only fractionally, to 1.9%. Then Tony Nicely took charge.

And what a difference that’s made: In 2005 GEICO will probably secure a 6% market share. Better yet, Tony has matched growth with profitability. Indeed, GEICO delivers all of its constituents major benefits: In 2004 its customers saved $1 billion or so compared to what they would otherwise have paid for coverage, its associates earned a $191 million profit-sharing bonus that averaged 24.3% of salary, and its owner – that’s us – enjoyed excellent financial returns.

There’s more good news. When Jack Byrne was rescuing the company in 1976, New Jersey refused to grant him the rates he needed to operate profitably. He therefore promptly – and properly – withdrew from the state. Subsequently, GEICO avoided both New Jersey and Massachusetts, recognizing them as two jurisdictions in which insurers were destined to struggle.

In 2003, however, New Jersey took a new look at its chronic auto-insurance problems and enacted legislation that would curb fraud and allow insurers a fair playing field. Even so, one might have expected the state’s bureaucracy to make change slow and difficult.

But just the opposite occurred. Holly Bakke, the New Jersey insurance commissioner, who would be a success in any line of work, was determined to turn the law’s intent into reality. With her staff’s cooperation, GEICO ironed out the details for re-entering the state and was licensed last August. Since then, we’ve received a response from New Jersey drivers that is multiples of my expectations.

We are now serving 140,000 policyholders – about 4% of the New Jersey market – and saving them substantial sums (as we do drivers everywhere). Word-of-mouth recommendations within the state are causing inquiries to pour in. And once we hear from a New Jersey prospect, our closure rate – the percentage of policies issued to inquiries received – is far higher in the state than it is nationally.

We make no claim, of course, that we can save everyone money. Some companies, using rating systems that are different from ours, will offer certain classes of drivers a lower rate than we do. But we believe GEICO offers the lowest price more often than any other national company that serves all segments of the public. In addition, in most states, including New Jersey, Berkshire shareholders receive an 8% discount. So gamble fifteen minutes of your time and go to GEICO.com – or call 800-847-7536 – to see whether you can save big money (which you might want to use, of course, to buy other Berkshire products).

* * * * * * * * * * * *

Reinsurance – insurance sold to other insurers who wish to lay off part of the risks they have assumed – should not be a commodity product. At bottom, any insurance policy is simply a promise, and as everyone knows, promises vary enormously in their quality.

At the primary insurance level, nevertheless, just who makes the promise is often of minor importance. In personal-lines insurance, for example, states levy assessments on solvent companies to pay the policyholders of companies that go broke. In the business-insurance field, the same arrangement applies to workers’ compensation policies. “Protected” policies of these types account for about 60% of the property-casualty industry’s volume. Prudently-run insurers are irritated by the need to subsidize poor or reckless management elsewhere, but that’s the way it is.

Other forms of business insurance at the primary level involve promises that carry greater risks for the insured. When Reliance Insurance and Home Insurance were run into the ground, for example, their promises proved to be worthless. Consequently, many holders of their business policies (other than those covering workers’ compensation) suffered painful losses.

The solvency risk in primary policies, however, pales in comparison to that lurking in reinsurance policies. When a reinsurer goes broke, staggering losses almost always strike the primary companies it has dealt with. This risk is far from minor: GEICO has suffered tens of millions in losses from its careless selection of reinsurers in the early 1980s.

Were a true mega-catastrophe to occur in the next decade or two – and that’s a real possibility – some reinsurers would not survive. The largest insured loss to date is the World Trade Center disaster, which cost the insurance industry an estimated $35 billion. Hurricane Andrew cost insurers about $15.5 billion in 1992 (though that loss would be far higher in today’s dollars). Both events rocked the insurance and reinsurance world. But a $100 billion event, or even a larger catastrophe, remains a possibility if either a particularly severe earthquake or hurricane hits just the wrong place. Four significant hurricanes struck Florida during 2004, causing an aggregate of $25 billion or so in insured losses. Two of these – Charley and Ivan – could have done at least three times the damage they did had they entered the U.S. not far from their actual landing points.

Many insurers regard a $100 billion industry loss as “unthinkable” and won’t even plan for it. But at Berkshire, we are fully prepared. Our share of the loss would probably be 3% to 5%, and earnings from our investments and other businesses would comfortably exceed that cost. When “the day after” arrives, Berkshire’s checks will clear.

Though the hurricanes hit us with a $1.25 billion loss, our reinsurance operations did well last year. At General Re, Joe Brandon has restored a long-admired culture of underwriting discipline that, for a time, had lost its way. The excellent results he realized in 2004 on current business, however, were offset by adverse developments from the years before he took the helm. At NICO’s reinsurance operation, Ajit Jain continues to successfully underwrite huge risks that no other reinsurer is willing or able to accept. Ajit’s value to Berkshire is enormous.

* * * * * * * * * * * *

Our insurance managers, maximizing the competitive strengths I’ve mentioned in this section, again delivered first-class underwriting results last year. As a consequence, our float was better than costless. Here’s the scorecard:

	(in $ millions)
	Underwriting Profit	Yearend Float
	2004	2004	2003
Insurance Operations
General Re	$3	$23,120	$23,654
B-H Reinsurance	417	15,278	13,948
GEICO	970	5,960	5,287
Other Primary*	161	1,736	1,331

Total	$1,551	$46,094	$44,220

*	Includes, in addition to National Indemnity, a variety of other exceptional insurance businesses, run by Rod Eldred, John Kizer, Tom Nerney and Don Towle.

Berkshire’s float increased $1.9 billion in 2004, even though a few insureds opted to commute (that is, unwind) certain reinsurance contracts. We agree to such commutations only when we believe the economics are favorable to us (after giving due weight to what we might earn in the future on the money we are returning).

To summarize, last year we were paid more than $1.5 billion to hold an average of about $45.2 billion. In 2005 pricing will be less attractive than it has been. Nevertheless, absent a mega-catastrophe, we have a decent chance of achieving no-cost float again this year.

Finance and Finance Products

Last year in this section we discussed a potpourri of activities. In this report, we’ll skip over several that are now of lesser importance: Berkadia is down to tag ends; Value Capital has added other investors, negating our expectation that we would need to consolidate its financials into ours; and the trading operation that I run continues to shrink.

•	Both of Berkshire’s leasing operations rebounded last year. At CORT (office furniture), earnings remain inadequate, but are trending upward. XTRA disposed of its container and intermodal businesses in order to concentrate on trailer leasing, long its strong suit. Overhead has been reduced, asset utilization is up and decent profits are now being achieved under Bill Franz, the company’s new CEO.

•	The wind-down of Gen Re Securities continues. We decided to exit this derivative operation three years ago, but getting out is easier said than done. Though derivative instruments are purported to be highly liquid – and though we have had the benefit of a benign market while liquidating ours – we still had 2,890 contracts outstanding at yearend, down from 23,218 at the peak. Like Hell, derivative trading is easy to enter but difficult to leave. (Other similarities come to mind as well.)

Gen Re’s derivative contracts have always been required to be marked to market, and I believe the company’s management conscientiously tried to make realistic “marks.” The market prices of derivatives, however, can be very fuzzy in a world in which settlement of a transaction is sometimes decades away and often involves multiple variables as well. In the interim the marks influence the managerial and trading bonuses that are paid annually. It’s small wonder that phantom profits are often recorded.

Investors should understand that in all types of financial institutions, rapid growth sometimes masks major underlying problems (and occasionally fraud). The real test of the earning power of a derivatives operation is what it achieves after operating for an extended period in a no-growth mode. You only learn who has been swimming naked when the tide goes out.

•	After 40 years, we’ve finally generated a little synergy at Berkshire: Clayton Homes is doing well and that’s in part due to its association with Berkshire. The manufactured home industry continues to reside in the intensive care unit of Corporate America, having sold less than 135,000 new homes last year, about the same as in 2003. Volume in these years was the lowest since 1962, and it was also only about 40% of annual sales during the years 1995-99. That era, characterized by irresponsible financing and naïve funders, was a fool’s paradise for the industry.

Because one major lender after another has fled the field, financing continues to bedevil manufacturers, retailers and purchasers of manufactured homes. Here Berkshire’s support has proven valuable to Clayton. We stand ready to fund whatever makes sense, and last year Clayton’s management found much that qualified.

As we explained in our 2003 report, we believe in using borrowed money to support profitable, interest-bearing receivables. At the beginning of last year, we had borrowed $2 billion to relend to Clayton (at a one percentage-point markup) and by January 2005 the total was $7.35 billion. Most of the dollars added were borrowed by us on January 4, 2005, to finance a seasoned portfolio that Clayton purchased on December 30, 2004 from a bank exiting the business.

We now have two additional portfolio purchases in the works, totaling about $1.6 billion, but it’s quite unlikely that we will secure others of any significance. Therefore, Clayton’s receivables (in which originations will roughly offset payoffs) will probably hover around $9 billion for some time and should deliver steady earnings. This pattern will be far different from that of the past, in which Clayton, like all major players in its industry, “securitized” its receivables, causing earnings to be front-ended. In the last two years, the securitization market has dried up. The limited funds available today come only at higher cost and with harsh terms. Had Clayton remained independent in this period, it would have had mediocre earnings as it struggled with financing.

In April, Clayton completed the acquisition of Oakwood Homes and is now the industry’s largest producer and retailer of manufactured homes. We love putting more assets in the hands of Kevin Clayton, the company’s CEO. He is a prototype Berkshire manager. Today, Clayton has 11,837 employees, up from 7,136 when we purchased it, and Charlie and I are pleased that Berkshire has been useful in facilitating this growth.

For simplicity’s sake, we include all of Clayton’s earnings in this sector, though a sizable portion of these are derived from areas other than consumer finance.

	(in $ millions)
	Pre-Tax Earnings			Interest-Bearing Liabilities
	2004	2003		2004		2003
Trading – ordinary income	$264	$355		$5,751		$7,826
Gen Re Securities	(44)	(99)		5,437	*	8,041	*
Life and annuity operation	(57)	85		2,467		2,331
Value Capital	30	31		N/A		N/A
Berkadia	1	101		—		525
Leasing operations	92	34		391		482
Manufactured housing finance (Clayton)	220	37	**	3,636		2,032
Other	78	75		N/A		N/A

Income before capital gains	584	619
Trading – capital gains	1,750	1,215

Total	$2,334	$1,834

*	Includes all liabilities
**	From date of acquisition, August 7, 2003

Manufacturing, Service and Retailing Operations

Our activities in this category cover the waterfront. But let’s look at a summary balance sheet and earnings statement consolidating the entire group.

Balance Sheet 12/31/04 (in $ millions)

Assets
Cash and equivalents	$899
Accounts and notes receivable	3,074
Inventory	3,842
Other current assets	254

Total current assets	8,069

Goodwill and other intangibles	8,362
Fixed assets	6,161
Other assets	1,044

$23,636

Liabilities and Equity
Notes payable	$1,143
Other current liabilities	4,685

Total current liabilities	5,828

Deferred taxes	248
Term debt and other liabilities	1,965
Equity	15,595

$23,636

Earnings Statement (in $ millions)

	2004	2003
Revenues	$44,142	$32,106
Operating expenses (including depreciation of $676 in 2004 and $605 in 2003)	41,604	29,885
Interest expense (net)	57	64

Pre-tax earnings	2,481	2,157
Income taxes	941	813

Net income	$1,540	$1,344

This eclectic group, which sells products ranging from Dilly Bars to fractional interests in Boeing 737s, earned a very respectable 21.7% on average tangible net worth last year, compared to 20.7% in 2003. It’s noteworthy that these operations used only minor financial leverage in achieving these returns. Clearly, we own some very good businesses. We purchased many of them, however, at substantial premiums to net worth – a matter that is reflected in the goodwill item shown on the balance sheet – and that fact reduces the earnings on our average carrying value to 9.9%.

Here are the pre-tax earnings for the larger categories or units.

	Pre-Tax Earnings
	(in $ millions)
	2004	2003
Building Products	$643	$559
Shaw Industries	466	436
Apparel & Footwear	325	289
Retailing of Jewelry, Home Furnishings and Candy	215	224
Flight Services	191	72
McLane	228	150	*
Other businesses	413	427

	$2,481	$2,157

*	From date of acquisition, May 23, 2003.

•	In the building-products sector and at Shaw, we’ve experienced staggering cost increases for both raw-materials and energy. By December, for example, steel costs at MiTek (whose primary business is connectors for roof trusses) were running 100% over a year earlier. And MiTek uses 665 million pounds of steel every year. Nevertheless, the company continues to be an outstanding performer. Since we purchased MiTek in 2001, Gene Toombs, its CEO, has made some brilliant “bolt-on” acquisitions and is on his way to creating a mini-Berkshire.

Shaw fielded a barrage of price increases in its main fiber materials during the year, a hit that added more than $300 million to its costs. (When you walk on carpet you are, in effect, stepping on processed oil.) Though we followed these hikes in costs with price increases of our own, there was an inevitable lag. Therefore, margins narrowed as the year progressed and remain under pressure today. Despite these roadblocks, Shaw, led by Bob Shaw and Julian Saul, earned an outstanding 25.6% on tangible equity in 2004. The company is a powerhouse and has a bright future.

•	In apparel, Fruit of the Loom increased unit sales by 10 million dozen, or 14%, with shipments of intimate apparel for women and girls growing by 31%. Charlie, who is far more knowledgeable than I am on this subject, assures me that women are not wearing more underwear. With this expert input, I can only conclude that our market share in the women’s category must be growing rapidly. Thanks to John Holland, Fruit is on the move.

A smaller operation, Garan, also had an excellent year. Led by Seymour Lichtenstein and Jerry Kamiel, this company manufactures the popular Garanimals line for children. Next time you are in a Wal-Mart, check out this imaginative product.

•	Among our retailers, Ben Bridge (jewelry) and R. C. Willey (home furnishings) were particular standouts last year.

At Ben Bridge same-store sales grew 11.4%, the best gain among the publicly-held jewelers whose reports I have seen. Additionally, the company’s profit margin widened. Last year was not a fluke: During the past decade, the same-store sales gains of the company have averaged 8.8%.

Ed and Jon Bridge are fourth-generation managers and run the business exactly as if it were their own – which it is in every respect except for Berkshire’s name on the stock certificates. The Bridges have expanded successfully by securing the right locations and, more importantly, by staffing these stores with enthusiastic and knowledgeable associates. We will move into Minneapolis-St. Paul this year.

At Utah-based R. C. Willey, the gains from expansion have been even more dramatic, with 41.9% of 2004 sales coming from out-of-state stores that didn’t exist before 1999. The company also improved its profit margin in 2004, propelled by its two new stores in Las Vegas.

I would like to tell you that these stores were my idea. In truth, I thought they were mistakes. I knew, of course, how brilliantly Bill Child had run the R. C. Willey operation in Utah, where its market share had long been huge. But I felt our closed-on-Sunday policy would prove disastrous away from home. Even our first out-of-state store in Boise, which was highly successful, left me unconvinced. I kept asking whether Las Vegas residents, conditioned to seven-day-a-week retailers, would adjust to us. Our first Las Vegas store, opened in 2001, answered this question in a resounding manner, immediately becoming our number one unit.

Bill and Scott Hymas, his successor as CEO, then proposed a second Las Vegas store, only about 20 minutes away. I felt this expansion would cannibalize the first unit, adding significant costs but only modest sales. The result? Each store is now doing about 26% more volume than any other store in the chain and is consistently showing large year-over-year gains.

R. C. Willey will soon open in Reno. Before making this commitment, Bill and Scott again asked for my advice. Initially, I was pretty puffed up about the fact that they were consulting me. But then it dawned on me that the opinion of someone who is always wrong has its own special utility to decision-makers.

•	Earnings improved in flight services. At FlightSafety, the world’s leader in pilot training, profits rose as corporate aviation rebounded and our business with regional airlines increased. We now operate 283 simulators with an original cost of $1.2 billion. Pilots are trained one at a time on this expensive equipment. This means that as much as $3.50 of capital investment is required to produce $1 of annual revenue. With this level of capital intensity, FlightSafety requires very high operating margins in order to obtain reasonable returns on capital, which means that utilization rates are all-important. Last year, FlightSafety’s return on tangible equity improved to 15.1% from 8.4% in 2003.

In another 2004 event, Al Ueltschi, who founded FlightSafety in 1951 with $10,000, turned over the CEO position to Bruce Whitman, a 43-year veteran at the company. (But Al’s not going anywhere; I won’t let him.) Bruce shares Al’s conviction that flying an aircraft is a privilege to be extended only to people who regularly receive the highest quality of training and are undeniably competent. A few years ago, Charlie was asked to intervene with Al on behalf of a tycoon friend whom FlightSafety had flunked. Al’s reply to Charlie: “Tell your pal he belongs in the back of the plane, not the cockpit.”

FlightSafety’s number one customer is NetJets, our aircraft fractional-ownership subsidiary. Its 2,100 pilots spend an average of 18 days a year in training. Additionally, these pilots fly only one aircraft type whereas many flight operations juggle pilots among several types. NetJets’ high standards on both fronts are two of the reasons I signed up with the company years before Berkshire bought it.

Fully as important in my decisions to both use and buy NetJets, however, was the fact that the company was managed by Rich Santulli, the creator of the fractional-ownership industry and a fanatic about safety and service. I viewed the selection of a flight provider as akin to picking a brain surgeon: you simply want the best. (Let someone else experiment with the low bidder.)

Last year NetJets again gained about 70% of the net new business (measured by dollar value) going to the four companies that dominate the industry. A portion of our growth came from the 25-hour card offered by Marquis Jet Partners. Marquis is not owned by NetJets, but is instead a customer that repackages the purchases it makes from us into smaller packages that it sells through its card. Marquis deals exclusively with NetJets, utilizing the power of our reputation in its marketing.

Our U.S. contracts, including Marquis customers, grew from 3,877 to 4,967 in 2004 (versus approximately 1,200 contracts when Berkshire bought NetJets in 1998). Some clients (including me) enter into multiple contracts because they wish to use more than one type of aircraft, selecting for any given trip whichever type best fits the mission at hand.

NetJets earned a modest amount in the U.S. last year. But what we earned domestically was largely offset by losses in Europe. We are now, however, generating real momentum abroad. Contracts (including 25-hour cards that we ourselves market in Europe) increased from 364 to 693 during the year. We will again have a very significant European loss in 2005, but domestic earnings will likely put us in the black overall.

Europe has been expensive for NetJets – far more expensive than I anticipated – but it is essential to building a flight operation that will forever be in a class by itself. Our U.S. owners already want a quality service wherever they travel and their wish for flight hours abroad is certain to grow dramatically in the decades ahead. Last year, U.S. owners made 2,003 flights in Europe, up 22% from the previous year and 137% from 2000. Just as important, our European owners made 1,067 flights in the U.S., up 65% from 2003 and 239% from 2000.

Investments

We show below our common stock investments. Those that had a market value of more than $600 million at the end of 2004 are itemized.

		12/31/04
Shares	Company	Percentage of Company Owned	Cost*	Market
			(in $ millions)
151,610,700	American Express Company	12.1	$1,470	$8,546
200,000,000	The Coca-Cola Company	8.3	1,299	8,328
96,000,000	The Gillette Company	9.7	600	4,299
14,350,600	H&R Block, Inc.	8.7	223	703
6,708,760	M&T Bank Corporation	5.8	103	723
24,000,000	Moody’s Corporation	16.2	499	2,084
2,338,961,000	PetroChina “H” shares (or equivalents)	1.3	488	1,249
1,727,765	The Washington Post Company	18.1	11	1,698
56,448,380	Wells Fargo & Company	3.3	463	3,508
1,724,200	White Mountains Insurance	16.0	369	1,114
	Others		3,531	5,465

	Total Common Stocks		$9,056	$37,717

*	This is our actual purchase price and also our tax basis; GAAP “cost” differs in a few cases because of write-ups or write-downs that have been required.

Some people may look at this table and view it as a list of stocks to be bought and sold based upon chart patterns, brokers’ opinions, or estimates of near-term earnings. Charlie and I ignore such distractions and instead view our holdings as fractional ownerships in businesses. This is an important distinction. Indeed, this thinking has been the cornerstone of my investment behavior since I was 19. At that time I read Ben Graham’s The Intelligent Investor, and the scales fell from my eyes. (Previously, I had been entranced by the stock market, but didn’t have a clue about how to invest.)

Let’s look at how the businesses of our “Big Four” – American Express, Coca-Cola, Gillette and Wells Fargo – have fared since we bought into these companies. As the table shows, we invested $3.83 billion in the four, by way of multiple transactions between May 1988 and October 2003. On a composite basis, our dollar-weighted purchase date is July 1992. By yearend 2004, therefore, we had held these “business interests,” on a weighted basis, about 12½ years.

In 2004, Berkshire’s share of the group’s earnings amounted to $1.2 billion. These earnings might legitimately be considered “normal.” True, they were swelled because Gillette and Wells Fargo omitted option costs in their presentation of earnings; but on the other hand they were reduced because Coke had a non-recurring write-off.

Our share of the earnings of these four companies has grown almost every year, and now amounts to about 31.3% of our cost. Their cash distributions to us have also grown consistently, totaling $434 million in 2004, or about 11.3% of cost. All in all, the Big Four have delivered us a satisfactory, though far from spectacular, business result.

That’s true as well of our experience in the market with the group. Since our original purchases, valuation gains have somewhat exceeded earnings growth because price/earnings ratios have increased. On a year-to-year basis, however, the business and market performances have often diverged, sometimes to an extraordinary degree. During The Great Bubble, market-value gains far outstripped the performance of the businesses. In the aftermath of the Bubble, the reverse was true.

Clearly, Berkshire’s results would have been far better if I had caught this swing of the pendulum. That may seem easy to do when one looks through an always-clean, rear-view mirror. Unfortunately, however, it’s the windshield through which investors must peer, and that glass is invariably fogged. Our huge positions add to the difficulty of our nimbly dancing in and out of holdings as valuations swing.

Nevertheless, I can properly be criticized for merely clucking about nose-bleed valuations during the Bubble rather than acting on my views. Though I said at the time that certain of the stocks we held were priced ahead of themselves, I underestimated just how severe the overvaluation was. I talked when I should have walked.

What Charlie and I would like is a little action now. We don’t enjoy sitting on $43 billion of cash equivalents that are earning paltry returns. Instead, we yearn to buy more fractional interests similar to those we now own or – better still – more large businesses outright. We will do either, however, only when purchases can be made at prices that offer us the prospect of a reasonable return on our investment.

* * * * * * * * * * * *

We’ve repeatedly emphasized that the “realized” gains that we report quarterly or annually are meaningless for analytical purposes. We have a huge amount of unrealized gains on our books, and our thinking about when, and if, to cash them depends not at all on a desire to report earnings at one specific time or another. A further complication in our reported gains occurs because GAAP requires that foreign exchange contracts be marked to market, a stipulation that causes unrealized gains or losses in these holdings to flow through our published earnings as if we had sold our positions.

Despite the problems enumerated, you may be interested in a breakdown of the gains we reported in 2003 and 2004. The data reflect actual sales except in the case of currency gains, which are a combination of sales and marks to market.

	Pre-Tax Gain (in $ millions)
Category	2004	2003
Common Stocks	$870	$448
U.S. Government Bonds	104	1,485
Junk Bonds	730	1,138
Foreign Exchange Contracts	1,839	825
Other	(47)	233

Total	$3,496	$4,129

The junk bond profits include a foreign exchange component. When we bought these bonds in 2001 and 2002, we focused first, of course, on the credit quality of the issuers, all of which were American corporations. Some of these companies, however, had issued bonds denominated in foreign currencies. Because of our views on the dollar, we favored these for purchase when they were available.

As an example, we bought €254 million of Level 3 bonds (10 ¾% of 2008) in 2001 at 51.7% of par, and sold these at 85% of par in December 2004. This issue was traded in Euros that cost us 88¢ at the time of purchase but that brought $1.29 when we sold. Thus, of our $163 million overall gain, about $85 million came from the market’s revised opinion about Level 3’s credit quality, with the remaining $78 million resulting from the appreciation of the Euro. (In addition, we received cash interest during our holding period that amounted to about 25% annually on our dollar cost.)

* * * * * * * * * * * *

The media continue to report that “Buffett buys” this or that stock. Statements like these are almost always based on filings Berkshire makes with the SEC and are therefore wrong. As I’ve said before, the stories should say “Berkshire buys.”

Portrait of a Disciplined Investor

Lou Simpson

Year	Return from GEICO Equities	S&P Return	Relative Results
1980	23.7%	32.3%	(8.6)%
1981	5.4%	(5.0)%	10.4%
1982	45.8%	21.4%	24.4%
1983	36.0%	22.4%	13.6%
1984	21.8%	6.1%	15.7%
1985	45.8%	31.6%	14.2%
1986	38.7%	18.6%	20.1%
1987	(10.0)%	5.1%	(15.1)%
1988	30.0%	16.6%	13.4%
1989	36.1%	31.7%	4.4%
1990	(9.9)%	(3.1)%	(6.8)%
1991	56.5%	30.5%	26.0%
1992	10.8%	7.6%	3.2%
1993	4.6%	10.1%	(5.5)%
1994	13.4%	1.3%	12.1%
1995	39.8%	37.6%	2.2%
1996	29.2%	23.0%	6.2%
1997	24.6%	33.4%	(8.8)%
1998	18.6%	28.6%	(10.0)%
1999	7.2%	21.0%	(13.8)%
2000	20.9%	(9.1)%	30.0%
2001	5.2%	(11.9)%	17.1%
2002	(8.1)%	(22.1)%	14.0%
2003	38.3%	28.7%	9.6%
2004	16.9%	10.9%	6.0%

Average Annual Gain 1980-2004	20.3%	13.5%	6.8%

Even then, it is typically not I who make the buying decisions. Lou Simpson manages about $2½ billion of equities that are held by GEICO, and it is his transactions that Berkshire is usually reporting. Customarily his purchases are in the $200-$300 million range and are in companies that are smaller than the ones I focus on. Take a look at the facing page to see why Lou is a cinch to be inducted into the investment Hall of Fame.

You may be surprised to learn that Lou does not necessarily inform me about what he is doing. When Charlie and I assign responsibility, we truly hand over the baton – and we give it to Lou just as we do to our operating managers. Therefore, I typically learn of Lou’s transactions about ten days after the end of each month. Sometimes, it should be added, I silently disagree with his decisions. But he’s usually right.

Foreign Currencies

Berkshire owned about $21.4 billion of foreign exchange contracts at yearend, spread among 12 currencies. As I mentioned last year, holdings of this kind are a decided change for us. Before March 2002, neither Berkshire nor I had ever traded in currencies. But the evidence grows that our trade policies will put unremitting pressure on the dollar for many years to come – so since 2002 we’ve heeded that warning in setting our investment course. (As W.C. Fields once said when asked for a handout: “Sorry, son, all my money’s tied up in currency.”)

Be clear on one point: In no way does our thinking about currencies rest on doubts about America. We live in an extraordinarily rich country, the product of a system that values market economics, the rule of law and equality of opportunity. Our economy is far and away the strongest in the world and will continue to be. We are lucky to live here.

But as I argued in a November 10, 2003 article in Fortune, (available at berkshirehathaway.com), our country’s trade practices are weighing down the dollar. The decline in its value has already been substantial, but is nevertheless likely to continue. Without policy changes, currency markets could even become disorderly and generate spillover effects, both political and financial. No one knows whether these problems will materialize. But such a scenario is a far-from-remote possibility that policymakers should be considering now. Their bent, however, is to lean toward not-so-benign neglect: A 318-page Congressional study of the consequences of unremitting trade deficits was published in November 2000 and has been gathering dust ever since. The study was ordered after the deficit hit a then-alarming $263 billion in 1999; by last year it had risen to $618 billion.

Charlie and I, it should be emphasized, believe that true trade – that is, the exchange of goods and services with other countries – is enormously beneficial for both us and them. Last year we had $1.15 trillion of such honest-to-God trade and the more of this, the better. But, as noted, our country also purchased an additional $618 billion in goods and services from the rest of the world that was unreciprocated. That is a staggering figure and one that has important consequences.

The balancing item to this one-way pseudo-trade – in economics there is always an offset – is a transfer of wealth from the U.S. to the rest of the world. The transfer may materialize in the form of IOUs our private or governmental institutions give to foreigners, or by way of their assuming ownership of our assets, such as stocks and real estate. In either case, Americans end up owning a reduced portion of our country while non-Americans own a greater part. This force-feeding of American wealth to the rest of the world is now proceeding at the rate of $1.8 billion daily, an increase of 20% since I wrote you last year. Consequently, other countries and their citizens now own a net of about $3 trillion of the U.S. A decade ago their net ownership was negligible.

The mention of trillions numbs most brains. A further source of confusion is that the current account deficit (the sum of three items, the most important by far being the trade deficit) and our national budget deficit are often lumped as “twins.” They are anything but. They have different causes and different consequences.

A budget deficit in no way reduces the portion of the national pie that goes to Americans. As long as other countries and their citizens have no net ownership of the U.S., 100% of our country’s output belongs to our citizens under any budget scenario, even one involving a huge deficit.

As a rich “family” awash in goods, Americans will argue through their legislators as to how government should redistribute the national output – that is who pays taxes and who receives governmental benefits. If “entitlement” promises from an earlier day have to be reexamined, “family members” will angrily debate among themselves as to who feels the pain. Maybe taxes will go up; maybe promises will be modified; maybe more internal debt will be issued. But when the fight is finished, all of the family’s huge pie remains available for its members, however it is divided. No slice must be sent abroad.

Large and persisting current account deficits produce an entirely different result. As time passes, and as claims against us grow, we own less and less of what we produce. In effect, the rest of the world enjoys an ever-growing royalty on American output. Here, we are like a family that consistently overspends its income. As time passes, the family finds that it is working more and more for the “finance company” and less for itself.

Should we continue to run current account deficits comparable to those now prevailing, the net ownership of the U.S. by other countries and their citizens a decade from now will amount to roughly $11 trillion. And, if foreign investors were to earn only 5% on that net holding, we would need to send a net of $.55 trillion of goods and services abroad every year merely to service the U.S. investments then held by foreigners. At that date, a decade out, our GDP would probably total about $18 trillion (assuming low inflation, which is far from a sure thing). Therefore, our U.S. “family” would then be delivering 3% of its annual output to the rest of the world simply as tribute for the overindulgences of the past. In this case, unlike that involving budget deficits, the sons would truly pay for the sins of their fathers.

This annual royalty paid the world – which would not disappear unless the U.S. massively underconsumed and began to run consistent and large trade surpluses – would undoubtedly produce significant political unrest in the U.S. Americans would still be living very well, indeed better than now because of the growth in our economy. But they would chafe at the idea of perpetually paying tribute to their creditors and owners abroad. A country that is now aspiring to an “Ownership Society” will not find happiness in – and I’ll use hyperbole here for emphasis – a “Sharecropper’s Society.” But that’s precisely where our trade policies, supported by Republicans and Democrats alike, are taking us.

Many prominent U.S. financial figures, both in and out of government, have stated that our current-account deficits cannot persist. For instance, the minutes of the Federal Reserve Open Market Committee of June 29-30, 2004 say: “The staff noted that outsized external deficits could not be sustained indefinitely.” But, despite the constant handwringing by luminaries, they offer no substantive suggestions to tame the burgeoning imbalance.

In the article I wrote for Fortune 16 months ago, I warned that “a gently declining dollar would not provide the answer.” And so far it hasn’t. Yet policymakers continue to hope for a “soft landing,” meanwhile counseling other countries to stimulate (read “inflate”) their economies and Americans to save more. In my view these admonitions miss the mark: There are deep-rooted structural problems that will cause America to continue to run a huge current-account deficit unless trade policies either change materially or the dollar declines by a degree that could prove unsettling to financial markets.

Proponents of the trade status quo are fond of quoting Adam Smith: “What is prudence in the conduct of every family can scarce be folly in that of a great kingdom. If a foreign country can supply us with a commodity cheaper than we ourselves can make it, better buy it of them with some part of the produce of our own industry, employed in a way in which we have some advantage.”

I agree. Note, however, that Mr. Smith’s statement refers to trade of product for product, not of wealth for product as our country is doing to the tune of $.6 trillion annually. Moreover, I am sure that he would never have suggested that “prudence” consisted of his “family” selling off part of its farm every day in order to finance its overconsumption. Yet that is just what the “great kingdom” called the United States is doing.

If the U.S. was running a $.6 trillion current-account surplus, commentators worldwide would violently condemn our policy, viewing it as an extreme form of “mercantilism” – a long-discredited economic strategy under which countries fostered exports, discouraged imports, and piled up treasure. I would condemn such a policy as well. But, in effect if not in intent, the rest of the world is practicing mercantilism in respect to the U.S., an act made possible by our vast store of assets and our pristine credit history. Indeed, the world would never let any other country use a credit card denominated in its own currency to the insatiable extent we are employing ours. Presently, most foreign investors are sanguine: they may view us as spending junkies, but they know we are rich junkies as well.

Our spendthrift behavior won’t, however, be tolerated indefinitely. And though it’s impossible to forecast just when and how the trade problem will be resolved, it’s improbable that the resolution will foster an increase in the value of our currency relative to that of our trading partners.

We hope the U.S. adopts policies that will quickly and substantially reduce the current-account deficit. True, a prompt solution would likely cause Berkshire to record losses on its foreign-exchange contracts. But Berkshire’s resources remain heavily concentrated in dollar-based assets, and both a strong dollar and a low-inflation environment are very much in our interest.

If you wish to keep abreast of trade and currency matters, read The Financial Times. This London-based paper has long been the leading source for daily international financial news and now has an excellent American edition. Both its reporting and commentary on trade are first-class.

* * * * * * * * * * * *

And, again, our usual caveat: macro-economics is a tough game in which few people, Charlie and I included, have demonstrated skill. We may well turn out to be wrong in our currency judgments. (Indeed, the fact that so many pundits now predict weakness for the dollar makes us uneasy.) If so, our mistake will be very public. The irony is that if we chose the opposite course, leaving all of Berkshire’s assets in dollars even as they declined significantly in value, no one would notice our mistake.

John Maynard Keynes said in his masterful The General Theory: “Worldly wisdom teaches that it is better for reputation to fail conventionally than to succeed unconventionally.” (Or, to put it in less elegant terms, lemmings as a class may be derided but never does an individual lemming get criticized.) From a reputational standpoint, Charlie and I run a clear risk with our foreign-exchange commitment. But we believe in managing Berkshire as if we owned 100% of it ourselves. And, were that the case, we would not be following a dollar-only policy.

Miscellaneous

•	Last year I told you about a group of University of Tennessee finance students who played a key role in our $1.7 billion acquisition of Clayton Homes. Earlier, they had been brought to Omaha by their professor, Al Auxier – he brings a class every year – to tour Nebraska Furniture Mart and Borsheim’s, eat at Gorat’s and have a Q&A session with me at Kiewit Plaza. These visitors, like those who come for our annual meeting, leave impressed by both the city and its friendly residents.

Other colleges and universities have now come calling. This school year we will have visiting classes, ranging in size from 30 to 100 students, from Chicago, Dartmouth (Tuck), Delaware State, Florida State, Indiana, Iowa, Iowa State, Maryland, Nebraska, Northwest Nazarene, Pennsylvania (Wharton), Stanford, Tennessee, Texas, Texas A&M, Toronto (Rotman), Union and Utah. Most of the students are MBA candidates, and I’ve been impressed by their quality. They are keenly interested in business and investments, but their questions indicate that they also have more on their minds than simply making money. I always feel good after meeting them.

At our sessions, I tell the newcomers the story of the Tennessee group and its spotting of Clayton Homes. I do this in the spirit of the farmer who enters his hen house with an ostrich egg and admonishes the flock: “I don’t like to complain, girls, but this is just a small sample of what the competition is doing.” To date, our new scouts have not brought us deals. But their mission in life has been made clear to them.

•	You should be aware of an accounting rule that mildly distorts our financial statements in a pain-today, gain-tomorrow manner. Berkshire purchases life insurance policies from individuals and corporations who would otherwise surrender them for cash. As the new holder of the policies, we pay any premiums that become due and ultimately – when the original holder dies – collect the face value of the policies.

The original policyholder is usually in good health when we purchase the policy. Still, the price we pay for it is always well above its cash surrender value (“CSV”). Sometimes the original policyholder has borrowed against the CSV to make premium payments. In that case, the remaining CSV will be tiny and our purchase price will be a large multiple of what the original policyholder would have received, had he cashed out by surrendering it.

Under accounting rules, we must immediately charge as a realized capital loss the excess over CSV that we pay upon purchasing the policy. We also must make additional charges each year for the amount by which the premium we pay to keep the policy in force exceeds the increase in CSV. But obviously, we don’t think these bookkeeping charges represent economic losses. If we did, we wouldn’t buy the policies.

During 2004, we recorded net “losses” from the purchase of policies (and from the premium payments required to maintain them) totaling $207 million, which was charged against realized investment gains in our earnings statement (included in “other” in the table on page 17). When the proceeds from these policies are received in the future, we will record as realized investment gain the excess over the then-CSV.

•	Two post-bubble governance reforms have been particularly useful at Berkshire, and I fault myself for not putting them in place many years ago. The first involves regular meetings of directors without the CEO present. I’ve sat on 19 boards, and on many occasions this process would have led to dubious plans being examined more thoroughly. In a few cases, CEO changes that were needed would also have been made more promptly. There is no downside to this process, and there are many possible benefits.

The second reform concerns the “whistleblower line,” an arrangement through which employees can send information to me and the board’s audit committee without fear of reprisal. Berkshire’s extreme decentralization makes this system particularly valuable both to me and the committee. (In a sprawling “city” of 180,000 – Berkshire’s current employee count – not every sparrow that falls will be noticed at headquarters.) Most of the complaints we have received are of “the guy next to me has bad breath” variety, but on occasion I have learned of important problems at our subsidiaries that I otherwise would have missed. The issues raised are usually not of a type discoverable by audit, but relate instead to personnel and business practices. Berkshire would be more valuable today if I had put in a whistleblower line decades ago.

•	Charlie and I love the idea of shareholders thinking and behaving like owners. Sometimes that requires them to be pro-active. And in this arena large institutional owners should lead the way.

So far, however, the moves made by institutions have been less than awe-inspiring. Usually, they’ve focused on minutiae and ignored the three questions that truly count. First, does the company have the right CEO? Second, is he/she overreaching in terms of compensation? Third, are proposed acquisitions more likely to create or destroy per-share value?

On such questions, the interests of the CEO may well differ from those of the shareholders. Directors, moreover, sometimes lack the knowledge or gumption to overrule the CEO. Therefore, it’s vital that large owners focus on these three questions and speak up when necessary.

Instead many simply follow a “checklist” approach to the issue du jour. Last year I was on the receiving end of a judgment reached in that manner. Several institutional shareholders and their advisors decided I lacked “independence” in my role as a director of Coca-Cola. One group wanted me removed from the board and another simply wanted me booted from the audit committee.

My first impulse was to secretly fund the group behind the second idea. Why anyone would wish to be on an audit committee is beyond me. But since directors must be assigned to one committee or another, and since no CEO wants me on his compensation committee, it’s often been my lot to get an audit committee assignment. As it turned out, the institutions that opposed me failed and I was re-elected to the audit job. (I fought off the urge to ask for a recount.)

Some institutions questioned my “independence” because, among other things, McLane and Dairy Queen buy lots of Coke products. (Do they want us to favor Pepsi?) But independence is defined in Webster’s as “not subject to control by others.” I’m puzzled how anyone could conclude that our Coke purchases would “control” my decision-making when the counterweight is the well-being of $8 billion of Coke stock held by Berkshire. Assuming I’m even marginally rational, elementary arithmetic should make it clear that my heart and mind belong to the owners of Coke, not to its management.

I can’t resist mentioning that Jesus understood the calibration of independence far more clearly than do the protesting institutions. In Matthew 6:21 He observed: “For where your treasure is, there will your heart be also.” Even to an institutional investor, $8 billion should qualify as “treasure” that dwarfs any profits Berkshire might earn on its routine transactions with Coke.

Measured by the biblical standard, the Berkshire board is a model: (a) every director is a member of a family owning at least $4 million of stock; (b) none of these shares were acquired from Berkshire via options or grants; (c) no directors receive committee, consulting or board fees from the company that are more than a tiny portion of their annual income; and (d) although we have a standard corporate indemnity arrangement, we carry no liability insurance for directors.

At Berkshire, board members travel the same road as shareholders.

* * * * * * * * * * * *

Charlie and I have seen much behavior confirming the Bible’s “treasure” point. In our view, based on our considerable boardroom experience, the least independent directors are likely to be those who receive an important fraction of their annual income from the fees they receive for board service (and who hope as well to be recommended for election to other boards and thereby to boost their income further). Yet these are the very board members most often classed as “independent.”

Most directors of this type are decent people and do a first-class job. But they wouldn’t be human if they weren’t tempted to thwart actions that would threaten their livelihood. Some may go on to succumb to such temptations.

Let’s look at an example based upon circumstantial evidence. I have first-hand knowledge of a recent acquisition proposal (not from Berkshire) that was favored by management, blessed by the company’s investment banker and slated to go forward at a price above the level at which the stock had sold for some years (or now sells for). In addition, a number of directors favored the transaction and wanted it proposed to shareholders.

Several of their brethren, however, each of whom received board and committee fees totaling about $100,000 annually, scuttled the proposal, which meant that shareholders never learned of this multi-billion offer. Non-management directors owned little stock except for shares they had received from the company. Their open-market purchases in recent years had meanwhile been nominal, even though the stock had sold far below the acquisition price proposed. In other words, these directors didn’t want the shareholders to be offered X even though they had consistently declined the opportunity to buy stock for their own account at a fraction of X.

I don’t know which directors opposed letting shareholders see the offer. But I do know that $100,000 is an important portion of the annual income of some of those deemed “independent,” clearly meeting the Matthew 6:21 definition of “treasure.” If the deal had gone through, these fees would have ended.

Neither the shareholders nor I will ever know what motivated the dissenters. Indeed they themselves will not likely know, given that self-interest inevitably blurs introspection. We do know one thing, though: At the same meeting at which the deal was rejected, the board voted itself a significant increase in directors’ fees.

•	While we are on the subject of self-interest, let’s turn again to the most important accounting mechanism still available to CEOs who wish to overstate earnings: the non-expensing of stock options. The accomplices in perpetuating this absurdity have been many members of Congress who have defied the arguments put forth by all Big Four auditors, all members of the Financial Accounting Standards Board and virtually all investment professionals.

I’m enclosing an op-ed piece I wrote for The Washington Post describing a truly breathtaking bill that was passed 312-111 by the House last summer. Thanks to Senator Richard Shelby, the Senate didn’t ratify the House’s foolishness. And, to his great credit, Bill Donaldson, the investor-minded Chairman of the SEC, has stood firm against massive political pressure, generated by the check-waving CEOs who first muscled Congress in 1993 about the issue of option accounting and then repeated the tactic last year.

Because the attempts to obfuscate the stock-option issue continue, it’s worth pointing out that no one – neither the FASB, nor investors generally, nor I – are talking about restricting the use of options in any way. Indeed, my successor at Berkshire may well receive much of his pay via options, albeit logically-structured ones in respect to 1) an appropriate strike price, 2) an escalation in price that reflects the retention of earnings, and 3) a ban on his quickly disposing of any shares purchased through options. We cheer arrangements that motivate managers, whether these be cash bonuses or options. And if a company is truly receiving value for the options it issues, we see no reason why recording their cost should cut down on their use.

The simple fact is that certain CEOs know their own compensation would be far more rationally determined if options were expensed. They also suspect that their stock would sell at a lower price if realistic accounting were employed, meaning that they would reap less in the market when they unloaded their personal holdings. To these CEOs such unpleasant prospects are a fate to be fought with all the resources they have at hand – even though the funds they use in that fight normally don’t belong to them, but are instead put up by their shareholders.

Option-expensing is scheduled to become mandatory on June 15th. You can therefore expect intensified efforts to stall or emasculate this rule between now and then. Let your Congressman and Senators know what you think on this issue.

The Annual Meeting

There are two changes this year concerning the annual meeting. First, we have scheduled the meeting for the last Saturday in April (the 30th), rather than the usual first Saturday in May. This year Mother’s Day falls on May 8, and it would be unfair to ask the employees of Borsheim’s and Gorat’s to take care of us at that special time – so we’ve moved everything up a week. Next year we’ll return to our regular timing, holding the meeting on May 6, 2006.

Additionally, we are changing the sequence of events on meeting day, April 30. Just as always, the doors will open at the Qwest Center at 7 a.m. and the movie will be shown at 8:30. At 9:30, however, we will go directly to the question and answer period, which (allowing for lunch at the Qwest’s stands) will last until 3:00. Then, after a short recess, Charlie and I will convene the annual meeting at 3:15.

We have made this change because a number of shareholders complained last year about the time consumed by two speakers who advocated proposals of limited interest to the majority of the audience – and who were no doubt relishing their chance to talk to a captive group of about 19,500. With our new procedure, those shareholders who wish to hear it all can stick around for the formal meeting and those who don’t can leave – or better yet shop.

There will be plenty of opportunity for that pastime in the vast exhibition hall that adjoins the meeting area. Kelly Muchemore, the Flo Ziegfeld of Berkshire, put on a magnificent shopping extravaganza last year, and she says that was just a warm-up for this year. (Kelly, I am delighted to report, is getting married in October. I’m giving her away and suggested that she make a little history by holding the wedding at the annual meeting. She balked, however, when Charlie insisted that he be the ringbearer.)

Again we will showcase a 2,100 square foot Clayton home (featuring Acme brick, Shaw carpet, Johns Manville insulation, MiTek fasteners, Carefree awnings and NFM furniture). Take a tour through the home. Better yet, buy it.

GEICO will have a booth staffed by a number of its top counselors from around the country, all of them ready to supply you with auto insurance quotes. In most cases, GEICO will be able to give you a special shareholder discount (usually 8%). This special offer is permitted by 45 of the 50 jurisdictions in which we operate. Bring the details of your existing insurance and check out whether we can save you money.

On Saturday, at the Omaha airport, we will have the usual array of aircraft from NetJets® available for your inspection. Stop by the NetJets booth at the Qwest to learn about viewing these planes. Come to Omaha by bus; leave in your new plane.

The Bookworm shop did a terrific business last year selling Berkshire-related books. Displaying 18 titles, they sold 2,920 copies for $61,000. Since we charge the shop no rent (I must be getting soft), it gives shareholders a 20% discount. This year I’ve asked The Bookworm to add Graham Allison’s Nuclear Terrorism: The Ultimate Preventable Catastrophe, a must-read for those concerned with the safety of our country. In addition, the shop will premiere Poor Charlie’s Almanack, a book compiled by Peter Kaufman. Scholars have for too long debated whether Charlie is the reincarnation of Ben Franklin. This book should settle the question.

An attachment to the proxy material that is enclosed with this report explains how you can obtain the credential you will need for admission to the meeting and other events. As for plane, hotel and car reservations, we have again signed up American Express (800-799-6634) to give you special help. They do a terrific job for us each year, and I thank them for it.

At Nebraska Furniture Mart, located on a 77-acre site on 72nd Street between Dodge and Pacific, we will again be having “Berkshire Weekend” pricing. We initiated this special event at NFM eight years ago, and sales during the “Weekend” grew from $5.3 million in 1997 to $25.1 million in 2004 (up 45% from a year earlier). Every year has set a new record, and on Saturday of last year, we had the largest single-day sales in NFM’s history – $6.1 million.

To get the discount, you must make your purchases between Thursday, April 28 and Monday, May 2 inclusive, and also present your meeting credential. The period’s special pricing will even apply to the products of several prestigious manufacturers that normally have ironclad rules against discounting but that, in the spirit of our shareholder weekend, have made an exception for you. We appreciate their cooperation. NFM is open from 10 a.m. to 9 p.m. Monday through Saturday, and 10 a.m. to 6 p.m. on Sunday. On Saturday this year, from 5:30 p.m. to 8 p.m. we are having a special affair for shareholders only. I’ll be there, eating barbeque and drinking Coke.

Borsheim’s – the largest jewelry store in the country except for Tiffany’s Manhattan store – will have two shareholder-only events. The first will be a cocktail reception from 6 p.m. to 10 p.m. on Friday, April 29. The second, the main gala, will be from 9 a.m. to 4 p.m. on Sunday, May 1. On Saturday, we will be open until 6 p.m.

We will have huge crowds at Borsheim’s throughout the weekend. For your convenience, therefore, shareholder prices will be available from Monday, April 25 through Saturday, May 7. During that period, just identify yourself as a shareholder through your meeting credentials or a brokerage statement.

Borsheim’s operates on a gross margin that is fully twenty percentage points below that of its major rivals, even before the shareholders’ discount. Last year, business over the weekend increased 73% from 2003, setting a record that will be tough to beat. Show me it can be done.

In a tent outside of Borsheim’s, Patrick Wolff, twice U.S. chess champion, will take on all comers in groups of six – blindfolded. Additionally, we will have Bob Hamman and Sharon Osberg, two of the world’s top bridge experts, available to play with our shareholders on Sunday afternoon. They plan to keep their eyes open – but Bob never sorts his cards, even when playing for a national championship.

Gorat’s – my favorite steakhouse – will again be open exclusively for Berkshire shareholders on Sunday, May 1, and will be serving from 4 p.m. until 10 p.m. Please remember that to come to Gorat’s on that day, you must have a reservation. To make one, call 402-551-3733 on April 1 (but not before). If Sunday is sold out, try Gorat’s on one of the other evenings you will be in town. Enhance your reputation as an epicure by ordering, as I do, a rare T-bone with a double helping of hash browns.

We will again have a special reception from 4:00 to 5:30 on Saturday afternoon for shareholders who have come from outside of North America. Every year our meeting draws many people from around the globe, and Charlie and I want to be sure we personally greet those who have come so far. Last year we enjoyed meeting more than 400 of you including at least 100 from Australia. Any shareholder who comes from other than the U.S. or Canada will be given a special credential and instructions for attending this function.

* * * * * * * * * * * *

Charlie and I are lucky. We have jobs that we love and are helped every day in a myriad of ways by talented and cheerful associates. No wonder we tap-dance to work. But nothing is more fun for us than getting together with our shareholder-partners at Berkshire’s annual meeting. So join us on April 30th at the Qwest for our annual Woodstock for Capitalists.

February 28, 2005	Warren E. Buffett
Chairman of the Board

BERKSHIRE HATHAWAY INC.

and Subsidiaries

Selected Financial Data for the Past Five Years

(dollars in millions except per share data)

	2004	2003	2002	2001	2000
Revenues:
Insurance premiums earned	$21,085	$21,493	$19,182	$17,905	$19,343
Sales and service revenues	43,222	32,098	16,958	14,507	7,000
Interest, dividend and other investment income	2,816	3,098	2,943	2,765	2,685
Interest and other revenues of finance and financial products businesses	3,763	3,041	2,234	1,928	1,322
Investment gains (1)	3,496	4,129	918	1,488	4,499

Total revenues	$74,382	$63,859	$42,235	$38,593	$34,849

Earnings:
Net earnings (1) (2) (3)	$7,308	$8,151	$4,286	$795	$3,328

Net earnings per share (3)	$4,753	$5,309	$2,795	$521	$2,185

Year-end data:
Total assets	$188,874	$180,559	$169,544	$162,752	$135,792
Notes payable and other borrowings Of insurance and other non-finance businesses	3,450	4,182	4,775	3,455	2,611
Notes payable and other borrowings of finance businesses	5,387	4,937	4,513	9,049	2,168
Shareholders’ equity	85,900	77,596	64,037	57,950	61,724
Class A equivalent common shares outstanding, in thousands	1,539	1,537	1,535	1,528	1,526
Shareholders’ equity per outstanding Class A equivalent common share	$55,824	$50,498	$41,727	$37,920	$40,442

(1)	The amount of investment gains and losses for any given period has no predictive value, and variations in amount from period to period have no practical analytical value, particularly in view of the unrealized appreciation now existing in Berkshire’s consolidated investment portfolio. After-tax investment gains were $2,259 million in 2004, $2,729 million in 2003, $566 million in 2002, $923 million in 2001 and $2,746 million in 2000.
(2)	Net earnings for the year ending December 31, 2001 includes pre-tax underwriting losses of $2.4 billion in connection with the September 11th terrorist attack. Such loss reduced net earnings by approximately $1.5 billion and earnings per share by $982.
(3)	Effective January 1, 2002, Berkshire adopted Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 142 changed the accounting for goodwill from a model that required amortization of goodwill, supplemented by impairment tests, to an accounting model that is based solely upon impairment tests.

A reconciliation of Berkshire’s Consolidated Statements of Earnings for each of the five years ending December 31, 2004 from amounts reported to amounts exclusive of goodwill amortization is shown below. Goodwill amortization for the years ending December 31, 2001 and 2000 includes $78 million and $65 million, respectively, related to Berkshire’s equity method investment in MidAmerican Energy Holdings Company.

	2004	2003	2002	2001	2000
Net earnings as reported	$7,308	$8,151	$4,286	$795	$3,328
Goodwill amortization, after tax	—	—	—	636	548

Net earnings as adjusted	$7,308	$8,151	$4,286	$1,431	$3,876

Earnings per Class A equivalent common share:
As reported	$4,753	$5,309	$2,795	$521	$2,185
Goodwill amortization	—	—	—	416	360

Earnings per share as adjusted	$4,753	$5,309	$2,795	$937	$2,545

BERKSHIRE HATHAWAY INC.

ACQUISITION CRITERIA

We are eager to hear from principals or their representatives about businesses that meet all of the following criteria:

(1)	Large purchases (at least $75 million of pre-tax earnings unless the business will fit into one of our existing units),

(2)	Demonstrated consistent earning power (future projections are of no interest to us, nor are “turnaround” situations),

(3)	Businesses earning good returns on equity while employing little or no debt,

(4)	Management in place (we can’t supply it),

(5)	Simple businesses (if there’s lots of technology, we won’t understand it),

(6)	An offering price (we don’t want to waste our time or that of the seller by talking, even preliminarily, about a transaction when price is unknown).

The larger the company, the greater will be our interest: We would like to make an acquisition in the $5-20 billion range. We are not interested, however, in receiving suggestions about purchases we might make in the general stock market.

We will not engage in unfriendly takeovers. We can promise complete confidentiality and a very fast answer — customarily within five minutes — as to whether we’re interested. We prefer to buy for cash, but will consider issuing stock when we receive as much in intrinsic business value as we give. We don’t participate in auctions.

Charlie and I frequently get approached about acquisitions that don’t come close to meeting our tests: We’ve found that if you advertise an interest in buying collies, a lot of people will call hoping to sell you their cocker spaniels. A line from a country song expresses our feeling about new ventures, turnarounds, or auction-like sales: “When the phone don’t ring, you’ll know it’s me.”

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Berkshire Hathaway Inc.

We have audited the accompanying consolidated balance sheets of Berkshire Hathaway Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of earnings, cash flows and changes in shareholders’ equity and comprehensive income for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Berkshire Hathaway Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 3, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

DELOITTE & TOUCHE LLP

Omaha, Nebraska

March 3, 2005

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(dollars in millions except per share amounts)

	December 31,
	2004	2003
ASSETS
Insurance and Other:
Cash and cash equivalents	$40,020	$31,262
Investments:
Fixed maturity securities	22,846	26,116
Equity securities	37,717	35,287
Other	2,346	2,924
Receivables	11,291	12,314
Inventories	3,842	3,656
Property, plant and equipment	6,516	6,260
Goodwill of acquired businesses	23,012	22,948
Deferred charges reinsurance assumed	2,727	3,087
Other	4,508	4,468

	154,825	148,322

	3,967	3,899

Finance and Financial Products:
Cash and cash equivalents	3,407	4,695
Investments in fixed maturity securities	8,459	9,803
Trading account assets	4,234	4,519
Funds provided as collateral	1,649	1,065
Loans and finance receivables	9,175	4,951
Other	3,158	3,305

	30,082	28,338

	$188,874	$180,559

LIABILITIES AND SHAREHOLDERS’ EQUITY
Insurance and Other:
Losses and loss adjustment expenses
Unearned premiums
Life and health insurance benefits
Other policyholder liabilities
Accounts payable, accruals and other liabilities	7,500	6,871
Income taxes, principally deferred	12,247	10,994
Notes payable and other borrowings	3,450	4,182

	81,808	80,255

Finance and Financial Products:
Securities sold under agreements to repurchase	5,773	7,931
Trading account liabilities	4,794	5,445
Funds held as collateral	1,619	1,121
Notes payable and other borrowings	5,387	4,937
Other	2,835	2,529

	102,216	102,218

Minority shareholders’ interests	758	745

Shareholders’ equity:
Common stock - Class A, $5 par value and Class B, $0.1667 par value	8	8
Capital in excess of par value	26,268	26,151
Accumulated other comprehensive income	20,435	19,556
Retained earnings	39,189	31,881

Total shareholders’ equity	85,900	77,596

	$188,874	$180,559

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in millions except per share amounts)

	Year Ended December 31,
	2004	2003	2002
Revenues:
Insurance and Other:
Insurance premiums earned
Sales and service revenues
Interest, dividend and other investment income	2,816	3,098	2,943
Investment gains	1,746	2,914	340

	68,869	59,603	39,423

Finance and Financial Products:
Interest income		1,093
Investment gains		1,215
Other	2,561	1,948	737

	5,513	4,256	2,812

	74,382	63,859	42,235

Costs and expenses:
Insurance and Other:
Insurance losses and loss adjustment expenses
Insurance underwriting expenses	4,711	4,848	4,324
Cost of sales and services	35,882	25,737	11,971
Selling, general and administrative expenses	4,989	4,228	3,033
Interest expense	137	153	192

	60,542	49,893	34,776

Finance and Financial Products:
Interest expense	584	319	533
Other	2,557	2,056	926

	3,141	2,375	1,459

	63,683	52,268	36,235

Earnings before income taxes and equity in earnings of MidAmerican Energy Holdings Company	10,699	11,591	6,000
Equity in earnings of MidAmerican Energy Holdings Company	237	429	359

Earnings before income taxes and minority interests		12,020
Income taxes	3,569	3,805	2,059
Minority shareholders’ interests	59	64	14

Net earnings	$7,308	$8,151	$4,286

Average common shares outstanding *	1,537,716	1,535,405	1,533,294
Net earnings per common share *	$4,753	$5,309	$2,795

*	Average shares outstanding include average Class A common shares and average Class B common shares determined on an equivalent Class A common stock basis. Net earnings per common share shown above represents net earnings per equivalent Class A common share. Net earnings per Class B common share is equal to one-thirtieth (1/30) of such amount or $158 per share for 2004, $177 per share for 2003 and $93 per share for 2002.

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net earnings	$7,308	$8,151	$4,286
Adjustments to reconcile net earnings to operating cash flows:
Investment gains, securities and other investments	(1,636)	(3,304)	(621)
Depreciation	911	829	679
Changes in operating assets and liabilities before business acquisitions:
Losses and loss adjustment expenses	(383)	397	3,209
Deferred charges reinsurance assumed	360	292	(147)
Unearned premiums	(52)	(585)	1,880
Receivables and certain originated loans	102	1,714	(896)
Trading account assets and liabilities	(367)	530	2,191
Collateral held and provided	(86)	(273)	218
Annuity liabilities	131	730	(24)
Income taxes	860	505	195
Other assets and liabilities	257	(548)	165

Net cash flows from operating activities	7,405	8,438	11,135

Cash flows from investing activities:
Purchases of securities with fixed maturities	(5,924)	(9,924)	(16,288)
Purchases of equity securities	(2,032)	(1,842)	(1,756)
Proceeds from sales of securities with fixed maturities	4,560	17,165	9,108
Proceeds from redemptions and maturities of securities with fixed maturities	5,637	9,847	6,740
Proceeds from sales of equity securities	2,610	3,159	1,340
Finance loans and other investments purchased	(6,314)	(2,641)	(2,281)
Principal collections on finance loans and other investments	2,736	4,140	5,226
Acquisitions of businesses, net of cash acquired	(414)	(3,213)	(2,620)
Additions of property, plant and equipment	(1,201)	(1,002)	(928)
Other	563	243	148

Net cash flows from investing activities	221	15,932	(1,311)

Cash flows from financing activities:
Proceeds from borrowings of finance businesses	1,668	2,479	211
Proceeds from other borrowings	339	822	1,472
Repayments of borrowings of finance businesses	(1,267)	(2,260)	(3,802)
Repayments of other borrowings	(674)	(783)	(774)
Changes in short term borrowings of finance businesses	13	(63)	(1,207)
Changes in other short term borrowings	(401)	(642)	380
Other	166	(714)	146

Net cash flows from financing activities	(156)	(1,161)	(3,574)

Increase in cash and cash equivalents	7,470	23,209	6,250
Cash and cash equivalents at beginning of year	35,957	12,748	6,498

Cash and cash equivalents at end of year *	$43,427	$35,957	$12,748

* Cash and cash equivalents at end of year are comprised of the following:
Insurance and Other	$40,020	$31,262	$10,283
Finance and Financial Products	3,407	4,695	2,465

	$43,427	$35,957	$12,748

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

(dollars in millions)

	Year Ended December 31,
	2004	2003	2002
Class A & B Common Stock
Balance at beginning and end of year	$8	$8	$8

Capital in Excess of Par Value
Balance at beginning of year	$26,151	$26,028	$25,607
Common stock issued in connection with business acquisitions	—	—	324
Exercise of stock options issued in connection with business acquisitions and SQUARZ warrant premiums	117	123	97

Balance at end of year	$26,268	$26,151	$26,028

Retained Earnings
Balance at beginning of year	$31,881	$23,730	$19,444
Net earnings	7,308	8,151	4,286

Balance at end of year	$39,189	$31,881	$23,730

Accumulated Other Comprehensive Income
Unrealized appreciation of investments	$2,599	$10,842	$2,860
Applicable income taxes	(905)	(3,802)	(1,029)
Reclassification adjustment for appreciation included in net earnings	(1,569)	(2,922)	(638)
Applicable income taxes	549	1,023	223
Foreign currency translation adjustments	140	267	272
Applicable income taxes	134	(127)	(65)
Minimum pension liability adjustment	(38)	1	(279)
Applicable income taxes	3	(3)	29
Other	(34)	6	7

Other comprehensive income	879	5,285	1,380
Accumulated other comprehensive income at beginning of year	19,556	14,271	12,891

Accumulated other comprehensive income at end of year	$20,435	$19,556	$14,271

Comprehensive Income
Net earnings	$7,308	$8,151	$4,286
Other comprehensive income	879	5,285	1,380

Total comprehensive income	$8,187	$13,436	$5,666

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(1)	Significant accounting policies and practices

(a)	Nature of operations and basis of consolidation

Berkshire Hathaway Inc. (“Berkshire” or “Company”) is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these are property and casualty insurance businesses conducted on both a primary and reinsurance basis. Further information regarding these businesses and Berkshire’s other reportable business segments is contained in Note 21. Berkshire consummated a number of business acquisitions over the past three years which are discussed in Note 2.

The accompanying Consolidated Financial Statements include the accounts of Berkshire consolidated with the accounts of all of its subsidiaries and affiliates in which Berkshire holds a controlling financial interest as of the financial statement date. Normally control reflects ownership of a majority of the voting interests. Other factors considered in determining whether control is held include whether Berkshire provides significant financial support as a result of its authority to purchase or sell assets or make other operating decisions that significantly affect the entity’s results of operations and whether Berkshire bears a majority of the financial risks.

Intercompany accounts and transactions have been eliminated. Certain amounts in 2003 and 2002 have been reclassified to conform with the current year presentation.

(b)	Use of estimates in preparation of financial statements

The preparation of the Consolidated Financial Statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. In particular, estimates of unpaid losses and loss adjustment expenses and related recoverables under reinsurance for property and casualty insurance are subject to considerable estimation error due to the inherent uncertainty in projecting ultimate claim amounts that will be reported and settled over a period of many years. In addition, estimates and assumptions associated with the amortization of deferred charges reinsurance assumed, the determination of fair value of certain invested assets and related impairments, and the determination of goodwill impairments require considerable judgment by management. Actual results may differ from the estimates and assumptions used in preparing the Consolidated Financial Statements.

(c)	Cash equivalents

Cash equivalents consist of funds invested in U.S. Treasury Bills, money market accounts, and in other investments with a maturity of three months or less when purchased.

(d)	Investments

Berkshire’s management determines the appropriate classifications of investments in fixed maturity securities and equity securities at the time of acquisition and re-evaluates the classifications at each balance sheet date. Berkshire’s investments in fixed maturity and equity securities are primarily classified as available-for-sale, except for certain securities held by finance businesses which are classified as held-to-maturity.

Held-to-maturity investments are carried at amortized cost, reflecting Berkshire’s intent and ability to hold the securities to maturity. Available-for-sale securities are stated at fair value with net unrealized gains or losses reported as a component of accumulated other comprehensive income.

Investment gains and losses arise when investments are sold (as determined on a specific identification basis) or are other-than-temporarily impaired and are included in the Consolidated Statements of Earnings. If in management’s judgment, a decline in the value of an investment below cost is other-than-temporary, the cost of the investment is written down to fair value with a corresponding charge to earnings. Factors considered in determining whether an impairment exists include: the financial condition, business prospects and creditworthiness of the issuer, the length of time that the asset’s fair value has been less than cost, and Berkshire’s ability and intent to hold such investment until the fair value recovers.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(d)	Investments (Continued)

Berkshire utilizes the equity method of accounting with respect to investments where it exercises significant influence, but not control, over the policies of the investee. A voting interest of at least 20% and no greater than 50% is normally a prerequisite for utilizing the equity method. However Berkshire may apply the equity method with less than 20% voting interests based upon the facts and circumstances including representation on the Board of Directors, contractual veto or approval rights, participation in policy making processes and the existence or absence of other significant owners. Berkshire applies the equity method to investments in common stock and other investments when such other investments possess substantially identical subordinated interests to common stock.

In applying the equity method, investments are recorded at cost and subsequently increased or decreased by the proportionate share of net earnings or losses of the investee. Berkshire also records its proportionate share of other comprehensive income items of the investee as a component of its comprehensive income. Dividends or other equity distributions are recorded as a reduction of the investment. In the event that net losses of the investee have reduced the equity method investment to zero, additional net losses may be recorded if additional investments in the investee are at-risk, even if Berkshire has not committed to provide financial support to the investee. Berkshire bases such additional equity method loss amounts, if any, on the change in its claim on the investee’s book value.

(e)	Loans and finance receivables

Loans and finance receivables consist of commercial and consumer loans originated or purchased by Berkshire’s finance and financial products businesses. Loans and finance receivables are not held for sale and are stated at amortized cost less allowances for uncollectible accounts. Berkshire has the ability and intent to hold such loans and receivables to maturity. Amortized cost represents acquisition cost, plus or minus origination and commitment costs paid or fees received which together with acquisition premiums or discounts are required to be deferred and amortized as yield adjustments over the life of the loan.

(f)	Derivatives

Derivative instruments include interest rate, currency and credit swaps and options, interest rate caps and floors and futures and forward contracts.

Berkshire carries derivative contracts at estimated fair value. Derivatives are classified as trading account assets or trading account liabilities in the accompanying Consolidated Balance Sheets and reflect reductions permitted under master netting agreements with counterparties. The fair values of these instruments represent the present value of expected future cash flows under the contracts, which are a function of underlying interest rates, currency rates, security values, related volatility, the creditworthiness of counterparties and duration of the contracts. Future changes in these factors or a combination thereof may affect the fair value of these instruments. With minor exception, derivative contracts are not designated as hedges for accounting purposes. Changes in the fair value of such contracts are included in the Consolidated Statements of Earnings.

Cash collateral received from or paid to counterparties to secure trading account assets or liabilities is included in liabilities or assets of finance and financial products businesses in the Consolidated Balance Sheets. Securities received from counterparties as collateral are not recorded as assets and securities delivered to counterparties as collateral continue to be reflected as assets in the Consolidated Balance Sheets.

(g)	Securities sold under agreements to repurchase

Securities sold under agreements to repurchase are accounted for as collateralized borrowings and are recorded at the contractual repurchase amounts.

(h)	Inventories

Inventories are stated at the lower of cost or market. Cost with respect to manufactured goods includes raw materials, direct and indirect labor and factory overhead. As of December 31, 2004, approximately 61% of the total inventory cost was determined using the last-in-first-out (“LIFO”) method, 29% using the first-in-first-out (“FIFO”) method, with the remainder using the specific identification method. With respect to inventories carried at LIFO cost, the aggregate difference in value between LIFO cost and cost determined under FIFO methods was $115 million and $23 million as of December 31, 2004 and December 31, 2003, respectively.

(1)	Significant accounting policies and practices (Continued)

(i)	Property, plant and equipment

Property, plant and equipment is recorded at cost. Depreciation is provided principally on the straight-line method over estimated useful lives as follows: aircraft, simulators, training equipment and spare parts, 4 to 20 years; buildings and improvements, 10 to 40 years; machinery, equipment, furniture and fixtures, 3 to 20 years. Leasehold improvements are amortized over the life of the lease or the life of the improvement, whichever is shorter. Interest is capitalized as an integral component of cost during the construction period of simulators and facilities and is amortized over the life of the related assets.

(j)	Goodwill of acquired businesses

Goodwill of acquired businesses represents the difference between purchase cost and the fair value of net assets of acquisitions accounted for under the purchase method. Prior to 2002, goodwill from each acquisition was generally amortized as a charge to earnings over periods not exceeding 40 years, and was reviewed for impairment if conditions were identified that indicated possible impairment.

Effective January 1, 2002, Berkshire adopted Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 142 eliminated the periodic amortization of goodwill in favor of an accounting model that is based solely upon impairment tests. Goodwill is reviewed for impairment using a variety of methods at least annually, and impairments, if any, are charged to earnings. Annual impairment tests are performed in the fourth quarter.

(k)	Revenue recognition

Insurance premiums for prospective property/casualty insurance and reinsurance and health reinsurance policies are earned in proportion to the level of insurance protection provided. In most cases, premiums are recognized as revenues ratably over the term of the contract with unearned premiums computed on a monthly or daily pro rata basis. Premium adjustments on contracts and audit premiums are based on estimates made over the contract period. Premiums for retroactive reinsurance policies are earned at the inception of the contracts. Premiums for life reinsurance contracts are earned when due. Premiums earned are stated net of amounts ceded to reinsurers. Premiums are estimated with respect to certain reinsurance contracts where premiums are based upon reports from ceding companies that are contractually reported after the balance sheet date.

Revenues from product sales are recognized upon passage of title to the customer, which generally coincides with customer pickup, product shipment, delivery or acceptance, depending on terms of the sales arrangement. Service revenues are recognized as the services are performed. Services provided pursuant to a contract are either recognized over the contract period, or upon completion of the elements specified in the contract, depending on the terms of the contract.

(l)	Losses and loss adjustment expenses

Liabilities for unpaid losses and loss adjustment expenses represent estimated claim and claim settlement costs of property/casualty insurance and reinsurance contracts with respect to losses that have occurred as of the balance sheet date. The liabilities for losses and loss adjustment expenses are recorded at the estimated ultimate payment amounts, except that amounts arising from certain workers’ compensation reinsurance business are discounted as discussed below. Estimated ultimate payment amounts are based upon (1) individual case estimates, (2) reports of losses from ceding insurers and (3) estimates of incurred but not reported (“IBNR”) losses.

The estimated liabilities of workers’ compensation claims assumed under reinsurance contracts are carried in the Consolidated Balance Sheets at discounted amounts. Discounted amounts are based upon an annual discount rate of 4.5% for claims arising prior to 2003 and 1% for claims arising after 2002. The lower rate for post-2002 claims reflects the lower interest rate environment prevailing in the United States. The discount rates are the same rates used under statutory accounting principles. The periodic discount accretion is included in the Consolidated Statements of Earnings as a component of losses and loss adjustment expenses.

(m)	Deferred charges reinsurance assumed

The excess of estimated liabilities for claims and claim costs over the consideration received with respect to retroactive property and casualty reinsurance contracts that provide for indemnification of insurance risk is established as a deferred charge at inception of such contracts. The deferred charges are subsequently amortized using the interest method over the expected claim settlement periods. The periodic amortization charges are reflected in the accompanying Consolidated Statements of Earnings as losses and loss adjustment expenses.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(m)	Deferred charges reinsurance assumed (Continued)

Changes to the expected timing and estimated amount of loss payments produce changes in the unamortized deferred charge balance. Such changes in estimates are accounted for retrospectively with the net effect included in amortization expense in the period of the change.

(n)	Reinsurance

Provisions for losses and loss adjustment expenses are reported in the accompanying Consolidated Statements of Earnings after deducting amounts recovered and estimates of amounts recoverable under reinsurance contracts. Reinsurance contracts do not relieve the ceding company of its obligations to indemnify policyholders with respect to the underlying insurance and reinsurance contracts.

(o)	Insurance premium acquisition costs

Certain costs of acquiring insurance premiums are deferred, subject to ultimate recoverability, and charged to income as the premiums are earned. Acquisition costs consist of commissions, premium taxes, advertising and other underwriting costs. The recoverability of premium acquisition costs, generally, reflects anticipation of investment income. The unamortized balances of deferred premium acquisition costs are included in other assets and were $1,371 million and $1,278 million at December 31, 2004 and 2003, respectively.

(p)	Foreign currency

The accounts of foreign-based subsidiaries are measured in most instances using the local currency as the functional currency. Revenues and expenses of these businesses are translated into U.S. dollars at the average exchange rate for the period. Assets and liabilities are translated at the exchange rate as of the end of the reporting period. Gains or losses from translating the financial statements of foreign-based operations are included in shareholders’ equity as a component of accumulated other comprehensive income. Unrealized gains or losses associated with available-for-sale securities are included as a component of other comprehensive income. Gains and losses arising from other transactions denominated in a foreign currency are included in the Consolidated Statements of Earnings.

(q)	Deferred income taxes

Deferred income taxes are calculated under the liability method. Deferred tax assets and liabilities are recorded based on differences between the financial statement and tax bases of assets and liabilities at the enacted tax rates. Changes in deferred income tax assets and liabilities that are associated with components of other comprehensive income, primarily unrealized investment gains, are charged or credited directly to other comprehensive income. Otherwise, changes in deferred income tax assets and liabilities are included as a component of income tax expense.

(r)	Accounting pronouncements to be adopted in 2005

In December 2003, the American Institute of Certified Public Accountants issued Statement of Position 03-3 (“Accounting for Certain Loans or Debt Securities Acquired in a Transfer”) (“SOP 03-3”), which specifies the accounting and disclosure requirements for loans or debt securities purchased in a transfer where it is probable that the investor will be unable to collect all contractually required amounts due as a result of deteriorated credit quality of the issuer. SOP 03-3 also addresses post-acquisition income recognition with respect to such loans and debt securities. SOP 03-3 is effective for loans or debt securities acquired in years beginning after December 15, 2004. For loans acquired in years beginning before December 15, 2004, the provisions of SOP 03-3 related to changes in expected cash flows are to be applied prospectively. The adoption of SOP 03-3 is not expected to have a material effect on Berkshire’s financial statements.

In March 2004 the Emerging Issues Task Force (“EITF”) ratified additional provisions of Issue No. 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The provisions of EITF 03-01 ratified in March 2004: (a) define impairments of debt and equity securities accounted for under SFAS 115, (b) provide criteria to be used by management in judging whether or not impairments are other-than-temporary, and (c) provide guidance on determining the amount of an impairment loss. These additional provisions were originally scheduled to be applied prospectively beginning July 1, 2004. Subsequently, the effective date for applying items (b) and (c) above was postponed in order to consider implementation issues. The postponed provisions are expected to become effective during 2005. The adoption of the additional provisions of EITF 03-01 is not expected to have a material effect on Berkshire’s financial statements.

(1)	Significant accounting policies and practices (Continued)

(r)	Accounting pronouncements to be adopted in 2005 (Continued)

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151 (“SFAS 151”), “Inventory Costs an amendment of ARB No. 43, Chapter 4.” SFAS 151 discusses the general principles applicable to the pricing of inventory. This Statement amends ARB 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of production facilities. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material effect on Berkshire’s financial statements.

(2)	Significant business acquisitions

Berkshire’s long-held acquisition strategy is to purchase businesses with consistent earning power, good returns on equity, able and honest management and at sensible prices. Businesses with these characteristics typically have market values that exceed net asset value, thus producing goodwill for accounting purposes. During 2003 and 2002, Berkshire acquired several businesses which are described in the following paragraphs.

On May 23, 2003, Berkshire acquired McLane Company, Inc. (“McLane”), from Wal-Mart Stores, Inc. for cash consideration of approximately $1.5 billion. McLane is one of the nation’s largest wholesale distributors of groceries and nonfood items to convenience stores, wholesale clubs, mass merchandisers, quick service restaurants, theaters and others.

On August 7, 2003, Berkshire acquired all the outstanding common stock of Clayton Homes, Inc. (“Clayton”) for cash consideration of approximately $1.7 billion in the aggregate. Clayton is a vertically integrated manufactured housing company which at the time of the acquisition had 20 manufacturing plants, 306 company owned stores, 535 independent retailers, 89 manufactured housing communities and financial services operations that provide mortgage services and insurance protection.

During 2002, Berkshire completed five business acquisitions for cash consideration of approximately $2.3 billion in the aggregate. Information concerning these acquisitions follows.

Albecca Inc. (“Albecca”)

On February 8, 2002, Berkshire acquired all of the outstanding shares of Albecca. Albecca designs, manufactures and distributes a complete line of high-quality custom picture framing products primarily under the Larson-Juhl name.

Fruit of the Loom (“FOL”)

On April 30, 2002, Berkshire acquired the basic apparel business of Fruit of the Loom, LTD. FOL is a leading vertically integrated basic apparel company manufacturing and marketing underwear, activewear, casualwear and childrenswear. FOL operates on a worldwide basis and sells its products principally in North America under the Fruit of the Loom and BVD brand names.

Garan, Incorporated (“Garan”)

On September 4, 2002, Berkshire acquired all of the outstanding common stock of Garan. Garan is a leading manufacturer of children’s, women’s, and men’s apparel bearing the private labels of its customers as well as several of its own trademarks, including GARANIMALS.

CTB International (“CTB”)

On October 31, 2002, Berkshire acquired all of the outstanding shares of CTB, a manufacturer of equipment and systems for the poultry, hog, egg production and grain industries.

The Pampered Chef, LTD (“The Pampered Chef”)

On October 31, 2002, Berkshire acquired The Pampered Chef, LTD. The Pampered Chef is the premier direct seller of kitchen tools in the U.S., primarily through branded product lines.

The results of operations for each of the entities acquired are included in Berkshire’s consolidated results of operations from the effective date of each acquisition. The following table sets forth certain unaudited consolidated earnings data for 2003, as if each of the acquisitions discussed above were consummated on the same terms at the beginning of each year. Dollars are in millions, except per share amounts.

2003
Total revenues	$72,945
Net earnings	8,203
Earnings per equivalent Class A common share	5,343

Notes to Consolidated Financial Statements (Continued)

(3)	Investments in MidAmerican Energy Holdings Company

On March 14, 2000, Berkshire acquired 900,942 shares of common stock and 34,563,395 shares of convertible preferred stock of MidAmerican Energy Holdings Company (“MidAmerican”) for $35.05 per share, or approximately $1.24 billion in the aggregate. During March 2002, Berkshire acquired 6,700,000 additional shares of the convertible preferred stock for $402 million. Such investments currently give Berkshire about a 9.9% voting interest and an 83.7% economic interest in the equity of MidAmerican (80.5% on a diluted basis). As of December 31, 2004, Berkshire and certain of its subsidiaries also owned $1,478 million of MidAmerican’s 11% non-transferable trust preferred securities. Walter Scott, Jr., a member of Berkshire’s Board of Directors, controls approximately 88% of the voting interest in MidAmerican. While the convertible preferred stock does not vote generally with the common stock in the election of directors, it does give Berkshire the right to elect 20% of MidAmerican’s Board of Directors. The convertible preferred stock is convertible into common stock only upon the occurrence of specified events, including modification or elimination of the Public Utility Holding Company Act of 1935 so that holding company registration would not be triggered by conversion. Additionally, the prior approval of the holders of convertible preferred stock is required for certain fundamental transactions by MidAmerican. Such transactions include, among others: a) significant asset sales or dispositions; b) merger transactions; c) significant business acquisitions or capital expenditures; d) issuances or repurchases of equity securities; and e) the removal or appointment of the Chief Executive Officer. Through the investments in common and convertible preferred stock of MidAmerican, Berkshire has the ability to exercise significant influence on the operations of MidAmerican.

MidAmerican’s Articles of Incorporation further provide that the convertible preferred shares: a) are not mandatorily redeemable by MidAmerican or at the option of the holder; b) participate in dividends and other distributions to common shareholders as if they were common shares and otherwise possess no dividend rights; c) are convertible into common shares on a 1 for 1 basis, as adjusted for splits, combinations, reclassifications and other capital changes by MidAmerican; and d) upon liquidation, except for a de minimus first priority distribution of $1 per share, share ratably with the shareholders of common stock. Further, the aforementioned dividend and distribution arrangements cannot be modified without the positive consent of the preferred shareholders. Accordingly, the convertible preferred stock is, in substance, a substantially identical subordinate interest to a share of common stock and economically equivalent to common stock. Therefore, Berkshire accounts for its investments in MidAmerican pursuant to the equity method.

Berkshire’s equity in earnings from MidAmerican includes Berkshire’s proportionate share (83.7% in 2004) of MidAmerican’s undistributed net earnings reduced by deferred taxes on such undistributed earnings in accordance with SFAS 109, reflecting Berkshire’s expectation that such deferred taxes will be payable as a consequence of dividends from MidAmerican. However, no dividends from MidAmerican are likely for some time. It is possible that when, and if, a dividend is paid MidAmerican will then be eligible for inclusion in Berkshire’s consolidated tax return and a tax on the dividend would not be due. Berkshire’s share of MidAmerican’s interest expense (after-tax) on Berkshire’s investments in MidAmerican’s trust preferred (debt) securities has been eliminated.

Through its subsidiaries, MidAmerican owns a combined electric and natural gas utility company in the United States, two natural gas pipeline companies in the United States, two electricity distribution companies in the United Kingdom, a diversified portfolio of domestic and international electric power projects and the second largest residential real estate brokerage firm in the United States.

MidAmerican, through its subsidiaries, owns the rights to proprietary processes for the extraction of zinc, manganese, silica, and other elements in the geothermal brine and fluids utilized in energy production at certain geothermal energy generation facilities. Mineral extraction facilities were installed near the energy generation sites (“the Project”). During 2004, MidAmerican’s management assessed the long-term economic viability of the Project in light of current cash flow and operating losses and continuing efforts to increase production. MidAmerican’s management evaluated estimates of projected cash flows for the Project, including the expected impact of planned improvements to the mineral extraction processes and also began exploring other operating alternatives, such as establishing strategic partnerships.

On September 10, 2004, MidAmerican’s management decided to cease operations of the Project, effective immediately. Consequently, it was concluded that a non-cash impairment charge of approximately $340 million, after tax, was required to write-off the Project, the rights to quantities of extractable minerals, and the allocated goodwill to estimated net fair value. MidAmerican incurred net after-tax losses attributed to the Project of $28 million in 2004, $27 million in 2003 and $17 million in 2002. MidAmerican expects to receive approximately $55 million in future tax benefits. Berkshire’s share of the non-cash impairment charge was $255 million after tax, and is included in equity in earnings of MidAmerican Energy Holdings Company.

(3)	Investments in MidAmerican Energy Holdings Company (Continued)

Condensed consolidated balance sheets of MidAmerican are as follows (in millions).

	December 31, 2004	December 31, 2003
Assets:
Properties, plants, and equipment, net	$11,607	$11,181
Goodwill	4,307	4,306
Other assets	3,990	3,658

	$19,904	$19,145

Liabilities and shareholders’ equity:
Debt, except debt owed to Berkshire	$10,528	10,296
Debt owed to Berkshire	1,478	1,578
Other liabilities and minority interests	4,927	4,500

	16,933	16,374
Shareholders’ equity	2,971	2,771

	$19,904	$19,145

Condensed consolidated statements of earnings of MidAmerican for each of the three years in the period ending December 31, 2004 are as follows. Amounts are in millions.

	2004	2003	2002
Operating revenue and other income	$6,727	$6,143	$4,903

Costs and expenses:
Cost of sales and operating expenses	4,390	3,913	3,092
Depreciation and amortization	638	603	530
Interest expense – debt held by Berkshire	170	184	118
Other interest expense	713	716	640

	5,911	5,416	4,380

Earnings before taxes	816	727	523
Income taxes and minority interests	278	284	126

Earnings from continuing operations	538	443	397
Loss on discontinued operations	(368)	(27)	(17)

Net earnings	$170	$416	$380

(4)	Loans and receivables

Loans and receivables of insurance and other businesses are comprised of the following (in millions).

	December 31, 2004	December 31, 2003
Insurance premiums receivable	$3,968	$5,183
Reinsurance recoverables	2,556	2,781
Trade and other receivables	5,225	4,791
Allowances for uncollectible accounts	(458)	(441)

	$11,291	$12,314

Loans and finance receivables of finance and financial products businesses are comprised of the following (in millions).

	December 31, 2004	December 31, 2003
Consumer installment loans and finance receivables	$7,740	$2,794
Commercial loans and finance receivables	1,496	2,205
Allowances for uncollectible loans	(61)	(48)

	$9,175	$4,951

Notes to Consolidated Financial Statements (Continued)

(5)	Investments in fixed maturity securities

Investments in securities with fixed maturities as of December 31, 2004 and 2003 are shown below (in millions).

December 31, 2004	Amortized	Unrealized Gains	Unrealized Losses(a)	Fair Value
Insurance and other:
Obligations of U.S. Treasury, U.S. government corporations and agencies	$1,576	$25	$(11)	$1,590
Obligations of states, municipalities and political subdivisions	3,569	156	—	3,725
Obligations of foreign governments	6,996	101	(10)	7,087
Corporate bonds and redeemable preferred stock	6,541	1,898	(6)	8,433
Mortgage-backed securities	1,918	95	(2)	2,011

	$20,600	$2,275	$(29)	$22,846

Finance and financial products, available-for-sale:
Obligations of U.S. Treasury, U.S. government corporations and agencies	$3,682	$518	$—	$4,200
Corporate bonds	433	80	(1)	512
Mortgage-backed securities	2,200	103	—	2,303

	$6,315	$701	$(1)	$7,015

Mortgage-backed securities, held-to-maturity	$1,424	$190	$—	$1,614

December 31, 2003	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Insurance and other:
Obligations of U.S. Treasury, U.S. government corporations and agencies	$2,019	$95	$(5)	$2,109
Obligations of states, municipalities and political subdivisions	4,659	241	—	4,900
Obligations of foreign governments	4,986	80	(26)	5,040
Corporate bonds and redeemable preferred stocks	8,677	2,472	(23)	11,126
Mortgage-backed securities	2,802	145	(6)	2,941

	$23,143	$3,033	$(60)	$26,116

Finance and financial products, available-for-sale:
Obligations of U.S. Treasury, U.S. government corporations and agencies	$3,733	$320	$—	$4,053
Corporate bonds	704	79	—	783
Mortgage-backed securities	4,076	180	—	4,256

	$8,513	$579	$—	$9,092

Mortgage-backed securities, held-to-maturity	$563	$105	$—	$668

(a)	Primarily relates to securities whose amortized cost has exceeded fair value for less than twelve months.

Shown below are the amortized cost and estimated fair values of securities with fixed maturities at December 31, 2004, by contractual maturity dates. Actual maturities will differ from contractual maturities because issuers of certain of the securities retain early call or prepayment rights. Amounts are in millions.

	Amortized Cost	Fair Value
Due in 2005	$4,657	$4,803
Due 2006 – 2009	8,210	8,718
Due 2010 – 2014	6,606	7,818
Due after 2014	3,324	4,208

	22,797	25,547
Mortgage-backed securities	5,542	5,928

	$28,339	$31,475

(6)	Investments in equity securities

Data with respect to investments in equity securities are shown below. Amounts are in millions.

	Cost	Unrealized Gains(3)	Fair Value
December 31, 2004
Common stock of:
American Express Company(1)	$1,470	$7,076	$8,546
The Coca-Cola Company	1,299	7,029	8,328
The Gillette Company(2)	600	3,699	4,299
Wells Fargo & Company	463	3,045	3,508
Other	5,505	7,531	13,036

	$9,337	$28,380	$37,717

December 31, 2003
Common stock of:
American Express Company(1)	$1,470	$5,842	$7,312
The Coca-Cola Company	1,299	8,851	10,150
The Gillette Company(2)	600	2,926	3,526
Wells Fargo & Company	463	2,861	3,324
Other	4,683	6,292	10,975

	$8,515	$26,772	$35,287

(1)	Common shares of American Express Company (“AXP”) owned by Berkshire and its subsidiaries possessed approximately 12% of the voting rights of all AXP shares outstanding at December 31, 2004. The shares are held subject to various agreements which, generally, prohibit Berkshire from (i) unilaterally seeking representation on the Board of Directors of AXP and (ii) possessing 17% or more of the aggregate voting securities of AXP. Berkshire has entered into an agreement with AXP which will remain effective so long as Berkshire owns 5% or more of AXP’s voting securities. The agreement obligates Berkshire, so long as Kenneth Chenault is chief executive officer of AXP, to vote its shares in accordance with the recommendations of AXP’s Board of Directors. Additionally, subject to certain exceptions, Berkshire has agreed not to sell AXP common shares to any person who owns 5% or more of AXP voting securities or seeks to control AXP, without the consent of AXP.
(2)	On January 28, 2005, The Proctor and Gamble Company (“PG”) announced it had signed an agreement to acquire 100% of The Gillette Company (“Gillette”). Under the terms of the agreement, PG has agreed to issue 0.975 shares of its common stock for each outstanding share of Gillette common stock. The transaction which is subject to certain conditions is expected to close in the second half of 2005. Based upon recent trading prices of PG common stock and the number of Gillette shares owned at December 31, 2004, Berkshire anticipates that it will recognize a pre-tax investment gain of approximately $4.4 billion when the transaction closes.
(3)	et of unrealized losses of $65 million as of December 31, 2003. There were no unrealized losses at December 31, 2004.

(7) Investment gains (losses)

Investment gains (losses) are summarized below (in millions).

	2004	2003	2002
Fixed maturity securities —
Gross gains from sales and other disposals	$883	$2,559	$927
Gross losses from sales and other disposals	(63)	(31)	(8)
Equity securities —
Gross gains from sales	769	850	392
Gross losses from sales	(1)	(167)	(66)
Losses from other-than-temporary impairments	(19)	(289)	(607)
Foreign currency forward contracts	1,839	825	297
Life settlement contracts	(207)	—	—
Other investments	295	382	(17)

	$3,496	$4,129	$918

Net gains are reflected in the Consolidated Statements of Earnings as follows.

Insurance and other	$1,746	$2,914	$340
Finance and financial products	1,750	1,215	578

	$3,496	$4,129	$918

Notes to Consolidated Financial Statements (Continued)

(8)	Goodwill of acquired businesses

Effective January 1, 2002, Berkshire adopted Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets.” SFAS 142 changed the accounting for goodwill from a model that required amortization of goodwill, supplemented by impairment tests, to an accounting model that is based solely upon impairment tests. Thus, Berkshire’s Consolidated Statements of Earnings for 2004, 2003 and 2002 include no periodic amortization of goodwill. A reconciliation of the change in the carrying value of goodwill for 2004 and 2003 is as follows (in millions).

	2004	2003
Balance at beginning of year	$22,948	$22,298
Acquisitions of businesses and other	64	650

Balance at end of year	$23,012	$22,948

(9)	Inventories

Inventories are comprised of the following (in millions):

	December 31, 2004	December 31, 2003
Raw materials	$527	$472
Work in progress and other	256	215
Finished manufactured goods	1,201	1,175
Goods acquired for resale	1,858	1,794

	$3,842	$3,656

(10)	Property, plant and equipment

Property, plant and equipment is comprised of the following (in millions):

	December 31, 2004	December 31, 2003
Land	$312	$291
Buildings and improvements	2,525	2,317
Machinery and equipment	5,763	5,212
Furniture, fixtures and other	1,332	1,259

	9,932	9,079
Accumulated depreciation	(3,416)	(2,819)

	$6,516	$6,260

(11)	Derivatives

A summary of the fair value and gross notional value of open derivatives contracts follows. Amounts are in millions.

	December 31, 2004			December 31, 2003
	Trading Assets	Trading Liabilities	Notional Value	Trading Assets	Trading Liabilities	Notional Value
Foreign currency forwards	$1,767	$6	21,445	$635	$6	11,347
Interest rate and foreign currency swaps	6,043	7,651	153,185	11,426	11,623	333,842
Equity options written and purchased	69	380	4,626	185	396	3,940
Foreign currency options written and purchased	343	352	6,083	435	813	9,359
Interest rate options written and purchased	500	893	28,961	2,024	2,793	92,912

	8,722	9,282		14,705	15,631
Adjustment for counterparty netting	(4,488)	(4,488)		(10,186)	(10,186)

Trading account assets and liabilities	$4,234	$4,794		$4,519	$5,445

Berkshire utilizes derivatives in order to manage economic risks of its businesses as well as to assume specified amounts of market or credit risk from others. Beginning in 2002, Berkshire began to enter into foreign currency forward

(11)	Derivatives (Continued)

contracts with the objective of partially hedging corporate-wide adverse risk from the decline in the value of the U.S. Dollar. In addition, Berkshire, through its subsidiary General Re Securities (“GRS”) operates as a dealer in various types of derivative instruments, such as swaps, forwards, futures and options, which are used by clients to manage economic risks arising from interest rate, foreign exchange rate, or market price movements. In January 2002, GRS commenced a long-term run-off of its operations. The run-off is expected to occur over a number of years during which GRS will limit its new business and will unwind its existing asset and liability positions in an orderly manner. General Re Corporation, the parent of GRS, has guaranteed the obligations of GRS.

Derivative instruments involve, to varying degrees, elements of market, credit, and liquidity risks. Market risks may be controlled by taking offsetting positions in either cash instruments or other derivatives. Exposures are managed on a portfolio basis and monitored continuously.

Master netting agreements are utilized to manage counterparty credit risk, where gains and losses are netted across all contracts with that counterparty. In addition, counterparty credit limits are established, and credit exposures are monitored in accordance with these limits. In addition, Berkshire may receive cash or investment grade securities from counterparties as collateral and, where appropriate, may purchase credit insurance or enter into other transactions to mitigate exposure if balances exceed specified levels or if credit ratings of counterparties are downgraded below specified levels. Berkshire may incorporate contractual provisions that allow the unwinding of transactions under adverse conditions. Likewise, Berkshire may be required to post cash or securities as collateral with counterparties under similar circumstances. At December 31, 2004, Berkshire held collateral with a fair value of $2,091 million, including cash of $1,619 million to secure trading account assets. At December 31, 2004, Berkshire posted collateral with a fair value of approximately $1,681 million (which includes $1,166 million in cash) with counterparties as security on trading account liabilities. Contractual terms with counterparties often require additional collateral to be posted immediately in the event of a decline in the financial rating of the counterparty or its guarantor.

Assuming non-performance by all counterparties on all contracts potentially subject to a loss, the maximum potential loss, based on the cost of replacement, net of collateral held, at market rates prevailing at December 31, 2004 approximated $2,226 million. The following table presents derivatives portfolios by counterparty credit quality and maturity at December 31, 2004. The amounts shown under gross exposure in the table are before consideration of netting arrangements and collateral held by Berkshire affiliates. Net fair value shown in the table represents contracts in gain positions, net of any loss owed to these counterparties on offsetting positions. Net exposure shown in the table that follows is net fair value less collateral held. Amounts are in millions.

	Gross Exposure				Net Fair	Net	Percentage
	0 – 5	6 – 10	Over 10
	(years)
Credit quality
AA and AAA	$3,433	$1,070	$1,544	$6,047	$2,761	$1,636	73%
A	1,672	359	515	2,546	1,360	486	22
BBB and below	68	49	12	129	113	104	5

Total	$5,173	$1,478	$2,071	$8,722	$4,234	$2,226	100%

(12)	Unpaid losses and loss adjustment expenses

The balances of unpaid losses and loss adjustment expenses are based upon estimates of the ultimate claim costs associated with property and casualty claim occurrences as of the balance sheet dates including estimates for incurred but not reported (“IBNR”) claims. Considerable judgment is required to evaluate claims and establish estimated claim liabilities, particularly with respect to certain casualty or liability claims, which are typically reported over long periods of time and subject to changing legal and litigation trends. This delay in claim reporting is exacerbated in reinsurance of liability or casualty claims as claim reporting by ceding companies is further delayed by contract terms.

Notes to Consolidated Financial Statements (Continued)

(12)	Unpaid losses and loss adjustment expenses (Continued)

Supplemental data with respect to unpaid losses and loss adjustment expenses of property/casualty insurance subsidiaries is as follows (in millions).

	2004	2003	2002
Unpaid losses and loss adjustment expenses:
Gross liabilities at beginning of year	$45,393	$43,771	$40,562
Ceded losses and deferred charges at beginning of year	(5,684)	(6,002)	(6,189)

Net balance at beginning of year	39,709	37,769	34,373

Incurred losses recorded during the year:
Current accident year	13,043	13,135	12,206
All prior accident years	419	480	1,540

Total incurred losses	13,462	13,615	13,746

Payments during the year with respect to:
Current accident year	(4,746)	(4,493)	(4,042)
All prior accident years	(8,828)	(8,092)	(6,653)

Total payments	(13,574)	(12,585)	(10,695)

Unpaid losses and loss adjustment expenses:
Net balance at end of year	39,597	38,799	37,424
Ceded losses and deferred charges at end of year	5,132	5,684	6,002
Foreign currency translation adjustment	490	910	345

Gross liabilities at end of year	$45,219	$45,393	$43,771

Prior accident years losses incurred in 2004 include amortization of deferred charges related to retroactive reinsurance contracts incepting prior to January 1, 2004. Amortization charges included in prior accident years losses were $451 million in 2004, $432 million in 2003 and $430 million in 2002.

Certain workers’ compensation reserves are discounted. Net discounted liabilities at December 31, 2004 and 2003 were $2,280 million and $2,211 million, respectively, and are net of discounts totaling $2,611 million and $2,435 million. Periodic accretions of these discounts are also a component of prior years losses incurred. The accretion of discounted liabilities was approximately $87 million in 2004, $85 million in 2003 and $81 million in 2002.

Incurred losses “all prior accident years” also reflects the amount of estimation error charged or credited to earnings in each year with respect to the liabilities established as of the beginning of that year. In both 2004 and 2003, Berkshire reduced the beginning of the year loss and loss adjustment expense liability by $119 million and $37 million respectively. In 2002, Berkshire recorded a loss of $1,029 million related to prior years loss occurrences. The most significant component of losses from prior years occurrences in 2002 was reserve increases with respect to General Re’s North American and international property/casualty reinsurance businesses.

Berkshire’s insurance subsidiaries are exposed to environmental, asbestos and other latent injury claims arising from insurance and reinsurance contracts. Loss reserve estimates for environmental and asbestos exposures include case basis reserves, which also reflect reserves for legal and other loss adjustment expenses and IBNR reserves. IBNR reserves are determined based upon Berkshire’s historic general liability exposure base and policy language, previous environmental loss experience and the assessment of current trends of environmental law, environmental cleanup costs, asbestos liability law and judgmental settlements of asbestos liabilities.

The liabilities for environmental, asbestos, and latent injury claims and claims expenses net of reinsurance recoverables were approximately $5.6 billion at December 31, 2004 and $5.5 billion at December 31, 2003. These liabilities include $4.2 billion at December 31, 2004 and $4.4 billion at December 31, 2003, of liabilities assumed under retroactive reinsurance contracts written by the Berkshire Hathaway Reinsurance Group. Claim liabilities arising from the retroactive contracts are subject to aggregate policy limits. Thus, Berkshire’s exposure to environmental and latent injury claims under these contracts is, likewise, limited. Claims paid or reserved under these contracts, which may also cover losses unrelated to these exposures, were approximately 85% of aggregate policy limits as of the end of 2004.

(12)	Unpaid losses and loss adjustment expenses (Continued)

Berkshire monitors evolving case law and its effect on environmental and latent injury claims. Changing government regulations, newly identified toxins, newly reported claims, new theories of liability, new contract interpretations and other factors could result in significant increases in these liabilities. Such development could be material to Berkshire’s results of operations. It is not possible to reliably estimate the amount of additional net loss, or the range of net loss, that is reasonably possible.

(13)	Notes payable and other borrowings

Notes payable and other borrowings of Berkshire and its subsidiaries are summarized below. Amounts are in millions.

	December 31, 2004	December 31, 2003
Insurance and other:
Issued by Berkshire:
SQUARZ notes due 2007	$400	$400
Investment Agreements due 2012-2033	406	632
Issued by subsidiaries and guaranteed by Berkshire:
Commercial paper and other short-term borrowings	1,139	1,527
Other debt due 2006-2035	315	315
Issued by subsidiaries and not guaranteed by Berkshire due 2005-2041	1,190	1,308

	$3,450	$4,182

Finance and financial products:
Issued by subsidiaries and guaranteed by Berkshire:
3.4% notes due 2007*	$699	$—
3.375% notes due 2008*	1,049	744
4.20% notes due 2010*	497	497
4.625% notes due 2013*	948	744
5.1% notes due 2014*	401	—
Other borrowings	344	809
Issued by subsidiaries and not guaranteed by Berkshire due 2005-2030	1,449	2,143

	$5,387	$4,937

*	Issued by Berkshire Hathaway Finance Corporation.

Investment agreements represent numerous individual borrowing arrangements under which Berkshire is required to periodically pay interest over contract terms, which range from a few months to over 30 years. Interest under such contracts may be at fixed or variable rates. The weighted average interest rate on amounts outstanding as of December 31, 2004 and 2003 was 3.8% and 3.1%, respectively. Under certain conditions, principal amounts may be redeemed without premium prior to the contractual maturity date at the option of the counterparties.

Commercial paper and other short-term borrowings are obligations of certain businesses that utilize short-term borrowings as part of financing their operations. Weighted average interest rates as of December 31, 2004 and 2003 were 2.4% and 1.3% respectively. Berkshire affiliates have approximately $2.6 billion of available unused lines of credit and commercial paper capacity to support their short-term borrowing programs and, otherwise, provide additional liquidity.

On May 28, 2002, Berkshire issued 40,000 SQUARZ securities for net proceeds of $398 million. Each SQUARZ security consists of a $10,000 par amount senior note due in November 2007 together with a warrant, which expires in May 2007. The warrants may be exercised to purchase either 0.1116 shares of Class A common stock (effectively at $89,606 per share) or 3.3480 shares (effectively at $2,987 per share) of Class B common stock for $10,000. A warrant premium is payable to Berkshire at an annual rate of 3.75% and interest is payable to note holders at a rate of 3.00% per annum. All debt and warrants issued in conjunction with SQUARZ securities were outstanding at December 31, 2004.

In 2003, Berkshire Hathaway Finance Corporation (“BHFC”), a wholly-owned subsidiary of Berkshire, issued $2.0 billion par in the aggregate of senior notes due from 2008 to 2013. In 2004, BHFC issued an additional $1.6 billion par in the aggregate of senior notes due from 2007 to 2014. The proceeds were used in the financing of manufactured housing loan originations and portfolio acquisitions of Clayton Homes. On January 4, 2005, BHFC issued an additional

Notes to Consolidated Financial Statements (Continued)

(13)	Notes payable and other borrowings (Continued)

$3.75 billion par amount of senior notes consisting of $1.5 billion par of 4.125% notes due 2010, $1.0 billion par of 4.85% notes due 2015, and $1.25 billion par of floating rate notes due 2008. Aggregate proceeds of $3,733 million were used to finance a loan portfolio acquisition on December 30, 2004 by Clayton Homes.

Generally, Berkshire’s guarantee of a subsidiary’s debt obligation is an absolute, unconditional and irrevocable guarantee for the full and prompt payment when due of all present and future payment obligations of the issuer.

Payments of principal amounts expected during the next five years are as follows (in millions).

	2005	2006	2007	2008	2009
Insurance and other	$1,388	$121	$554	$15	$293
Finance and financial products	257	133	810	1,388	279

	$1,645	$254	$1,364	$1,403	$572

(14)	Income taxes

The liability for income taxes as of December 31, 2004 and 2003 as reflected in the accompanying Consolidated Balance Sheets is as follows (in millions).

	2004	2003
Payable currently	$1,073	$44
Deferred	11,174	10,950

	$12,247	$10,994

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are shown below (in millions).

	2004	2003
Deferred tax liabilities:
Unrealized appreciation of investments	$11,020	$10,663
Deferred charges reinsurance assumed	955	1,080
Property, plant and equipment	1,201	1,124
Investments	509	573
Other	665	629

	14,350	14,069

Deferred tax assets:
Unpaid losses and loss adjustment expenses	(1,129)	(1,299)
Unearned premiums	(388)	(372)
Other	(1,659)	(1,448)

	(3,176)	(3,119)

Net deferred tax liability	$11,174	$10,950

Deferred income taxes have not been established with respect to undistributed earnings of certain foreign subsidiaries. Such earnings are expected to remain reinvested indefinitely and totaled approximately $490 million as of December 31, 2004. Upon distribution as dividends or otherwise, such amounts would be subject to taxation in the United States as well as foreign countries. However, U.S. tax liabilities could be offset, in whole or in part, by tax credits allowable from taxes paid to foreign jurisdictions. Determination of the potential net tax due is impracticable due to the complexities of hypothetical calculations involving uncertain timing and amounts of taxable income and the effects of multiple taxing jurisdictions.

The Consolidated Statements of Earnings reflect charges for income taxes as shown below (in millions).

	2004	2003	2002
Federal	$3,313	$3,490	$1,916
State	108	81	87
Foreign	148	234	56

	$3,569	$3,805	$2,059

Current	$3,746	$3,346	$2,218
Deferred	(177)	459	(159)

	$3,569	$3,805	$2,059

(14)	Income taxes (Continued)

Charges for income taxes are reconciled to hypothetical amounts computed at the U.S. Federal statutory rate in the table shown below (in millions).

	2004	2003	2002
Earnings before income taxes	$10,936	$12,020	$6,359

Hypothetical amounts applicable to above Computed at the Federal statutory rate	$3,828	$4,207	$2,226
Tax effects resulting from:
Tax-exempt interest income	(59)	(88)	(109)
Dividends received deduction	(116)	(100)	(97)
Net earnings of MidAmerican	(83)	(150)	(126)
State income taxes, less Federal income tax benefit	70	53	57
Foreign rate differences	(41)	(104)	59
Other differences, net	(30)	(13)	49

Total income taxes	$3,569	$3,805	$2,059

(15)	Investment in Value Capital

Value Capital L.P., (“Value Capital”), a limited partnership, commenced operations in 1998. A wholly owned Berkshire subsidiary is a limited partner in Value Capital. The partnership’s objective is to achieve income and capital growth from investments and arbitrage in fixed income investments. Profits and losses (after fees to the general partner) are allocated to the partners based upon each partner’s investment. As a limited partner Berkshire’s exposure to loss is limited to the carrying value of its investment. Berkshire does not guarantee any of Value Capital’s liabilities and has no control over decisions made by the management of Value Capital or those of its general partner.

Prior to January 1, 2004, Berkshire accounted for its investment in Value Capital pursuant to the equity method. Effective January 1, 2004 and through June 30, 2004 Berkshire consolidated Value Capital as a result of the adoption of FIN 46 because during that period Value Capital was deemed to be a variable interest entity (“VIE”) and Berkshire was the primary beneficiary.

Since June 30, 2004, Value Capital accepted investments from new limited partners unrelated to Berkshire and Value Capital redeemed $125 million of Berkshire’s investment in December 2004 as permitted under the partnership agreement. As a result, Berkshire’s economic interest in Value Capital declined from approximately 90% at June 30, 2004 to approximately 62% as of December 31, 2004.

Consequently, Berkshire reevaluated its investment in Value Capital under FIN 46 and concluded that Value Capital was no longer a VIE. Since Berkshire possesses no voting or similar rights or other rights that could otherwise represent a controlling financial interest, Berkshire ceased consolidation of Value Capital as of July 1, 2004 and resumed accounting for the investment under the equity method. The investment in Value Capital ($503 million as of December 31, 2004 and $634 million as of December 31, 2003) is included in other assets of finance and financial products businesses in the Consolidated Balance Sheets.

(16)	Dividend restrictions – Insurance subsidiaries

Payments of dividends by insurance subsidiaries are restricted by insurance statutes and regulations. Without prior regulatory approval, insurance subsidiaries may pay up to approximately $5.7 billion as ordinary dividends during 2005.

Combined shareholders’ equity of U.S. based property/casualty insurance subsidiaries determined pursuant to statutory accounting rules (Statutory Surplus as Regards Policyholders) was approximately $48 billion at December 31, 2004 and $41 billion at December 31, 2003.

Statutory surplus differs from the corresponding amount determined on the basis of GAAP. The major differences between statutory basis accounting and GAAP are that deferred charges reinsurance assumed, deferred policy acquisition costs, unrealized gains and losses on investments in securities with fixed maturities and related deferred income taxes are recognized under GAAP but not for statutory reporting purposes. In addition, statutory accounting for goodwill of acquired businesses requires amortization of goodwill over 10 years, whereas under GAAP, goodwill is subject to periodic tests for impairment.

Notes to Consolidated Financial Statements (Continued)

(17)	Fair values of financial instruments

The estimated fair values of Berkshire’s financial instruments as of December 31, 2004 and 2003, are as follows (in millions).

			Fair Value
	2004	2003	2004	2003
Insurance and other:
Investments in fixed maturity securities	$22,846	$26,116	$22,846	$26,116
Investments in equity securities	37,717	35,287	37,717	35,287
Notes payable and other borrowings	3,450	4,182	3,558	4,334
Finance and financial products:
Investments in fixed maturity securities	8,459	9,803	8,648	9,908
Trading account assets	4,234	4,519	4,234	4,519
Loans and finance receivables	9,175	4,951	9,382	5,067
Notes payable and other borrowings	5,387	4,937	5,499	5,019
Trading account liabilities	4,794	5,445	4,794	5,445

In determining fair value of financial instruments, Berkshire used quoted market prices when available. For instruments where quoted market prices were not available, independent pricing services or appraisals by Berkshire’s management were used. Those services and appraisals reflected the estimated present values utilizing current risk adjusted market rates of similar instruments. The carrying values of cash and cash equivalents, accounts receivable and payable, other accruals, securities sold under agreements to repurchase and other liabilities are deemed to be reasonable estimates of their fair values.

Considerable judgment is necessarily required in interpreting market data used to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

(18)	Common stock

Changes in issued and outstanding Berkshire common stock during the three years ended December 31, 2004 are shown in the table below.

	Class A Common $5 Par Value	Class B Common $0.1667 Par Value
	(1,650,000 shares authorized) Shares Issued and Outstanding	(55,000,000 shares authorized) Shares Issued and Outstanding
Balance December 31, 2001	1,323,410	6,144,222
Common stock issued in connection with a business acquisition	4,505	7,063
Conversions of Class A common stock to Class B common stock and other	(16,729)	552,832

Balance December 31, 2002	1,311,186	6,704,117
Conversions of Class A common stock to Class B common stock and other	(28,207)	905,426

Balance December 31, 2003	1,282,979	7,609,543
Conversions of Class A common stock to Class B common stock and other	(14,196)	489,632

Balance December 31, 2004	1,268,783	8,099,175

Each share of Class B common stock has dividend and distribution rights equal to one-thirtieth (1/30) of such rights of a Class A share. Accordingly, on an equivalent Class A common stock basis there are 1,538,756 shares outstanding as of December 31, 2004 and 1,536,630 shares as of December 31, 2003.

Each share of Class A common stock is convertible, at the option of the holder, into thirty shares of Class B common stock. Class B common stock is not convertible into Class A common stock. Each share of Class B common stock possesses voting rights equivalent to one-two-hundredth (1/200) of the voting rights of a share of Class A common stock. Class A and Class B common shares vote together as a single class.

(19)	Pension plans

Certain Berkshire subsidiaries individually sponsor defined benefit pension plans covering their employees. Benefits under the plans are generally based on years of service and compensation, although benefits under certain plans are based on years of service and fixed benefit rates. Funding policies are generally to contribute amounts required to meet regulatory requirements plus additional amounts determined by management based on actuarial valuations. The measurement date for the pension plans is predominantly December 31.

The components of net periodic pension expense for each of the three years ending December 31, 2004 are as follows (in millions).

	2004	2003	2002
Service cost	$109	$105	$91
Interest cost	189	181	164
Expected return on plan assets	(171)	(159)	(147)
Curtailment gain	(70)	—	—
Net amortization, deferral and other	13	7	8

Net pension expense	$70	$134	$116

During the third quarter of 2004 a Berkshire subsidiary amended its defined benefit plan to freeze benefits as of the end of 2005. Such an event is considered a curtailment and the curtailment gain included in the table above represents the elimination of projected plan benefits beyond the end of 2005 and the recognition of unamortized prior service costs and actuarial losses as of the amendment date.

The increase (decrease) in minimum liabilities included in other comprehensive income were $41 million in 2004, $(3) million in 2003, and $263 million in 2002. Such amounts include Berkshire’s share of changes in minimum liabilities of MidAmerican.

The accumulated benefit obligation is the actuarial present value of benefits earned based on service and compensation prior to the valuation date. The projected benefit obligation is the actuarial present value of benefits earned based upon service and compensation prior to the valuation date and includes assumptions regarding future compensation levels when benefits are based on those amounts. Information regarding accumulated and projected benefit obligations and plan assets are as follows (in millions).

	2004	2003
Projected benefit obligation, beginning of year	$3,192	$2,862
Service cost	109	105
Interest cost	189	181
Benefits paid	(165)	(150)
Actuarial loss and other	(32)	194

Projected benefit obligation, end of year	$3,293	$3,192

Accumulated benefit obligation, end of year	$2,908	$2,676

Plan assets at fair value, beginning of year	$2,819	$2,548
Employer contributions	78	78
Benefits paid	(165)	(150)
Actual return on plan assets	302	332
Other and expenses	5	11

Plan assets at fair value, end of year	$3,039	$2,819

Defined benefit pension plan obligations to U.S. employees are funded through assets held in trusts and are not included as assets in Berkshire’s Consolidated Financial Statements. Pension obligations under certain non-U.S. plans and non-qualified U.S. plans are unfunded. As of December 31, 2004 and 2003, total plan assets were invested as follows:

	2004	2003
Cash and equivalents	$999	$813
U.S. Government obligations	837	152
Mortgage-backed securities	394	597
Corporate obligations	414	451
Equity securities	371	764
Other	24	42

	$3,039	$2,819

Notes to Consolidated Financial Statements (Continued)

(19)	Pension plans (Continued)

Pension plan assets are generally invested with the long-term objective of earning sufficient amounts to cover expected benefit obligations, while assuming a prudent level of risk. There are no target investment allocation percentages with respect to individual or categories of investments. Allocations may change rapidly as a result of changing market conditions and investment opportunities. The expected rates of return on plan assets reflect Berkshire’s subjective assessment of expected invested asset returns over a period of several years. Berkshire does not give significant consideration to past investment returns when establishing assumptions for expected long-term rates of returns on plan assets. Actual experience will differ from the assumed rates, in particular over quarterly or annual periods as a result of market volatility and changes in the mix of assets.

The funded status of the plans as of December 31, 2004 and 2003 is as follows (in millions).

	2004	2003
Excess of projected benefit obligations over plan assets	$254	$373
Unrecognized net actuarial gains and other	262	135

Accrued benefit cost liability	$516	$508

The total net deficit status for plans (including unfunded plans) with accumulated benefit obligations in excess of plan assets was $425 million and $378 million as of December 31, 2004 and 2003, respectively. Expected contributions to plans during 2005 are estimated to be $82 million.

The benefit payments, which reflect expected future service as appropriate, are expected to be paid as follows (in millions): 2005 - $146; 2006 - $151; 2007 - $158; 2008 - $169; 2009 - $174; and 2010 to 2014 - $1,133.

Weighted average assumptions used in determining projected benefit obligations were as follows. These rates are substantially the same as the weighted average rates used in determining the net periodic pension expense.

	2004	2003
Discount rate	5.9	6.0
Discount rate – non-U.S. plans	5.2	5.3
Expected long-term rate of return on plan assets	6.5	6.5
Rate of compensation increase	4.5	4.6
Rate of compensation increase – non-U.S. plans	3.7	2.6

Most Berkshire subsidiaries also sponsor defined contribution retirement plans, such as 401(k) or profit sharing plans. The plans generally cover all employees who meet specified eligibility requirements. Employee contributions to the plans are subject to regulatory limitations and the specific plan provisions. Berkshire subsidiaries generally match these contributions up to levels specified in the plans, and may make additional discretionary contributions as determined by management. The total expenses related to employer contributions for these plans were $338 million, $242 million and $202 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(20)	Supplemental cash flow information

A summary of supplemental cash flow information for each of the three years ending December 31, 2004 is presented in the following table (in millions).

	2004	2003	2002
Cash paid during the year for:
Income taxes	$2,674	$3,309	$1,945
Interest of finance and financial products businesses	495	372	509
Interest of insurance and other businesses	146	215	207
Non-cash investing and financing activities:
Liabilities assumed in connection with acquisitions of businesses	72	2,167	700
Common shares issued in connection with acquisitions of businesses	—	—	324
Securities sold (purchased) offset by decrease (increase) in repurchase agreements	2,075	5,936	6,666
Excess over cost in the value of equity securities acquired from exercise of warrants	585	—	—

(21)	Business segment data

Berkshire’s reportable business segments are organized in a manner that reflects how management views those business activities. Certain businesses have been grouped together for segment reporting based upon similar products or product lines, marketing, selling and distribution characteristics, even though those business units are operated under separate local management. There are approximately 40 separate business units.

The tabular information that follows shows data of reportable segments reconciled as needed to amounts reflected in the Consolidated Financial Statements. Intersegment transactions are not eliminated in instances where management considers those transactions in assessing the results of the respective segments. In 2004, Berkshire adopted the provisions of EITF 00-21 (“Accounting for Revenue Arrangements with Multiple Deliverables”). As a result, for consolidated reporting purposes, the method of recognizing revenue related to fractional aircraft sales was changed. Management continues to evaluate the results of NetJets under the prior revenue recognition criteria and thus has shown the revenues and earnings before taxes for the Flight Services segment using the former revenue recognition method. Furthermore, Berkshire management does not consider investment gains or amortization of purchase accounting adjustments in assessing the performance of reporting units. Collectively, these items are included in reconciliations of segment amounts to consolidated amounts.

Business Identity	Business Activity
GEICO	Underwriting private passenger automobile insurance mainly by direct response methods

General Re	Underwriting excess-of-loss, quota-share and facultative reinsurance worldwide

Berkshire Hathaway Reinsurance Group	Underwriting excess-of-loss and quota-share reinsurance for property and casualty insurers and reinsurers

Berkshire Hathaway Primary Group	Underwriting multiple lines of property and casualty insurance policies for primarily commercial accounts

Fruit of the Loom, Garan, Fechheimer Brothers, H.H. Brown Shoe, Lowell Shoe, Justin Brands and Dexter Shoe (“Apparel”)	Manufacturing and distribution of a variety of footwear and clothing products, including underwear, activewear, children’s clothes and uniforms

Acme Building Brands, Benjamin Moore, Johns Manville and MiTek (“Building products”)	Manufacturing and distribution of a variety of building materials and related products and services

BH Finance, Clayton Homes, XTRA, CORT, Berkshire Hathaway Life and General Re Securities (“Finance and financial products”)	Proprietary investing, manufactured housing and related consumer financing, transportation equipment leasing, furniture leasing, life annuities and risk management products

FlightSafety and NetJets (“Flight services”)	Training to operators of aircraft and ships and providing fractional ownership programs for general aviation aircraft

McLane Company	Wholesale distributing of groceries and non-food items

Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture Company, Jordan’s Furniture, Borsheim’s, Helzberg Diamond Shops and Ben Bridge Jeweler (“Retail”)	Retail sales of home furnishings, appliances, electronics, fine jewelry and gifts

Shaw Industries	Manufacturing and distribution of carpet and floor coverings under a variety of brand names

Other businesses not specifically identified consist of: Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products; Buffalo News, a newspaper publisher in Western New York; International Dairy Queen, which licenses and services a system of about 6,000 Dairy Queen stores; See’s Candies, a manufacturer and distributor of boxed chocolates and other confectionery products; Larson-Juhl, which designs, manufactures, and distributes custom picture framing products; CTB International, a manufacturer of equipment and systems for the poultry, hog, egg production and grain industries and The Pampered Chef, a direct seller of kitchen tools.

Notes to Consolidated Financial Statements (Continued)

(21)	Business segment data (Continued)

A disaggregation of Berkshire’s consolidated data for each of the three most recent years is presented in the tables which follow on this and the following page. Amounts are in millions.

	Revenues
	2004	2003	2002
Operating Businesses:
Insurance group:
Premiums earned:
GEICO	$8,915	$7,784	$6,670
General Re	7,245	8,245	8,500
Berkshire Hathaway Reinsurance Group	3,714	4,430	3,300
Berkshire Hathaway Primary Group	1,211	1,034	712
Investment income	2,842	3,238	3,067

Total insurance group	23,927	24,731	22,249

Apparel	2,200	2,075	1,619
Building products	4,337	3,846	3,702
Finance and financial products	3,774	3,045	2,234
Flight services	3,244	2,431	2,837
McLane Company	23,373	13,743	—
Retail	2,601	2,311	2,103
Shaw Industries	5,174	4,660	4,334
Other businesses	3,213	3,040	2,375

	71,843	59,882	41,453

Reconciliation of segments to consolidated amount:
Investment gains	3,496	4,129	918
Other revenues	53	39	29
Eliminations and other	(1,010)	(191)	(165)

	$74,382	$63,859	$42,235

	Earnings (loss) before taxes
	2004	2003	2002
Operating Businesses:
Insurance group:
Underwriting gain (loss):
GEICO	$970	$452	$416
General Re	3	145	(1,393)
Berkshire Hathaway Reinsurance Group	417	1,047	547
Berkshire Hathaway Primary Group	161	74	32
Net investment income	2,824	3,223	3,050

Total insurance group	4,375	4,941	2,652

Apparel	325	289	229
Building products	643	559	516
Finance and financial products	584	619	726
Flight services	191	72	225
McLane Company	228	150	—
Retail	163	165	166
Shaw Industries	466	436	424
Other businesses	465	486	381

	7,440	7,717	5,319
Reconciliation of segments to consolidated amount:
Investment gains	3,489	4,121	884
Equity in earnings of MidAmerican Energy Holdings Company	237	429	359
Interest expense, excluding interest allocated to business segments	(92)	(94)	(86)
Eliminations and other	(138)	(153)	(117)

	$10,936	$12,020	$6,359

(21)	Business segment data (Continued)

	Capital expenditures *			Depreciation of tangible assets
	2004	2003	2002	2004	2003	2002
Operating Businesses:
Insurance group	$52	$55	$53	$52	$63	$52
Apparel	51	71	51	52	51	37
Building products	219	170	158	172	174	152
Finance and financial products	296	232	51	183	161	150
Flight services	155	150	241	146	136	127
McLane Company	136	51	—	107	59	—
Retail	126	106	113	56	51	40
Shaw Industries	125	120	196	99	91	91
Other businesses	41	47	65	44	43	30

	$1,201	$1,002	$928	$911	$829	$679

*	Excludes capital expenditures which were part of business acquisitions.

	Goodwill at year-end		Identifiable assets at year-end
	2004	2003	2004	2003
Operating Businesses:
Insurance group:
GEICO	$1,370	$1,370	$15,968	$14,088
General Re	13,518	13,515	37,734	38,831
Berkshire Hathaway Reinsurance and Primary Groups	143	143	61,057	56,085

Total insurance group	15,031	15,028	114,759	109,004
Apparel (1)	54	57	1,582	1,523
Building products	2,159	2,131	2,803	2,593
Finance and financial products	911	877	30,086	28,338
Flight services	1,369	1,369	2,823	2,875
McLane Company (2)	158	145	2,349	2,243
Retail	434	434	1,669	1,495
Shaw Industries	1,979	1,996	2,153	1,999
Other businesses (3)	917	911	1,875	1,813

	$23,012	$22,948	160,099	151,883

Reconciliation of segments to consolidated amount:
Corporate and other			1,796	1,829
Investments in MidAmerican Energy Holdings Company			3,967	3,899
Goodwill			23,012	22,948

			$188,874	$180,559

		2004	2003
(1)	Excludes other intangible assets not subject to amortization of	$311	$311
(2)	Excludes other intangible assets not subject to amortization of	65	65
(3)	Excludes other intangible assets not subject to amortization of	697	697

Insurance premiums written by geographic region (based upon the domicile of the insured or reinsured) are summarized below. Dollars are in millions.

	Property/Casualty			Life/Health
	2004	2003	2002	2004	2003	2002
United States	$14,886	$14,701	$14,297	$1,040	$1,031	$1,153
Western Europe	3,533	3,880	3,870	361	297	411
All other	587	797	800	621	510	335

	$19,006	$19,378	$18,967	$2,022	$1,838	$1,899

Notes to Consolidated Financial Statements (Continued)

(21) Business segment data (Continued)

Consolidated sales and service revenues in 2004, 2003 and 2002 totaled $43.2 billion, $32.1 billion and $17.0 billion respectively. Over 90% of such amounts in each year were in the United States with the remainder primarily in Canada and Europe. In 2004, consolidated sales and service revenues included $8.5 billion of sales to Wal-Mart Stores, Inc. which were primarily related to McLane’s wholesale distribution business that Berkshire acquired in May 2003.

Premiums written and earned by Berkshire’s property/casualty and life/health insurance businesses during each of the three years ending December 31, 2004 are summarized below. Dollars are in millions.

	Property/Casualty			Life/Health
	2004	2003	2002	2004	2003	2002
Premiums Written:
Direct	$11,483	$10,710	$9,457
Assumed	8,039	9,227	10,471	$2,775	$2,517	$2,031
Ceded	(516)	(559)	(961)	(753)	(679)	(132)

	$19,006	$19,378	$18,967	$2,022	$1,838	$1,899

Premiums Earned:
Direct	$11,301	$10,342	$8,825
Assumed	8,278	9,992	9,293	$2,769	$2,520	$2,021
Ceded	(509)	(688)	(822)	(754)	(673)	(135)

	$19,070	$19,646	$17,296	$2,015	$1,847	$1,886

(22)	Contingencies and Commitments

Berkshire and its subsidiaries are parties in a variety of legal actions arising out of the normal course of business. In particular, such legal actions affect Berkshire’s insurance and reinsurance businesses. Such litigation generally seeks to establish liability directly through insurance contracts or indirectly through reinsurance contracts issued by Berkshire subsidiaries. Plaintiffs occasionally seek punitive or exemplary damages. Berkshire does not believe that such normal and routine litigation will have a material effect on its financial condition or results of operations. Berkshire and certain of its subsidiaries are also involved in other kinds of legal actions, some of which assert or may assert claims or seek to impose fines and penalties in substantial amounts and are described below.

In October 2003, General Reinsurance Corporation (“General Reinsurance”), a wholly owned subsidiary of General Re Corporation (“General Re”), and four of its current and former employees, including its former president, received subpoenas for documents from the U.S. Attorney for the Eastern District of Virginia, Richmond Division (the “U.S. Attorney”) in connection with the U.S. Attorney’s investigation of Reciprocal of America (“ROA”). ROA was a Virginia-based reciprocal insurer of physician, hospital and lawyer professional liability risks. General Reinsurance provided various reinsurance coverages to ROA from the late 1970’s through 2002. In December 2004 and on several occasions since then, the U.S. Attorney and the Department of Justice in Washington requested additional information related to ROA and its affiliate, First Virginia Reinsurance, Ltd., and information related to transactions between General Reinsurance or its subsidiaries and other insurers. General Reinsurance has been providing such information and cooperating fully with the U.S. Attorney and the Department of Justice in their ongoing investigation. Berkshire cannot at this time predict the outcome of this investigation, is unable to estimate a range of possible loss, if any, and cannot predict whether or not that outcome will have a material adverse effect on Berkshire’s results of operations for at least the quarterly period when this investigation is completed or otherwise resolved.

General Reinsurance and four of its current and former employees, along with numerous other defendants, also have been sued in several civil actions related to ROA, including actions brought by the Virginia Commissioner of Insurance, as Deputy Receiver of ROA, and the Tennessee Commissioner of Insurance, as Liquidator for three Tennessee risk retention groups. Plaintiffs assert various claims, including fraud and conspiracy, against General Reinsurance and others. General Reinsurance intends to deny the allegations but Berkshire cannot at this time predict the outcome of these actions, is unable to estimate a range of possible loss, if any, and cannot predict whether or not that outcome will have a material adverse effect on Berkshire’s results of operations for at least the quarterly period when these actions are resolved.

In December 2004, General Re received a request from the U.S. Securities and Exchange Commission (“SEC”) for documents and information relating to non-traditional products. In January 2005, General Re also received a subpoena for the same documents and information from both the SEC and the New York State Attorney General. The subpoenas apply to General Re and its affiliates, including Berkshire Hathaway Inc., as well as Berkshire’s other insurance subsidiaries. General Re, Berkshire and certain of its other insurance subsidiaries have

22)	Contingencies and Commitments (Continued)

been cooperating fully with the SEC and the New York State Attorney General, including by providing them with information relating to (transactions between General Re or its subsidiaries and other insurers. Berkshire cannot at this time predict the outcome of these investigations, is unable to estimate a range of possible loss, if any, and cannot predict whether or not that outcome will have a material adverse effect on Berkshire’s results of operations for at least the quarterly period when these investigations are completed or otherwise resolved.

The Liquidator of both FAI Insurance Limited and HIH Insurance Limited has advised two subsidiaries of General Reinsurance, General Reinsurance Australia (“GRA”) and Kolnische Ruckversicherungs-Gessellschaft (“KR”), of claims it intends to assert arising from insurance transactions GRA entered into with FAI in May and June 1998. The Liquidator contends, among other things, that GRA and KR engaged in deceptive conduct that assisted FAI in improperly accounting for such transactions as reinsurance, and that such deception was a causal factor that led to the insolvency of HIH. GRA and KR do not know whether the Liquidator will pursue these or other claims, and Berkshire cannot predict the outcome of any such action and is unable to estimate a range of possible loss, if any, and cannot predict whether or not that outcome will have a material adverse effect on Berkshire’s results of operations for at least the quarterly period when such action, if any, is resolved.

GEICO is a defendant in a number of class action lawsuits related to the use of certain aftermarket parts to calculate the costs of repairing claimants vehicles. GEICO intends to vigorously defend its position on these claim settlement procedures. These lawsuits are in various stages of development and Berkshire cannot at this time predict the outcome of these actions, is unable to estimate a range of possible loss, if any, and cannot predict whether or not that outcome will have a material adverse effect on Berkshire’s results of operations for at least the quarterly period when these actions are resolved.

The Company leases certain manufacturing, warehouse, retail and office facilities as well as certain equipment. Total rent expense for all leases was $422 million, $384 million and $312 million in 2004, 2003 and 2002 respectively. Minimum rental payments for operating leases having initial or remaining non-cancelable terms in excess of one year are as follows. Amounts are in millions.

					After 2009
2005	2006	2007	2008	2009		Total
$ 364	$290	$238	$180	$148	$408		$1,628

Several of the Company’s subsidiaries have made long-term commitments to purchase goods and services used in their businesses. The most significant of these relate to NetJets’ commitments to purchase up to 340 aircraft through 2014. Commitments under all such subsidiary arrangements are approximately $3.1 billion in 2005, $1.2 billion in 2006, $1.1 billion in 2007, $990 million in 2008, $514 million in 2009 and $867 million after 2009.

(23)	Quarterly data

A summary of revenues and earnings by quarter for each of the last two years is presented in the following table. This information is unaudited. Dollars are in millions, except per share amounts.

2004	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenues	$17,184	$17,996	$19,172	$20,030
Net earnings (1)	1,550	1,282	1,137	3,339
Net earnings per equivalent Class A common share	1,008	834	739	2,171

2003
Revenues	$11,376	$14,396	$18,232	$19,855
Net earnings (1)	1,730	2,229	1,806	2,386
Net earnings per equivalent Class A common share	1,127	1,452	1,176	1,553

(1)	Includes investment gains, which, for any given period have no predictive value, and variations in amount from period to period have no practical analytical value, particularly in view of the unrealized appreciation now existing in Berkshire’s consolidated investment portfolio. After-tax investment gains for the periods presented above are as follows:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Investment gains – 2004	$415	$(172)	$518	$1,498
Investment gains – 2003	526	905	453	845

Management’s Report on Internal Control Over Financial Reporting

Management of Berkshire Hathaway Inc. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Securities Exchange Act of 1934 Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 as required by the Securities Exchange Act of 1934 Rule 13a-15(c). In making this assessment, we used the criteria set forth in the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control – Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2004.

Our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which appears below.

Berkshire Hathaway Inc.

March 2, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Berkshire Hathaway Inc.

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Berkshire Hathaway Inc. and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2004 of the Company and our report dated March 3, 2005 expressed an unqualified opinion on those financial statements.

DELOITTE & TOUCHE LLP

Omaha, Nebraska

March 3, 2005

BERKSHIRE HATHAWAY INC.

and Subsidiaries

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Results of Operations

Net earnings for each of the past three years are disaggregated in the table that follows. Amounts are after deducting income taxes and minority interests. Dollars are in millions.

	2004	2003	2002
Insurance – underwriting	$1,008	$1,114	$(284)
Insurance – investment income	2,045	2,276	2,096
Non-insurance businesses	1,913	1,745	1,668
Equity in earnings of MidAmerican Energy Holdings Company	237	429	359
Interest expense, unallocated	(59)	(59)	(55)
Other	(95)	(83)	(64)
Investment gains	2,259	2,729	566

Net earnings	$7,308	$8,151	$4,286

Berkshire’s operating businesses are managed on a decentralized basis. There are essentially no centralized or integrated business functions (such as sales, marketing, purchasing or human resources) and there is minimal involvement by Berkshire’s corporate headquarters in the day-to-day business activities of the operating businesses. Berkshire’s corporate office management participates in and is ultimately responsible for significant capital allocation decisions, investment activities and the selection of the Chief Executive to head each of the operating businesses.

Accordingly, Berkshire’s reportable business segments are organized in a manner that reflects how Berkshire’s top management views those business activities. Certain businesses have been grouped based upon similar products or product lines, marketing, selling and distribution characteristics even though those businesses are operated by separate local management. There are approximately 40 separate reporting units.

The business segment data (Note 21 to Consolidated Financial Statements) should be read in conjunction with this discussion.

Insurance — Underwriting

A summary follows of underwriting results from Berkshire’s insurance businesses for the past three years. Dollars are in millions.

	2004	2003	2002
Underwriting gain (loss) attributable to:
GEICO	$970	$452	$416
General Re	3	145	(1,393)
Berkshire Hathaway Reinsurance Group	417	1,047	547
Berkshire Hathaway Primary Group	161	74	32

Underwriting gain (loss) — pre-tax	1,551	1,718	(398)
Income taxes and minority interests	543	604	(114)

Net underwriting gain (loss)	$1,008	$1,114	$(284)

Berkshire engages in both primary insurance and reinsurance of property and casualty risks. Through General Re, Berkshire also reinsures life and health risks. In primary insurance activities, Berkshire subsidiaries assume defined portions of the risks of loss from persons or organizations that are directly subject to the risks. In reinsurance activities, Berkshire subsidiaries assume defined portions of similar or dissimilar risks that other insurers or reinsurers have subjected themselves to in their own insuring activities. Berkshire’s principal insurance businesses are: (1) GEICO, one of the five largest auto insurers in the U.S., (2) General Re, one of the four largest reinsurers in the world, (3) Berkshire Hathaway Reinsurance Group (“BHRG”) and (4) Berkshire Hathaway Primary Group. Berkshire’s management views insurance businesses as possessing two distinct operations – underwriting and investing. Accordingly, Berkshire evaluates performance of underwriting operations without any allocation of investment income.

A significant marketing strategy followed by all these businesses is the maintenance of extraordinary capital strength. Statutory surplus of Berkshire’s insurance businesses totaled approximately $48 billion at December 31, 2004. This superior capital strength creates opportunities, especially with respect to reinsurance activities, to negotiate and enter into insurance and reinsurance contracts specially designed to meet unique needs of sophisticated insurance and reinsurance buyers. Additional information regarding Berkshire’s insurance and reinsurance operations follows.

Management’s Discussion (Continued)

Insurance — Underwriting (Continued)

GEICO

GEICO provides primarily private passenger automobile coverages to insureds in 49 states and the District of Columbia. GEICO policies are marketed mainly by direct response methods in which customers apply for coverage directly to the company over the telephone, through the mail or via the Internet. This is a significant element in GEICO’s strategy to be a low cost insurer. In addition, GEICO strives to provide excellent service to customers, with the goal of establishing long-term customer relationships.

GEICO’s underwriting results for the past three years are summarized below. Dollars are in millions.

	2004		2003		2002
	Amount	%	Amount	%	Amount	%
Premiums written	$9,212		$8,081		$6,963

Premiums earned	$8,915	100.0	$7,784	100.0	$6,670	100.0

Losses and loss adjustment expenses	6,360	71.3	5,955	76.5	5,137	77.0
Underwriting expenses	1,585	17.8	1,377	17.7	1,117	16.8

Total losses and expenses	7,945	89.1	7,332	94.2	6,254	93.8

Pre-tax underwriting gain	$970		$452		$416

Premiums earned in 2004 and 2003 increased 14.5% and 16.7%, respectively, over the corresponding prior year amounts. The growth in premiums earned in 2004 for voluntary auto was 14.2% and reflects an 11.8% increase in policies-in-force during the past year and average rate increases of less than two percent. During the third quarter of 2004 GEICO began selling auto insurance in New Jersey, which will contribute to future policies-in-force growth. In late 2004 and early 2005, rate decreases have been implemented in several states in response to improved claims experience.

During 2004, policies-in-force increased 8.8% in the preferred risk markets and 21.6% in the standard and nonstandard markets. Voluntary auto new business sales in 2004 increased 14.9% compared to 2003. Voluntary auto policies-in-force at December 31, 2004 were 635,000 higher than at December 31, 2003 and reflect strong growth in the standard and nonstandard lines.

Losses and loss adjustment expenses in 2004 totaled $6,360 million, an increase of 6.8% over 2003. The loss ratio declined to 71.3% in 2004 compared to 76.5% in 2003 and 77.0% in 2002 primarily due to decreasing claim frequencies across all markets and most coverage types. In 2004, claims frequencies for physical damage coverages have decreased in the two to four percent range from 2003 while frequencies for bodily injury coverages decreased in the three to five percent range. Bodily injury severity in 2004 increased in the two to four percent range over 2003 while physical damage severity has increased in the three to six percent range. Incurred losses from catastrophe events totaled approximately $71 million in 2004 (primarily from the hurricanes in the third quarter) compared to $57 million in 2003.

Underwriting expenses in 2004 totaled $1,585 million, an increase of 15.1% over 2003, which increased 23.3% over 2002. Policy acquisition expenses in 2004 increased 21.5% over 2003 to $889 million reflecting increased advertising and other costs associated with the increase in policies-in-force. Other operating expenses for 2004 were $696 million, an increase of 7.7% over 2003. The increase in other expenses was due to higher salary, profit sharing and other employee benefit expenses.

General Re

General Re conducts a reinsurance business offering property and casualty and life and health coverages to clients worldwide. In North America, property and casualty reinsurance is written on a direct basis through General Reinsurance Corporation. Internationally, property and casualty reinsurance is written on a direct basis through 91% owned Cologne Re (based in Germany) and other wholly-owned affiliates as well as through brokers with respect to Faraday in London. Life and health reinsurance is written for clients worldwide through Cologne Re. General Re’s pre-tax underwriting results are summarized for the past three years in the following table. Amounts are in millions.

	Premiums written			Premiums earned			Pre-tax underwriting gain (loss)
	2004	2003	2002	2004	2003	2002	2004	2003	2002
Property/casualty:
North American	$2,747	$3,440	$3,975	$3,012	$3,551	$3,967	$11	$67	$(1,019)
International	2,091	2,742	2,647	2,218	2,847	2,647	(93)	20	(319)
Life/health	2,022	1,839	1,899	2,015	1,847	1,886	85	58	(55)

	$6,860	$8,021	$8,521	$7,245	$8,245	$8,500	$3	$145	$(1,393)

Property/casualty

North American property/casualty premiums written in 2004 declined 20.1% from 2003 and 2003 premiums written declined 13.5% compared to 2002. International property and casualty premiums written in 2004 decreased 23.7% from 2003, which increased 3.6% over 2002. The declines in 2004 reflect reductions in the amounts of business accepted over the past two years, offset in part by higher rates. Underwriting performance is not evaluated based upon market share and underwriters are

Insurance — Underwriting (Continued)

General Re (Continued)

Property/casualty (Continued)

instructed to reject inadequately priced risks. Management expects written premiums to continue to decline during 2005, primarily due to maintaining underwriting discipline in an increasingly price-competitive property/casualty market.

The decline in premiums earned in 2004 from North American operations was attributed to cancellations/non-renewals over new contracts (estimated at $697 million), partially offset by renewal rate increases and changes in renewal terms and conditions across all lines of business (estimated at $158 million). The decline in premiums earned in 2003 from 2002 reflected cancellations/non-renewals exceeding new contracts (estimated at $761 million), partially offset by rate increases across all lines (estimated at $345 million). The decline in international premiums earned in 2004 versus 2003 reflected the reductions of premium volume partially offset by a lower value of the U.S. dollar. In local currencies, 2004 premiums earned declined 29.1% compared with 2003, which, in turn, declined 5.5% in 2003 versus 2002.

The North American property/casualty business produced a pre-tax underwriting gain of $11 million in 2004 compared with a gain of $67 million in 2003, and a loss of $1,019 million in 2002. The $11 million net underwriting gain in 2004 was comprised of current accident year gains of $166 million, partially offset by $155 million in prior accident year losses. Current accident year results included approximately $120 million of catastrophe losses from the four hurricanes that struck the Southeast United States in the third quarter. Despite these losses, current accident year underwriting results benefited from the favorable effects of re-pricing efforts and improved coverage terms and conditions implemented over the past three years and a one time reduction of $70 million in pension expense during the third quarter, resulting from the curtailment of certain benefits at the end of 2005. Underwriting results for 2003 included net underwriting gains for the current accident year of $200 million compared to $66 million in 2002. The current accident year results in 2003 and 2002 reflected re-pricing efforts and unusually low amounts of large individual and catastrophe-related property losses. In both 2003 and 2002, the current accident year gains were reduced or eliminated by additional losses ($133 million in 2003 and $1,085 million in 2002) established for prior accident years’ loss occurrences.

In 2004, the $155 million charge related to prior accident year loss occurrences consisted of $729 million of increases in casualty and workers’ compensation reserves, $110 million related to discount accretion on workers’ compensation reserves and deferred charge amortization on retroactive reinsurance coverages, offset by $307 million of reserve reductions for prior year property losses and $377 million of gains associated with contract commutations and settlements. The aforementioned increases in workers’ compensation reserves in 2004 reflected escalating medical utilization and inflation, and casualty reserve increases related primarily to losses under financial institutions errors and omissions and directors and officers’ lines of business and asbestos and environmental mass tort exposures. The decrease in property reserves in 2004 was primarily due to reductions in estimated World Trade Center losses.

As previously stated, underwriting results in 2003 and 2002 included $133 million and $1,085 million, respectively, in losses related to prior accident years, which included $99 million and $95 million, respectively, from discount accretion on workers’ compensation reserves and deferred charge amortization on retroactive reinsurance contracts. In 2002, reserve increases also included $990 million in increased loss estimates mostly related to casualty lines of business (general liability, workers’ compensation, medical malpractice, auto liability and professional liability coverages), principally for the 1997 through 2000 accident years, partially offset by $115 million of reserve reductions related to reduced estimates for certain World Trade Center claims.

Although loss reserve levels are now believed to be adequate, there are no guarantees. A relatively small change in the estimate of net reserves can produce large changes in annual underwriting results. In addition, the timing and magnitude of catastrophe and large individual property losses are expected to continue to contribute to volatile periodic underwriting results in the future. See “Critical Accounting Policies” for additional information concerning loss reserves.

International property/casualty businesses produced a pre-tax underwriting loss of $93 million in 2004 compared with a gain of $20 million in 2003, and a loss of $319 million in 2002. Underwriting results in 2004 include $110 million of catastrophe losses from the third quarter hurricanes. In 2003, losses from catastrophes and large individual property losses were minimal and in 2002 totaled $124 million, primarily from flood and storm losses in Europe. Underwriting results for each of the last three years benefited from favorable results of the aviation business and relatively low non-catastrophe property losses. Underwriting results of the international businesses have improved overall over the last two years as a result of re-pricing efforts and more disciplined underwriting. Underwriting results of the international property and casualty businesses included losses from prior years’ loss occurrences of $102 million in 2004, $104 million in 2003 and $320 million in 2002.

Life and health

Life and health premiums earned in 2004 increased $168 million (9.1%) over 2003, which decreased by $39 million (2.1%) compared with 2002. Adjusting for the effects of foreign currency exchange, premiums earned increased 3.7% in 2004 and declined 9.6% in 2003. The increase in premiums earned is due in part to the strengthening of foreign currencies and an increase in European life business. The decline in 2003 was primarily due to decreases in the group and individual health businesses in the U.S. life/health operations.

Underwriting results for the global life/health operations produced pre-tax underwriting gains of $85 million in 2004 and $58 million in 2003, compared with an underwriting loss of $55 million in 2002. While both the U.S. and international life/health operations were profitable in both 2004 and 2003, most of the gains were earned in the international life business. The underwriting losses for 2002 were principally due to increased reserves on run-off business in the U.S. life/health operations.

Management’s Discussion (Continued)

Insurance — Underwriting (Continued)

Berkshire Hathaway Reinsurance Group

The Berkshire Hathaway Reinsurance Group (“BHRG”) underwrites excess-of-loss reinsurance and quota-share coverages for insurers and reinsurers around the world. BHRG’s business includes catastrophe excess-of-loss reinsurance, excess direct and facultative reinsurance for large or otherwise unusual discrete property risks referred to as individual risk. Retroactive reinsurance policies provide indemnification of losses and loss adjustment expenses with respect to past loss events. Other multi-line reinsurance refers to other contracts that are written on both a quota-share and excess basis, and include participations in and contracts with Lloyd’s syndicates. Amounts in the table below are in millions.

	Premiums earned			Pre-tax underwriting gain (loss)
	2004	2003	2002	2004	2003	2002
Catastrophe and individual risk	$1,462	$1,330	$1,283	$385	$1,108	$1,006
Retroactive reinsurance	188	526	407	(412)	(387)	(433)
Other multi-line	2,064	2,574	1,610	444	326	(26)

Total	$3,714	$4,430	$3,300	$417	$1,047	$547

Catastrophe and individual risk contracts may provide exceptionally large limits of indemnification, often several hundred million dollars and occasionally in excess of $1 billion, and cover catastrophe risks (such as hurricanes, earthquakes or other natural disasters) or other property risks (such as aviation and aerospace, commercial multi-peril or terrorism). Catastrophe and individual business written totaled about $1.5 billion in 2004 and $1.2 billion in 2003. The level of business written in future periods will vary, perhaps materially, based upon market conditions and management’s assessment of the adequacy of premium rates. Premiums written in 2004 included $165 million to reinstate coverages as a result of the third quarter hurricane losses.

In 2004, underwriting results from catastrophe and individual risk business included estimated catastrophe losses of $790 million, primarily from four hurricanes that struck the U.S. and Caribbean during the third quarter. The catastrophe and individual risk business produced substantial underwriting gains in 2003 and 2002 due to the lack of catastrophic or otherwise large loss events. However, catastrophic losses (such as the recent hurricane losses) are anticipated to occur over time, which could exceed the gains earned in recent years. The pre-tax maximum probable loss from a single event at December 31, 2004 is estimated to be $5 billion resulting from potential risk of loss from a major earthquake in California. BHRG, as a matter of general practice, does not cede catastrophe and individual risks to other reinsurers. The timing and magnitude of such losses may produce extraordinary volatility in periodic underwriting results. Nevertheless, Berkshire’s management remains willing to accept such volatility provided there is a reasonable prospect of long-term underwriting profitability.

Retroactive reinsurance contracts indemnify ceding companies for losses arising under insurance or reinsurance contracts written in the past, often many years ago. While contract terms vary, losses under the contracts are subject to a very large aggregate dollar limit, occasionally exceeding $1 billion under a single contract. Generally, it is also anticipated, although not assured, that claims under retroactive contracts will be paid over long time periods. These contracts do not produce an immediate underwriting loss for financial reporting purposes. The excess of the estimated ultimate claims payable over the premiums received is established as a deferred charge which is subsequently amortized over the expected claim settlement periods. Such amortization is included as a component of losses incurred.

Underwriting losses from retroactive reinsurance are primarily attributed to the amortization of deferred charges established on retroactive reinsurance contracts. Deferred charges, which represent the difference between the policy premium and the estimated ultimate claim reserves, are amortized over the expected claim payment period using the interest method. The timing and amount of expected future losses are re-estimated periodically. Deferred charge balances are adjusted accordingly on a retrospective basis via a cumulative adjustment.

Gross loss reserves established under retroactive reinsurance totaled approximately $10 billion as of December 31, 2004 and losses paid during the year totaled approximately $860 million. Unamortized deferred charges at December 31, 2004 totaled approximately $2.45 billion compared to approximately $2.85 billion as of December 31, 2003. Management believes that these charges are reasonable relative to the large amount of float generated from these policies. Income generated from the investment of float is reflected in investment income and investment gains.

Premiums earned in 2004 from traditional multi-line reinsurance decreased $510 million (19.8%) compared to 2003. The comparative decrease was primarily due to declines in quota-share participations (including Lloyd’s) and the termination of a major quota-share contract in mid-2003. Several contracts were not renewed or were curtailed in 2004 so further premium declines are anticipated in 2005. Pre-tax underwriting results in 2004 included losses of approximately $175 million arising from the third quarter hurricanes affecting the United States and Caribbean. However, these losses were more than offset by increased underwriting gains in aviation coverages and approximately $160 million in gains from the commutations of several reinsurance contracts in 2004. Underwriting gains in 2003 reflected low amounts of property and aviation losses. There were no significant commutations in 2003.

Berkshire Hathaway Primary Group

Berkshire’s primary insurance group consists of a wide variety of smaller insurance businesses that principally write liability coverages for commercial accounts. These businesses include: National Indemnity Company’s primary group operation

Insurance — Underwriting (Continued)

Berkshire Hathaway Primary Group (Continued)

(“NICO Primary Group”), a writer of motor vehicle and general liability coverages; U.S. Investment Corporation (“USIC”), whose subsidiaries underwrite specialty insurance coverages; a group of companies referred to internally as “Homestate” operations, providers of standard multi-line insurance; and Central States Indemnity Company, a provider of credit and disability insurance to individuals nationwide through financial institutions.

Collectively, Berkshire’s other primary insurance businesses produced earned premiums of $1,211 million in 2004, $1,034 million in 2003, and $712 million in 2002. The increases in premiums earned during the past two years were largely attributed to increased volume of USIC and the NICO Primary Group. Net underwriting gains of Berkshire’s other primary insurance businesses totaled $161 million in 2004, $74 million in 2003 and $32 million in 2002. The improvement in year-to-year comparative underwriting results was due to the aforementioned increases in premiums and better-than-expected claim experience.

Insurance — Investment Income

Following is a summary of the net investment income of Berkshire’s insurance operations for the past three years. Dollars are in millions.

	2004	2003	2002
Investment income before taxes	$2,824	$3,223	$3,050
Applicable income taxes and minority interests	779	947	954

Investment income after taxes and minority interests	$2,045	$2,276	$2,096

Pre-tax investment income earned by Berkshire’s insurance businesses in 2004 totaled $2,824 million, a decrease of 12.4% from 2003. The decline reflects increased amounts invested in low-yielding cash and cash equivalents in 2004 as well as a reduction in amounts invested in high-yield corporate obligations.

In the second half of 2004, short-term interest rates in the United States increased, which should result in increased earnings from such investments in 2005 periods when compared to 2004 periods. Management continues to seek to invest cash balances into long-term instruments, including business acquisitions. However, absent such opportunities, investment income may remain relatively low. Berkshire’s management believes that this current strategy, while potentially hurting current earnings, is appropriate in preserving capital and maintaining flexibility to make significant acquisitions when opportunities arise.

A summary of investments held in Berkshire’s insurance businesses follows. Dollar amounts are in millions.

	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2002
Cash and cash equivalents	$38,706	$29,908	$9,468
Marketable equity securities	37,420	35,017	28,155
Fixed maturity securities	22,831	26,087	38,395
Other	2,059	2,656	3,133

	$101,016	$93,668	$79,151

Fixed maturity investments as of December 31, 2004 were as follows. Dollar amounts are in millions.

	Amortized cost	Unrealized gains	Fair value
U.S. Treasury, government corporations and agencies	$1,576	$14	$1,590
States, municipalities and political subdivisions	3,569	156	3,725
Foreign governments	6,996	91	7,087
Corporate bonds and redeemable preferred stocks, investment grade	3,866	340	4,206
Corporate bonds and redeemable preferred stocks, non-investment grade	2,675	1,552	4,227
Mortgage-backed securities	1,903	93	1,996

	$20,585	$2,246	$22,831

All U.S. government obligations are rated AAA by the major rating agencies and about 95% of all state, municipal and political subdivisions, foreign government obligations and mortgage-backed securities were rated AA or higher by the major rating agencies. Non-investment grade securities represent securities that are rated below BBB- or Baa3. Fair value reflects quoted market prices where available or, if not available, prices obtained from independent pricing services.

Invested assets derive from shareholder capital and reinvested earnings as well as net liabilities assumed under insurance contracts or “float.” The major components of float are unpaid losses, unearned premiums and other liabilities to policyholders less premiums and reinsurance receivables, deferred charges assumed under retroactive reinsurance contracts and deferred policy acquisition costs. Float totaled $46.1 billion at December 31, 2004, $44.2 billion at December 31, 2003 and $41.2 billion at December 31, 2002. The cost of float, as represented by the ratio of pre-tax underwriting gain or loss to average float,

Management’s Discussion (Continued)

was negative for 2004 and 2003, as Berkshire’s insurance businesses generated pre-tax underwriting gains.

Non-Insurance Businesses

A summary follows of results from Berkshire’s non-insurance businesses for the past three years. Dollars are in millions.

	2004	2003	2002
Pre-tax earnings	$3,065	$2,776	$2,667
Income taxes and minority interests	1,152	1,031	999

Net earnings	$1,913	$1,745	$1,668

A comparison of revenues and pre-tax earnings between 2004, 2003 and 2002 for the non-insurance businesses follows. Dollars are in millions.

	Revenues			Pre-tax earnings (loss)
	2004	2003	2002	2004	2003	2002
	$2,200	$2,075	$1,619	$325	$289	$229
Building products	4,337	3,846	3,702	643	559	516
Finance and financial products	3,774	3,045	2,234	584	619	726
Flight services *	3,244	2,431	2,837	191	72	225
McLane Company	23,373	13,743	—	228	150	—
Retail	2,601	2,311	2,103	163	165	166
Shaw Industries	5,174	4,660	4,334	466	436	424
Other businesses	3,213	3,040	2,375	465	486	381

	$47,916	$35,151	$19,204	$3,065	$2,776	$2,667

*	In 2004, Berkshire adopted the provisions of EITF 00-21(“Accounting for Revenue Arrangements with Multiple Deliverables”). As a result, for consolidated reporting purposes, the method of recognizing revenue related to NetJets’ fractional aircraft sales was changed. Management continues to evaluate the results of NetJets under the prior revenue recognition criteria and thus has shown revenues and pre-tax earnings for the flight services segment using the prior revenue recognition method. The prior revenue recognition method results in the revenues and pre-tax earnings in this table being $902 million greater and $74 million greater than the amounts reported in Berkshire’s consolidated financial statements.

Apparel

Apparel revenues in 2004 totaled $2,200 million, an increase of $125 million (6%) over 2003. Increased sales by Fruit of the Loom (“FOL”) accounted for essentially all of the increase, as unit sales increased 14%, offset partially by lower net selling prices. FOL generated approximately 60% of total apparel group revenues in 2004. Pre-tax earnings of apparel businesses totaled $325 million in 2004, an increase of 12% over 2003. About half of the increase in pre-tax earnings was generated by FOL due to the aforementioned unit sales increase, although lower net selling prices and higher cotton costs resulted in a decrease in FOL’s gross margin rate. In addition, increased earnings were achieved in the footwear businesses (HH Brown and Justin) and children’s apparel (Garan), which benefited from increased sales as well as expense controls. The increases in sales and pre-tax earnings in 2003 over 2002 were due largely to acquisitions of FOL (April 2002) and Garan (September 2002).

Building products

Building products revenues in 2004 totaled $4,337 million, an increase of $491 million (13%) over 2003. Increased sales volume was generated in all significant product lines in 2004, including insulation and roofing products (11%), paint (8%), brick and masonry (4%) and steel connector plates and truss components (38%), which also reflected higher selling prices. Favorable housing construction markets in the U.S. continued in 2004, which benefited the group as a whole.

Pre-tax earnings of the building products group in 2004 exceeded earnings in 2003 by $84 million (15%), reflecting increased pre-tax earnings from insulation products and connector plate/truss components. In addition, the results for 2003 of the insulation business included a loss of $21 million from a fire at a pipe insulation plant. (Eliminating the impact of the fire loss reduces the earnings increase to about 11%). Over the past year, certain production costs (such as steel, petroleum-based materials, and energy, such as natural gas) have risen significantly. For instance, the cost of steel (used in manufacturing connector plates and trusses) has risen about 100% over the past year. Also, average prices for natural gas (used in manufacturing fiberglass and bricks) and gasoline (delivery costs) have risen significantly over the past year. Such rapid increases produced declines in profit margins, which accelerated during the last half of 2004. Revenues and pre-tax earnings of the building products group in 2003 and 2002 benefited from the favorable residential housing construction markets.

Non-Insurance Businesses (Continued)

Finance and financial products

Revenues generated by the finance and financial products group in 2004 totaled $3,774 million, an increase of 24% over 2003. Revenues in 2004 include Clayton Homes for the full year. Clayton was acquired by Berkshire on August 7, 2003 and its results are included in Berkshire’s consolidated financial statements beginning as of that date. See Note 2 to the Consolidated Financial Statements for information regarding this acquisition. Clayton generated total revenues of approximately $2,024 million in 2004 compared to $512 million in 2003.

Excluding Clayton, finance revenues in 2004 declined $783 million from 2003. Life insurance annuity premiums of $700 million were earned in the last half of 2003 from a few sizable transactions. Annuity premiums generated in 2004 were nominal. The comparative declines in 2004 revenues also reflect lower interest income, resulting from lower amounts of invested assets associated with leveraged investing activities, including reduced interest from Berkadia’s loan to FINOVA, and higher proportions of low-yielding short-term investments to total invested assets. Somewhat offsetting the decline was the fact that Value Capital was consolidated during the first half of 2004. See Note 15 to the Consolidated Financial Statements for additional information regarding Value Capital.

Pre-tax earnings from finance and financial products businesses, excluding investment gains/losses, in 2004 were $584 million, a decrease of $35 million (6%) from 2003. Pre-tax earnings reflect the inclusion of Clayton for the full year of 2004 as well as much improved earnings from leasing businesses (CORT and XTRA). In 2004, the leasing businesses generated pre-tax earnings of $92 million compared to $34 million in 2003. In addition, the net loss from the run-off of General Re’s finance business was reduced by $55 million in 2004.

Pre-tax earnings from leveraged investing activities declined approximately $163 million in 2004 as a result of comparatively lower amounts of invested assets. In addition, pre-tax earnings for 2004 of the life/annuity insurance business declined approximately $142 million as a result of higher allocations of investments in cash and cash equivalents, a significant reduction in the early redemption of fixed-income securities purchased at a discount and adverse changes in mortality assumptions.

Flight services

Flight service revenues increased $813 million (33%) over 2003. Over 90% of the revenue increase resulted from the NetJets business where flight operations revenue increased just under $400 million and revenues from aircraft sales increased about $360 million. The increase in flight operations revenue was primarily due to higher usage, a larger percentage of hours being on larger aircraft and a slight rate increase. Sales of fractional aircraft increased due to an approximately 10% increase in aircraft sold and a higher percentage of sales being large cabin aircraft which carry a higher sales price. In 2004, revenues from FlightSafety increased about $57 million (10% over the prior year). Increased revenues from simulator sales represent about 65% of the increase with increased training revenues accounting for the remainder. Increased training revenues in 2004 were attributed to a 13% increase in simulator usage, primarily from corporate aviation and regional airline customers, offset by reduced revenues from government customers.

Pre-tax earnings of flight services businesses totaled $191 million in 2004, an increase of $119 million as compared to 2003. About half of this increase is due to reduced write downs of certain simulators and aircraft inventory. During 2003, such write downs were about $69 million and during 2004 they were about $12 million. Pre-tax earnings from FlightSafety’s training business, excluding asset write downs, increased about $33 million due to the aforementioned revenue increases. Pre-tax earnings from NetJets’ flight operations business, excluding asset write downs, improved by about $25 million.

Operating results of the flight services business have improved gradually since 2003. These businesses were adversely affected by the attack on the World Trade Center and the deterioration in the U.S. economy that followed. Revenues and pre-tax earnings of this segment in 2003 declined in comparison with 2002.

McLane Company

On May 23, 2003, Berkshire acquired McLane Company, Inc., a distributor of grocery and food products to retailers, convenience stores and restaurants. See Note 2 to the Consolidated Financial Statements for additional information regarding the McLane acquisition. Results of McLane’s business operations are included in Berkshire’s consolidated results beginning on that date. McLane’s revenues in 2004 totaled $23.4 billion and for the full year 2003 totaled about $22 billion. Pre-tax earnings totaled $228 million in 2004 and $225 million for the full year 2003. The comparative year-to-date increases in sales reflect the addition of new customers since Berkshire’s acquisition and growth in the food service business. In 2004, approximately 33% of McLane’s annual revenues derived from sales to Wal-Mart Stores, Inc. McLane’s business is marked by high sales volume and very thin profit margins.

Retail

Berkshire’s principal retail operations consist of home furnishings and jewelry retailers. Total revenues attributed to retail operations were $2.60 billion in 2004 and $2.31 billion in 2003. Same store sales in 2004 increased 2.4% from 2003. Pre-tax earnings of the retail group totaled $163 million in 2004 compared to $165 million in 2003. The increase in sales was substantially offset by higher costs associated with new home furnishings stores, including increased salaries and benefits, depreciation, and distribution costs.

Management’s Discussion (Continued)

Non-Insurance Businesses (Continued)

Shaw Industries

Floor covering sales generated by Shaw Industries totaled $5.17 billion in 2004, an increase of $514 million (11%) over 2003. The increase in revenues was driven by an approximate 9% increase in square yards of carpet sold, higher net selling prices and increased hard surface and rug sales. Sales in 2004 include those of two businesses acquired by Shaw (Georgia Tufters and the North Georgia operations of the Dixie Group) in 2003, which contributed sales of $240 million in 2004 and $50 million in 2003. Pre-tax earnings in 2004 totaled $466 million, an increase of $30 million (7%) over 2003. During 2004, petroleum-based raw material costs increased on several occasions. Production cost inflation was driven by higher petroleum-based raw material and energy related costs. Sales price increases have lagged raw material supplier price increases resulting in a decline in gross sales margins during 2004. Further margin declines in 2005 are possible.

Equity in Earnings of MidAmerican Energy Holdings Company

Earnings from MidAmerican represent Berkshire’s share of MidAmerican’s net earnings, as determined under the equity method. In 2004, Berkshire’s share of MidAmerican’s net earnings was $237 million versus $429 million in 2003. During the third quarter of 2004, MidAmerican recorded an after-tax charge of $340 million (of which Berkshire’s share was about $255 million) to write down certain assets of an operation that was shut down in the third quarter. In the fourth quarter of 2004, MidAmerican realized a gain of $44 million (Berkshire’s share was about $33 million) from the realization of certain Enron-related bankruptcy claims. Ignoring the effect to these two non-recurring events Berkshire’s share of MidAmerican’s 2004 net earnings was $459 million, which reflects improved results at most of MidAmerican’s major operating units. See Note 3 to the Consolidated Financial Statements for additional information regarding MidAmerican.

Investment Gains/Losses

Investment gains and losses arise when investments are sold and foreign currency forward contracts are marked-to-market with a corresponding gain or loss included in earnings. Investment gains and losses also arise in connection with investments by Berkshire in life settlement contracts. Investment losses can also arise when available-for-sale or held-to-maturity securities are deemed to be other-than-temporarily impaired (“OTTI”). A summary of investment gains and losses follows. Dollar amounts are in millions.

	2004	2003	2002
Investment gains (losses) from -
Sales of investments -
Insurance and other	$1,527	$2,873	$961
Finance and financial products	61	338	284
OTTI securities	(19)	(289)	(607)
Foreign currency forward contracts	1,839	825	297
Life settlement contracts	(207)	—	—
Other	288	374	(51)

Investment gains before income taxes and minority interests	3,489	4,121	884
Income taxes and minority interests	1,230	1,392	318

Net investment gains	$2,259	$2,729	$566

Prior to January 1, 2004, Berkshire accounted for investments in life settlement contracts on the cost basis. Therefore, the cost of the investment included the initial purchase price plus periodic maintenance costs. Beginning in 2004, as a result of obtaining information which suggested that the SEC believed that a different accounting method should be used, these investments are being accounted for under FASB Technical Bulletin (“FTB”) 85-4 “Accounting for Purchases of Life Insurance.” Under FTB 85-4, the carrying value of each contract at purchase and at the end of each reporting period is equal to the cash surrender value of the contract. Cash paid to purchase these contracts that is in excess of the cash surrender value at the date of purchase is recognized as a loss immediately and periodic maintenance costs, such as premiums necessary to keep the underlying policy in force, are charged to earnings immediately. The life insurance benefits are payable to the Company. The loss during 2004 included $73 million related to life settlement contracts held at December 31, 2003. Despite the accounting loss recorded for these contracts, management views these contracts to have a current value no less than the cost paid for the policies plus any subsequent maintenance costs and believes these contracts will produce satisfactory earnings.

Gains and losses from foreign currency contracts arise as the value of the U.S. dollar changes against certain foreign currencies. Small changes in certain foreign currency exchange rates can produce material changes in the fair value of these contracts given the large net notional value of Berkshire’s open contracts ($21.4 billion as of December 31, 2004) and consequently, may produce exceptional volatility in reported earnings in a given period.

Financial Condition

Berkshire’s balance sheet continues to reflect significant liquidity and a strong capital base. Consolidated shareholders’ equity at December 31, 2004 totaled $85.9 billion. Consolidated cash and invested assets, excluding assets of finance and financial products businesses, totaled approximately $102.9 billion at December 31, 2004 (including cash and cash equivalents of $40.0 billion) and $95.6 billion at December 31, 2003 (including $31.3 billion in cash and cash equivalents).

Berkshire’s consolidated notes payable and other borrowings, excluding borrowings of finance businesses, totaled $3.5 billion at December 31, 2004 and $4.2 billion at December 31, 2003. During 2004, commercial paper and short-term borrowings of subsidiaries declined $388 million, primarily from repayments arising from operating cash flow of NetJets and Shaw. Additionally, investment contract balances of $226 million were repaid during 2004.

In May 2002, Berkshire issued the SQUARZ securities, which consist of $400 million par amount of senior notes due in November 2007 together with warrants to purchase 4,464 Class A equivalent shares of Berkshire common stock, which expire in May 2007. A warrant premium is payable to Berkshire at an annual rate of 3.75% and interest is payable to note holders at a rate of 3.00%. Each warrant provides the holder the right to purchase either 0.1116 shares of Class A or 3.348 shares of Class B stock for $10,000. In addition, holders of the senior notes have the option to require Berkshire to repurchase the senior notes at par on May 15, 2005 and 2006, provided that the holders also surrender a corresponding amount of warrants for cancellation. All warrants and senior notes were outstanding as of December 31, 2004.

Assets of the finance and financial products businesses totaled $30.1 billion as of December 31, 2004, compared to $49.0 billion at June 30, 2004 and $28.3 billion at December 31, 2003. Liabilities totaled $20.4 billion as of December 31, 2004 compared to $42.2 billion at June 30, 2004 and $22.0 billion at December 31, 2003. As discussed in Note 15 to the Consolidated Financial Statements, Berkshire consolidated the accounts of Value Capital, L.P. beginning as of January 1, 2004, and as a result of a reduction of its ownership interest in the partnership, discontinued consolidation effective July 1, 2004. As of June 30, 2004, Value Capital’s assets and liabilities totaled $24.1 billion and $23.4 billion, respectively.

Cash and cash equivalents of finance and financial products businesses totaled $3.4 billion as of December 31, 2004 and $4.7 billion as of December 31, 2003. During 2004, manufactured housing loans of Clayton increased approximately $5.0 billion to $7.5 billion as of December 31, 2004. The increase was primarily attributed to a loan portfolio acquisition of approximately $3.7 billion on December 30, 2004. Clayton is a leading builder of manufactured housing, provides financing to customers, and acquires other installment loan portfolios. Prior to its acquisition by Berkshire in August 2003, Clayton securitized and sold a significant portion of its installment loans through special purpose entities. In early 2003, Clayton discontinued loan securitizations and sales.

Notes payable and other borrowings of Berkshire’s finance and financial products businesses totaled $5.4 billion at December 31, 2004 and $4.9 billion at December 31, 2003. During 2004, Berkshire Hathaway Finance Corporation (“BHFC”) issued a total of $1.6 billion par amount of medium term notes due from 2007 through 2014. The proceeds of these issues were used to finance originated and acquired loans of Clayton. These medium term notes are guaranteed by Berkshire. On January 4, 2005, BHFC issued an additional $3.75 billion par amount of medium term notes to finance Clayton’s December 30, 2004 loan portfolio acquisition discussed above. In February 2004, the remaining balance of Berkadia’s bank borrowing ($525 million) was repaid upon the collection of the final $525 million loan to FINOVA and in the second quarter GRS repaid debt of approximately $550 million.

Berkshire believes that it currently maintains sufficient liquidity to cover its existing contractual obligations and provide for contingent liquidity.

Contractual Obligations

A summary of long-term contractual obligations as of December 31, 2004 follows. Amounts represent estimates of gross undiscounted amounts payable over time. In addition, certain losses and loss adjustment expenses for property and casualty loss reserves are ceded to others under reinsurance contracts and therefore are recoverable. Such potential recoverables are not reflected in the table. Amounts are in millions.

	Estimated payments due by period
	Total	2005	2006-2007	2008-2009	After 2009
Notes payable and other borrowings (1)	$11,753	$1,937	$2,138	$2,321	$5,357
Securities sold under agreements to repurchase (1)	5,831	5,831	—	—	—
Operating leases	1,628	364	528	328	408
Purchase obligations (2)	7,759	3,103	2,285	1,504	867
Unpaid losses and loss expenses	47,878	11,023	12,280	6,637	17,938
Other long-term policyholder liabilities	4,308	94	78	72	4,064
Other (3)	7,124	430	517	416	5,761

Total	$86,281	$22,782	$17,826	$11,278	$34,395

(1)	Includes interest
(2)	Principally relates to NetJets’ aircraft purchases
(3)	Principally annuity reserves and employee benefits

Management’s Discussion (Continued)

Contractual Obligations (Continued)

Berkshire and its subsidiaries are parties to contracts associated with ongoing business and financing activities, which will result in cash payments to counterparties in future periods. Notes payable and securities sold under agreements to repurchase are reflected in the Consolidated Financial Statements along with accrued but unpaid interest as of the balance sheet date. In addition, Berkshire will be obligated to pay interest under debt obligations for periods subsequent to the balance sheet date. Although certain principal balances may be prepaid in advance of the maturity date, which could reduce future interest obligations, it is assumed that no principal prepayments will occur for purposes of this disclosure. Further, while short-term borrowings and repurchase agreements are currently expected to be renewed as they mature, such amounts are not assumed to renew for purposes of this disclosure.

Berkshire and subsidiaries are also parties to long-term contracts to acquire goods or services in the future, which are not currently reflected in the financial statements. Such obligations, including future minimum rentals under operating leases, will be reflected in future periods as the goods are delivered or services provided. Amounts due as of the balance sheet date for purchases where the goods and services have been received and a liability incurred are not included to the extent that such amounts are due within one year of the balance sheet date.

Contractual obligations for unpaid losses and loss adjustment expenses arising under property and casualty insurance contracts are estimates. The timing and amount of such payments is contingent upon the ultimate outcome of claim settlements that will occur over many years. The amounts presented in the preceding table are based upon past claim settlement activities. The timing and amount of such payments are subject to significant estimation error. The factors affecting the ultimate amount of claims are discussed in the following section regarding Berkshire’s critical accounting policies. Accordingly, the actual timing and amount of payments may differ materially from the amounts shown in the table.

Critical Accounting Policies

Certain accounting policies require management to make estimates and judgments concerning transactions that will be settled several years in the future. Amounts recognized in the financial statements from such estimates are necessarily based on numerous assumptions involving varying and potentially significant degrees of judgment and uncertainty. Accordingly, the amounts currently reflected in the financial statements will likely increase or decrease in the future as additional information becomes available.

Property and casualty losses

A summary of Berkshire’s consolidated liabilities for unpaid property and casualty losses is presented in the table below. Except for certain workers’ compensation reserves, liabilities for unpaid property and casualty reserves are reflected in the Consolidated Balance Sheets without discounting for time value, regardless of the length of the claim-tail. Dollars are in millions.

	Gross unpaid losses		Net unpaid losses*
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
General Re	$22,258	$23,820	$20,056	$20,787
BHRG	16,235	15,769	13,132	12,513
GEICO	5,112	4,492	4,867	4,282
Berkshire Hathaway Primary	1,614	1,312	1,542	1,217

Total	$45,219	$45,393	$39,597	$38,799

*	Net of reinsurance recoverable and deferred charges reinsurance assumed and before foreign currency translation effects.

Berkshire records liabilities for unpaid losses and loss adjustment expenses under property and casualty insurance and reinsurance contracts based upon estimates of the ultimate amounts payable under the contracts related to losses occurring on or before the balance sheet date. Depending on the type of loss being estimated, the timing and amount of property and casualty loss payments are subject to a great degree of variability and are contingent, among other things, upon the timing of the claim reporting from insureds and cedants and the determination and payment of the ultimate loss amount through the loss adjustment process. A variety of techniques are used to establish and review the liabilities for unpaid losses recorded as of the balance sheet date. While techniques may vary, significant judgments and assumptions are necessary in projecting the ultimate amount payable in the future with respect to loss events that have occurred.

As of any balance sheet date, claims that have occurred have not all been reported, and if reported may not have been settled. The time period between the occurrence date and payment date of a loss is referred to as the “claim-tail.” Property claims usually have fairly short claim-tails and, absent litigation, are reported and settled within no more than a few years after

Property and casualty losses (Continued)

occurrence. Casualty losses usually have very long claim-tails, occasionally extending for decades. Casualty claims are more susceptible to litigation and can be significantly affected by changing contract interpretations and the legal environment, which contributes to extended claim-tails. Claim-tails for reinsurers may be further extended due to delayed reporting by ceding insurers or reinsurers due to contractual provisions or reporting practices. The loss and loss expense reserves include provisions for those claims that have been reported (referred to as “case reserves”) and for those claims that have not been reported, referred to as incurred but not yet reported (“IBNR”) reserves.

Receivables recorded with respect to insurance losses ceded to other reinsurers under reinsurance contracts are estimated in a manner similar to liabilities for insurance losses and, therefore, are also subject to estimation error. In addition to the factors cited above, reinsurance recoverables may ultimately prove to be uncollectible if the reinsurer is unable to perform under the contract. Reinsurance contracts do not relieve the ceding company of its obligations to indemnify its own policyholders.

Each of Berkshire’s significant insurance operations (including GEICO, General Re and BHRG) utilize techniques for establishing reserves that are believed to best fit the business. Additional information regarding reserves established by each of the significant businesses follows.

GEICO

GEICO’s gross unpaid losses and loss adjustment expense reserves as of December 31, 2004 totaled $5,112 million and net of reinsurance recoverable were $4,867 million. As of December 31, 2004, gross reserves included $3,690 million of case reserves and $1,422 million of IBNR reserves.

GEICO predominantly writes private passenger auto insurance which has a relatively short claim-tail. Accordingly, the risk of estimation error is thought to be much less at GEICO than for either General Re or BHRG. The key assumptions affecting GEICO’s reserves include projections of ultimate claim counts and average loss per claim (“severity”), which includes loss adjustment expenses. GEICO’s reserving methodologies produce reserve estimates based upon the individual claims (or a “ground-up” approach), which in the aggregate yields a point estimate of the ultimate losses and loss adjustment expenses. Ranges of loss estimates are not calculated in the aggregate. A detailed discussion of the process and significant factors considered in establishing reserves follows.

Actuaries establish and evaluate unpaid loss reserves using recognized standard statistical loss development methods and techniques. The significant reserve components (and percentage of gross reserves) are: (1) average reserves (20%), (2) case and case development reserves (55%), and (3) incurred-but-not-reported (“IBNR”) reserves (25%). Each component of loss reserves is affected by the expected frequency and average severity of claims. Such amounts are analyzed using statistical techniques on historical claims data and adjusted when appropriate to reflect perceived changes in loss patterns. Data is analyzed by policy coverage, jurisdiction of loss, reporting date and occurrence date, among other factors. A brief discussion of each component follows.

Average reserve amounts are established for property claims and new liability claims prior to the development of an individual case reserve. Average reserve amounts are driven by the estimated average severity per claim and the number of new claims opened. The average severity per claim amount is projected each accident quarter, reflecting both reported claims and unreported claims.

Claim adjusters generally establish individual liability claim case loss and loss adjustment expense reserve estimates as soon as the specific facts and merits of each claim can be evaluated. Case reserves represent the amounts that in the judgment of the adjusters are reasonably expected to be paid in the future to completely settle the claim, including expenses. Individual case reserves are revised as more information becomes known.

For most liability coverages, case reserves alone are an insufficient measure of the ultimate cost due in part to the longer claim-tail, the greater chance of protracted litigation and the incompleteness of facts available at the time the claim is first reported. Therefore, additional case development reserve estimates are established, usually as a percentage of the case reserve. In general, case development factors are selected by historical statistical analysis, which includes incurred case loss analysis for groups of claims from period-to-period projected to future dates and amounts (or age-to-age techniques) when substantially all of the claims are expected to be settled. Case development factors are reviewed and revised periodically based upon trends in loss development patterns.

For unreported claims, IBNR reserve estimates are calculated by first projecting the ultimate number of claims expected (reported and unreported) for each significant coverage by using historical quarterly and monthly claim counts, to develop age-to-age projections of the ultimate counts by accident quarter. Reported claims are subtracted from the ultimate claim projections to produce an estimate of the number of unreported claims. The number of unreported claims is multiplied by an estimate of the average cost per unreported claim to produce the IBNR reserve amount. Actuarial techniques are difficult to apply reliably in certain situations, such as to new legal precedents, class action suits, long-term claimants from personal injury protection coverages or recent catastrophes. Consequently, supplemental IBNR reserves for these types of events may be established.

Management’s Discussion (Continued)

Property and casualty losses (Continued)

GEICO (Continued)

For each of its major coverages, GEICO tests the adequacy of the total loss reserves using one or more actuarial projections based on claim closure models, paid loss triangles and incurred loss triangles. Each type of projection analyzes loss occurrence data for claims occurring in a given period over intervals of time until substantially all of the expected claims have been settled.

GEICO’s exposure to highly uncertain losses is believed to be limited to certain commercial excess umbrella policies written during a period from 1981 to 1984. Remaining reserves associated with such exposure is currently a relatively insignificant component of GEICO’s total reserves (3%) and there is little if any apparent asbestos or environmental liability exposure. Related claim activity over the past year was insignificant.

General Re

General Re’s unpaid losses and loss adjustment expenses as of December 31, 2004 are summarized below. Amounts are in millions.

	Property	Workers’ Compensation	Casualty	Total
Reported case reserves	$1,996	$2,168	$8,204	$12,368
IBNR reserves	1,361	957	7,572	9,890

Gross reserves	$3,357	$3,125	$15,776	22,258

Ceded reserves and deferred charges				(2,202)

Net reserves				$20,056

General Re’s process of establishing loss reserve estimates is based upon a ground-up approach, beginning with case estimates and supplemented by additional case reserves (“ACR’s”) and IBNR reserves. Critical judgments in the establishment of these loss reserves involve the establishment of ACR’s by claim examiners, the expectation of ultimate loss ratios, which drive IBNR reserve amounts and the case reserve reporting trends compared to the expected loss reporting patterns. Actuaries do not routinely calculate loss reserve ranges, because it is currently believed that the mathematics of determining ranges has not been sufficiently developed and the myriad of assumptions required, render such resulting range to be unreliable. In addition, counts of claims or average amount per claim are not utilized because clients do not consistently provide reliable data in sufficient detail.

General Re claim examiners establish case reserve estimates based on the facts and circumstances of the claims and the terms and provisions of the insurance and reinsurance contracts. For reinsurance claims, claim examiners receive notices from client companies in a manner that reflects the terms of the reinsurance contracts. Contract terms governing claim reporting are generally based on the client’s view of the case loss (e.g., claims with reserves greater than one-half the retention) or injury type (e.g., any claim arising from a fatality). Some reinsurance contracts permit claims to be reported on a bulk basis. Bulk reporting provisions generally apply to quota-share reinsurance contracts.

Upon notification of a reinsurance claim from a ceding company, claim examiners make independent evaluations of loss amounts. In some cases, examiners’ estimates differ from amounts reported by ceding companies. If the examiners’ estimates are significantly greater than the ceding company’s estimates, the claims are further investigated. If deemed appropriate, ACR’s are established above the amount reported by the ceding company. Examiners also conduct claim reviews at client companies periodically and case reserves are often increased as a result. In 2004, claim examiners conducted in excess of 400 claim reviews.

Actuaries classify all loss and premium data into segments (reserve cells) primarily based on product (e.g., treaty, facultative, and program) and line of business (e.g., auto liability, property, etc.). For each reserve cell, losses are aggregated by accident year and analyzed over time. Depending on client reporting practices, some losses and premiums are aggregated by policy year. These loss aggregations are called loss triangles, which are the primary basis for IBNR reserve calculations. North American operations presently review over 300 reserve cells and the international operations presently review about 900 reserve cells.

Loss triangles are used to determine the expected case loss emergence patterns and, in conjunction with expected loss ratios by accident year, are further used to determine IBNR reserves. Certain calculations are performed and form the basis for estimating the expected loss emergence pattern. The determination of the expected loss emergence pattern is not strictly a mechanical process. In instances where the historical loss data is insufficient, estimation formulas are used along with reliance on other loss triangles and judgment. Factors affecting loss development triangles include but are not limited to the following: changing client claims practices, changes in claim examiners use of ACR’s or the frequency of client company claim reviews, changes in the mix of policy terms and coverage (such as client loss retention levels and occurrence and aggregate policy limits), changes in loss trends and changes in legal trends that result in unanticipated losses, as well as other sources of statistical variability. These items influence the selection of the expected loss emergence patterns.

General Re (Continued)

Expected loss ratios are selected by reserve cell, by accident year, based upon reviewing indicated ultimate loss ratios predicted from aggregated pricing statistics. Indicated ultimate loss ratios are calculated using the selected loss emergence pattern, reported losses and earned premium. If the selected emergence pattern is not accurate, then the indicated ultimate loss ratios will not be correct and this can influence the selected loss ratios and hence the IBNR reserve. As with selected loss emergence patterns, selecting expected loss ratios is not a strictly mechanical process and judgment is used in the analysis of indicated ultimate loss ratios and department pricing loss ratios.

IBNR reserves are estimated by reserve cell, by accident year, using the expected loss emergence pattern and the expected loss ratios. The expected loss emergence patterns and expected loss ratios are the critical IBNR reserving assumptions and are generally updated every year-end. Once the year-end IBNR reserves are determined, actuaries calculate expected case loss emergence for the upcoming calendar year. This calculation does not involve new assumptions and uses the prior year-end expected loss emergence patterns and expected loss ratios. The expected losses are then allocated into interim estimates that are compared to actual reported losses in the subsequent year. This comparison provides a test of the adequacy of prior year-end IBNR reserves and forms the basis for possibly changing IBNR reserve assumptions during the course of the year.

In certain reserve cells (excess directors and officers and errors and omissions) IBNR reserves are based on estimated ultimate losses, without consideration of expected emergence patterns. These cells typically involve a spike in loss activity arising from recent industry developments making it difficult to select an expected loss emergence pattern as has been experienced from the recent wave of corporate scandals that have caused an increase in reported losses. Overall industry-wide loss experience data and informed judgment are used when internal loss data is of limited reliability, such as in setting the estimates for asbestos and hazardous waste claims. Unpaid environmental, asbestos and mass tort reserves at December 31, 2004 were approximately $1.6 billion gross and $1.3 billion net of reinsurance. Such reserves were approximately $1.2 billion gross and $1.0 billion net of reinsurance as of December 31, 2003. Claims paid attributable to such losses were about $70 million in 2004.

BHRG

BHRG’s unpaid losses and loss adjustment expenses as of December 31, 2004 are summarized as follows. Amounts are in millions.

	Property	Casualty	Total
Reported case reserves	$1,526	$1,506	$3,032
IBNR reserves	991	2,167	3,158
Retroactive	—	10,045	10,045

Gross reserves	$2,517	$13,718	16,235

Ceded reserves and deferred charges			(3,103)

Net reserves			$13,132

As of December 31, 2004, BHRG’s gross loss reserves related to retroactive reinsurance policies were attributed to casualty losses. Retroactive policies include excess of loss contracts, in which losses above a contractual retention are indemnified as well as contracts that indemnify all losses paid by the counterparty after the effective date. Retroactive losses paid in 2004 totaled $860 million. The classification “reported case reserves” has no practical analytical value with respect to retroactive policies since the amount is derived from reports in bulk from ceding companies, who may have inconsistent definitions of “case reserves.” Reserves are reviewed and established in the aggregate including provisions for IBNR reserves.

In establishing retroactive reinsurance reserves, historical aggregate loss payment patterns are analyzed and projected into the future under various scenarios. The claim-tail is expected to be very long for many policies and may last several decades. Management attributes judgmental probability factors to these aggregate loss payment scenarios and an expectancy outcome is determined. Due to contractual limits of indemnification, maximum unpaid losses under retroactive policies approximated $12.2 billion as of December 31, 2004. Management cannot reasonably estimate the low-end of the retroactive reserve range given the nature of the liabilities assumed.

BHRG’s liabilities for environmental, asbestos, and latent injury losses and loss adjustment expenses are presently believed to be concentrated within retroactive reinsurance contracts. Reserves for such losses were approximately $4.2 billion at December 31, 2004 and $4.4 billion at December 31, 2003. Claims paid in 2004 attributable to such losses were approximately $334 million. BHRG, as a reinsurer, does not regularly receive reliable information regarding numbers of asbestos, environmental and latent injury claims from ceding companies on a consistent basis, particularly with respect to multi-line treaty or aggregate excess of loss policies.

BHRG’s other property and casualty loss reserves derive from catastrophe, individual risk and multi-line reinsurance policies. Reserve amounts are based upon loss estimates reported by ceding companies and IBNR reserves, which are primarily a function of reported losses from ceding companies and anticipated loss ratios established on an individual contract basis supplemented by management’s judgment of the impact on each contract of major catastrophe events as they become known. Anticipated loss ratios are based upon management’s judgment considering the type of business covered, analysis of each ceding

Management’s Discussion (Continued)\

company’s loss history and evaluation of that portion of the underlying contracts underwritten by each ceding company, which are in turn ceded to BHRG. A range of reserve amounts as a result of changes in underlying assumptions is not prepared.

Other Critical Accounting Policies

Berkshire records as assets deferred charges with respect to liabilities assumed under retroactive reinsurance contracts. At the inception of these contracts the deferred charges represent the difference between the consideration received and the estimated ultimate liability for unpaid losses. No net gain or loss is recognized at the inception of the contract. Deferred charges are amortized using the interest method over an estimate of the ultimate claim payment period and are reflected in earnings as a component of losses and loss expenses. The deferred charge balances are adjusted periodically to reflect new projections of the amount and timing of loss payments. Adjustments to these assumptions are applied retrospectively from the inception of the contract. Unamortized deferred charges totaled $2.7 billion at December 31, 2004. Significant changes in either the timing or ultimate amount of loss payments may have a significant effect on unamortized deferred charges and the amount of periodic amortization.

Berkshire’s Consolidated Balance Sheet as of December 31, 2004 includes goodwill of acquired businesses of approximately $23 billion. These amounts have been recorded as a result of Berkshire’s numerous prior business acquisitions accounted for under the purchase method. Prior to 2002, goodwill from each acquisition was generally amortized as a charge to earnings over periods not exceeding 40 years. Under SFAS No. 142, which was adopted by Berkshire as of January 1, 2002, periodic amortization ceased, in favor of an impairment-only accounting model.

A significant amount of judgment is required in performing goodwill impairment tests. Such tests include periodically determining or reviewing the estimated fair value of Berkshire’s reporting units. Under SFAS No. 142, fair value refers to the amount for which the entire reporting unit may be bought or sold. There are several methods of estimating a reporting unit’s fair value, including market quotations, asset and liability fair values and other valuation techniques, such as discounted projected net earnings and multiples of earnings. If the carrying amount of a reporting unit, including goodwill, exceeds the estimated fair value, then individual assets, including identifiable intangible assets and liabilities of the reporting unit are estimated at fair value. The excess of the estimated fair value of the reporting unit over the estimated fair value of net assets would establish the implied value of goodwill. The excess of the recorded amount of goodwill over the implied value is then charged to earnings as an impairment loss.

Berkshire’s consolidated financial position reflects large amounts of invested assets. A substantial portion of these assets are carried at fair values based upon current market quotations and, when not available, based upon fair value pricing models. Certain fixed maturity securities Berkshire owns are not actively traded in the markets. Further, Berkshire’s finance businesses maintain significant balances of finance receivables, which are carried at amortized cost. Considerable judgment is required in determining the assumptions used in certain pricing models, including interest rate, loan prepayment speed, credit risk and liquidity risk assumptions. Significant changes in these assumptions can have a significant effect on carrying values.

Information concerning recently issued accounting pronouncements which are not yet effective is included in Note 1(r) to the Consolidated Financial Statements. As indicated in Note 1(r) to the Consolidated Financial Statements, Berkshire does not expect any of the recently issued accounting pronouncements to have a material effect on its financial statements.

Market Risk Disclosures

Berkshire’s Consolidated Balance Sheets include a substantial amount of assets and liabilities whose fair values are subject to market risks. Berkshire’s significant market risks are primarily associated with interest rates and equity prices and to a lesser degree derivatives. The following sections address the significant market risks associated with Berkshire’s business activities.

Interest Rate Risk

Berkshire’s management prefers to invest in equity securities or to acquire entire businesses based upon the principles discussed in the following section on equity price risk. When unable to do so, management may alternatively invest in bonds, loans or other interest rate sensitive instruments. Berkshire’s strategy is to acquire securities that are attractively priced in relation to the perceived credit risk. Management recognizes and accepts that losses may occur. Berkshire has historically utilized a modest level of corporate borrowings and debt. Further, Berkshire strives to maintain the highest credit ratings so that the cost of debt is minimized. Berkshire utilizes derivative products to manage interest rate risks to a very limited degree.0

The fair values of Berkshire’s fixed maturity investments and notes payable and other borrowings will fluctuate in response to changes in market interest rates. Increases and decreases in prevailing interest rates generally translate into decreases and increases in fair values of those instruments. Additionally, fair values of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument and other general market conditions. Fixed interest rate investments may be more sensitive to interest rate changes than variable rate investments.

The following table summarizes the estimated effects of hypothetical increases and decreases in interest rates on assets and liabilities that are subject to interest rate risk. It is assumed that the changes occur immediately and uniformly to each category of instrument containing interest rate risks. The hypothetical changes in market interest rates do not reflect what could be deemed best or worst case scenarios. Variations in market interest rates could produce significant changes in the timing of repayments due to prepayment options available. For these reasons, actual results might differ from those reflected in the table. Dollars are in millions.

Interest Rate Risk (Continued)

		Estimated Fair Value after Hypothetical Change in Interest Rates (bp=basis points)
Insurance and other businesses	Fair Value	100 bp decrease	100 bp increase	200 bp increase	300 bp increase

December 31, 2004
Investments in securities with fixed maturities	$22,846	$23,547	$22,135	$21,450	$20,843
Notes payable and other borrowings	3,558	3,605	3,514	3,476	3,439

December 31, 2003
Investments in securities with fixed maturities	$26,116	$27,113	$25,220	$24,333	$23,550
Notes payable and other borrowings	4,334	4,397	4,277	4,226	4,177

Finance and financial products businesses *

Investments in securities with fixed maturities and loans and finance receivables	$17,909	$18,712	$17,067	$16,267	$15,507
Notes payable and other borrowings **	10,627	10,882	10,350	10,120	9,910

December 31, 2003
Investments in securities with fixed maturities and loans and finance receivables	$14,573	$14,905	$14,323	$13,987	$13,557
Notes payable and other borrowings **	11,617	11,838	11,419	11,244	11,079

*	Excludes General Re Securities – See Derivatives Dealer Risk section for discussion of risks associated with this business.
**	Includes securities sold under agreements to repurchase.

Equity Price Risk

Strategically, Berkshire strives to invest in businesses that possess excellent economics, with able and honest management and at sensible prices. Berkshire’s management prefers to invest a meaningful amount in each investee. Accordingly, Berkshire’s equity investments are concentrated in relatively few investees. At December 31, 2004, 65% of the total fair value of equity investments was concentrated in four investees.

Berkshire’s preferred strategy is to hold equity investments for very long periods of time. Thus, Berkshire management is not necessarily troubled by short term equity price volatility with respect to its investments provided that the underlying business, economic and management characteristics of the investees remain favorable. Berkshire strives to maintain above average levels of shareholder capital to provide a margin of safety against short term equity price volatility.

The carrying values of investments subject to equity price risks are based on quoted market prices or management’s estimates of fair value as of the balance sheet dates. Market prices are subject to fluctuation and, consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions. Furthermore, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold.

The table below summarizes Berkshire’s equity price risks as of December 31, 2004 and 2003 and shows the effects of a hypothetical 30% increase and a 30% decrease in market prices as of those dates. The selected hypothetical change does not reflect what could be considered the best or worst case scenarios. Indeed, results could be far worse due both to the nature of equity markets and the aforementioned concentrations existing in Berkshire’s equity investment portfolio. Dollars are in millions.

	Fair Value	Hypothetical Price Change	Estimated Fair Value after Hypothetical Change in Prices	Hypothetical Percentage Increase (Decrease) in Shareholders’ Equity
As of December 31, 2004	$37,717	30% increase	$49,032	8.5
		30% decrease	26,402	(8.5)

As of December 31, 2003	$35,287	30% increase	$45,873	8.9
		30% decrease	24,701	(8.9)

Management’s Discussion (Continued)

Foreign Currency Risk

Berkshire’s market risks associated with changes in foreign currency exchange rates are concentrated primarily in a portfolio of short duration foreign currency forward contracts. Generally, these contracts provide that Berkshire receive certain foreign currencies and pay U.S. dollars at specified exchange rates and at specified future dates. Management entered into these contracts as a partial economic hedge of the adverse effect from a decline in the value of the U.S. dollar on its net U.S. dollar-based assets. The value of these contracts changes daily due primarily to changes in the spot exchange rates and to a lesser degree, interest rates and time value. The average duration of the contracts is approximately six months. The aggregate notional value of such contracts, which are spread among 12 currencies at December 31, 2004, was approximately $21.4 billion compared to about $12.0 billion as of December 31, 2003. The fair value asset of these contracts totaled approximately $1,761 million at December 31, 2004 and $630 million at December 31, 2003.

Berkshire monitors the currency positions daily for each currency. The following table summarizes the outstanding foreign currency forward contracts as of December 31, 2004 and 2003 and shows the estimated changes in values of the contracts assuming changes in the underlying exchange rates applied immediately and uniformly across all currencies. The changes in value do not necessarily reflect the best or worst case results and therefore, actual results may differ. Dollars are in millions.

		Estimated Fair Value Assuming a Hypothetical Percentage Increase (Decrease) in the Value of Foreign Currencies Versus the U.S. Dollar
	Fair Value	(20)%	(10)%	(1)%	1%	10%	20%
December 31, 2004	$1,761	$(2,614)	$(475)	$1,533	$1,991	$4,127	$6,669
December 31, 2003	630	(1,583)	(512)	512	748	1,865	3,230

Derivatives Dealer Risk

Berkshire, through General Re Securities (“GRS”), is a dealer in various types of derivative instruments in conjunction with offering risk management products to its clients. Effective January 2002, GRS commenced the run-off of its business. It is expected that the run-off will take several years to complete. Since January 2002, approximately 88% of GRS’s contracts have terminated. Accordingly, derivatives market risks from the GRS portfolio declined substantially. While GRS may incur losses to unwind its remaining positions, market risks in the portfolio of derivatives at December 31, 2004 have declined significantly and as of December 31, 2004 management believes that market risks are no longer significant. However, credit risks from the potential inability of counterparties to settle amounts due to GRS remains. Management monitors counterparty credit constantly and contracts may require such exposures to be collateralized. Uncollateralized credit exposure as of December 31, 2004 totaled $2.0 billion. No significant credit losses have occurred to date.

Forward-Looking Statements

Investors are cautioned that certain statements contained in this document, as well as some statements by the Company in periodic press releases and some oral statements of Company officials during presentations about the Company, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Company actions, which may be provided by management are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about the Company, economic and market factors and the industries in which the Company does business, among other things. These statements are not guaranties of future performance and the Company has no specific intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause the Company’s actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to, changes in market prices of Berkshire’s significant equity investees, the occurrence of one or more catastrophic events, such as an earthquake, hurricane or an act of terrorism that causes losses insured by Berkshire’s insurance subsidiaries, changes in insurance laws or regulations, changes in Federal income tax laws, and changes in general economic and market factors that affect the prices of securities or the industries in which Berkshire and its affiliates do business, especially those affecting the property and casualty insurance industry.

In June 1996, Berkshire’s Chairman, Warren E. Buffett, issued a booklet entitled “An Owner’s Manual” to Berkshire’s Class A and Class B shareholders. The purpose of the manual was to explain Berkshire’s broad economic principles of operation. An updated version is reproduced on this and the following five pages.

OWNER-RELATED BUSINESS PRINCIPLES

At the time of the Blue Chip merger in 1983, I set down 13 owner-related business principles that I thought would help new shareholders understand our managerial approach. As is appropriate for “principles,” all 13 remain alive and well today, and they are stated here in italics.

1.	Although our form is corporate, our attitude is partnership. Charlie Munger and I think of our shareholders as owner-partners, and of ourselves as managing partners. (Because of the size of our shareholdings we are also, for better or worse, controlling partners.) We do not view the company itself as the ultimate owner of our business assets but instead view the company as a conduit through which our shareholders own the assets.

Charlie and I hope that you do not think of yourself as merely owning a piece of paper whose price wiggles around daily and that is a candidate for sale when some economic or political event makes you nervous. We hope you instead visualize yourself as a part owner of a business that you expect to stay with indefinitely, much as you might if you owned a farm or apartment house in partnership with members of your family. For our part, we do not view Berkshire shareholders as faceless members of an ever-shifting crowd, but rather as co-venturers who have entrusted their funds to us for what may well turn out to be the remainder of their lives.

The evidence suggests that most Berkshire shareholders have indeed embraced this long-term partnership concept. The annual percentage turnover in Berkshire’s shares is a small fraction of that occurring in the stocks of other major American corporations, even when the shares I own are excluded from the calculation.

In effect, our shareholders behave in respect to their Berkshire stock much as Berkshire itself behaves in respect to companies in which it has an investment. As owners of, say, Coca-Cola or Gillette shares, we think of Berkshire as being a non-managing partner in two extraordinary businesses, in which we measure our success by the long-term progress of the companies rather than by the month-to-month movements of their stocks. In fact, we would not care in the least if several years went by in which there was no trading, or quotation of prices, in the stocks of those companies. If we have good long-term expectations, short-term price changes are meaningless for us except to the extent they offer us an opportunity to increase our ownership at an attractive price.

2.	In line with Berkshire’s owner-orientation, most of our directors have a major portion of their net worth invested in the company. We eat our own cooking.

Charlie’s family has 90% or more of its net worth in Berkshire shares; I have more than 99%. In addition, many of my relatives — my sisters and cousins, for example — keep a huge portion of their net worth in Berkshire stock.

Charlie and I feel totally comfortable with this eggs-in-one-basket situation because Berkshire itself owns a wide variety of truly extraordinary businesses. Indeed, we believe that Berkshire is close to being unique in the quality and diversity of the businesses in which it owns either a controlling interest or a minority interest of significance.

Charlie and I cannot promise you results. But we can guarantee that your financial fortunes will move in lockstep with ours for whatever period of time you elect to be our partner. We have no interest in large salaries or options or other means of gaining an “edge” over you. We want to make money only when our partners do and in exactly the same proportion. Moreover, when I do something dumb, I want you to be able to derive some solace from the fact that my financial suffering is proportional to yours.

*	Copyright © 1996 By Warren E. Buffett

All Rights Reserved

3.	Our long-term economic goal (subject to some qualifications mentioned later) is to maximize Berkshire’s average annual rate of gain in intrinsic business value on a per-share basis. We do not measure the economic significance or performance of Berkshire by its size; we measure by per-share progress. We are certain that the rate of per-share progress will diminish in the future — a greatly enlarged capital base will see to that. But we will be disappointed if our rate does not exceed that of the average large American corporation.

4.	Our preference would be to reach our goal by directly owning a diversified group of businesses that generate cash and consistently earn above-average returns on capital. Our second choice is to own parts of similar businesses, attained primarily through purchases of marketable common stocks by our insurance subsidiaries. The price and availability of businesses and the need for insurance capital determine any given year’s capital allocation.

In recent years we have made a number of acquisitions. Though there will be dry years, we expect to make many more in the decades to come, and our hope is that they will be large. If these purchases approach the quality of those we have made in the past, Berkshire will be well served.

The challenge for us is to generate ideas as rapidly as we generate cash. In this respect, a depressed stock market is likely to present us with significant advantages. For one thing, it tends to reduce the prices at which entire companies become available for purchase. Second, a depressed market makes it easier for our insurance companies to buy small pieces of wonderful businesses — including additional pieces of businesses we already own — at attractive prices. And third, some of those same wonderful businesses, such as Coca-Cola, are consistent buyers of their own shares, which means that they, and we, gain from the cheaper prices at which they can buy.

Overall, Berkshire and its long-term shareholders benefit from a sinking stock market much as a regular purchaser of food benefits from declining food prices. So when the market plummets — as it will from time to time — neither panic nor mourn. It’s good news for Berkshire.

5.	Because of our two-pronged approach to business ownership and because of the limitations of conventional accounting, consolidated reported earnings may reveal relatively little about our true economic performance. Charlie and I, both as owners and managers, virtually ignore such consolidated numbers. However, we will also report to you the earnings of each major business we control, numbers we consider of great importance. These figures, along with other information we will supply about the individual businesses, should generally aid you in making judgments about them.

To state things simply, we try to give you in the annual report the numbers and other information that really matter. Charlie and I pay a great deal of attention to how well our businesses are doing, and we also work to understand the environment in which each business is operating. For example, is one of our businesses enjoying an industry tailwind or is it facing a headwind? Charlie and I need to know exactly which situation prevails and to adjust our expectations accordingly. We will also pass along our conclusions to you.

Over time, the large majority of our businesses have exceeded our expectations. But sometimes we have disappointments, and we will try to be as candid in informing you about those as we are in describing the happier experiences. When we use unconventional measures to chart our progress — for instance, you will be reading in our annual reports about insurance “float” — we will try to explain these concepts and why we regard them as important. In other words, we believe in telling you how we think so that you can evaluate not only Berkshire’s businesses but also assess our approach to management and capital allocation.

6.	Accounting consequences do not influence our operating or capital-allocation decisions. When acquisition costs are similar, we much prefer to purchase $2 of earnings that is not reportable by us under standard accounting principles than to purchase $1 of earnings that is reportable. This is precisely the choice that often faces us since entire businesses (whose earnings will be fully reportable) frequently sell for double the pro-rata price of small portions (whose earnings will be largely unreportable). In aggregate and over time, we expect the unreported earnings to be fully reflected in our intrinsic business value through capital gains.

We have found over time that the undistributed earnings of our investees, in aggregate, have been fully as beneficial to Berkshire as if they had been distributed to us (and therefore had been included in the earnings we officially report). This pleasant result has occurred because most of our investees are engaged in truly outstanding businesses that can often employ incremental capital to great advantage, either by putting it to work in their businesses or by repurchasing their shares. Obviously, every capital decision that our investees have made has not benefitted us as shareholders, but overall we have garnered far more than a dollar of value for each dollar they have retained. We consequently regard look-through earnings as realistically portraying our yearly gain from operations.

7.	We use debt sparingly and, when we do borrow, we attempt to structure our loans on a long-term fixed-rate basis. We will reject interesting opportunities rather than over-leverage our balance sheet. This conservatism has penalized our results but it is the only behavior that leaves us comfortable, considering our fiduciary obligations to policyholders, lenders and the many equity holders who have committed unusually large portions of their net worth to our care. (As one of the Indianapolis “500” winners said: “To finish first, you must first finish.”)

The financial calculus that Charlie and I employ would never permit our trading a good night’s sleep for a shot at a few extra percentage points of return. I’ve never believed in risking what my family and friends have and need in order to pursue what they don’t have and don’t need.

Besides, Berkshire has access to two low-cost, non-perilous sources of leverage that allow us to safely own far more assets than our equity capital alone would permit: deferred taxes and “float,” the funds of others that our insurance business holds because it receives premiums before needing to pay out losses. Both of these funding sources have grown rapidly and now total about $55 billion.

Better yet, this funding to date has often been cost-free. Deferred tax liabilities bear no interest. And as long as we can break even in our insurance underwriting the cost of the float developed from that operation is zero. Neither item, of course, is equity; these are real liabilities. But they are liabilities without covenants or due dates attached to them. In effect, they give us the benefit of debt — an ability to have more assets working for us — but saddle us with none of its drawbacks.

Of course, there is no guarantee that we can obtain our float in the future at no cost. But we feel our chances of attaining that goal are as good as those of anyone in the insurance business. Not only have we reached the goal in the past (despite a number of important mistakes by your Chairman), our 1996 acquisition of GEICO, materially improved our prospects for getting there in the future.

8.	A managerial “wish list” will not be filled at shareholder expense. We will not diversify by purchasing entire businesses at control prices that ignore long-term economic consequences to our shareholders. We will only do with your money what we would do with our own, weighing fully the values you can obtain by diversifying your own portfolios through direct purchases in the stock market.

Charlie and I are interested only in acquisitions that we believe will raise the per-share intrinsic value of Berkshire’s stock. The size of our paychecks or our offices will never be related to the size of Berkshire’s balance sheet.

9.	We feel noble intentions should be checked periodically against results. We test the wisdom of retaining earnings by assessing whether retention, over time, delivers shareholders at least $1 of market value for each $1 retained. To date, this test has been met. We will continue to apply it on a five-year rolling basis. As our net worth grows, it is more difficult to use retained earnings wisely.

We continue to pass the test, but the challenges of doing so have grown more difficult. If we reach the point that we can’t create extra value by retaining earnings, we will pay them out and let our shareholders deploy the funds.

10.	We will issue common stock only when we receive as much in business value as we give. This rule applies to all forms of issuance — not only mergers or public stock offerings, but stock-for-debt swaps, stock options, and convertible securities as well. We will not sell small portions of your company — and that is what the issuance of shares amounts to — on a basis inconsistent with the value of the entire enterprise.

When we sold the Class B shares in 1996, we stated that Berkshire stock was not undervalued — and some people found that shocking. That reaction was not well-founded. Shock should have registered instead had we issued shares when our stock was undervalued. Managements that say or imply during a public offering that their stock is undervalued are usually being economical with the truth or uneconomical with their existing shareholders’ money: Owners unfairly lose if their managers deliberately sell assets for 80¢ that in fact are worth $1. We didn’t commit that kind of crime in our offering of Class B shares and we never will. (We did not, however, say at the time of the sale that our stock was overvalued, though many media have reported that we did.)

11.	You should be fully aware of one attitude Charlie and I share that hurts our financial performance: Regardless of price, we have no interest at all in selling any good businesses that Berkshire owns. We are also very reluctant to sell sub-par businesses as long as we expect them to generate at least some cash and as long as we feel good about their managers and labor relations. We hope not to repeat the capital-allocation mistakes that led us into such sub-par businesses. And we react with great caution to suggestions that our poor businesses can be restored to satisfactory profitability by major capital expenditures. (The projections will be dazzling and the advocates sincere, but, in the end, major additional investment in a terrible industry usually is about as rewarding as struggling in quicksand.) Nevertheless, gin rummy managerial behavior (discard your least promising business at each turn) is not our style. We would rather have our overall results penalized a bit than engage in that kind of behavior.

We continue to avoid gin rummy behavior. True, we closed our textile business in the mid-1980’s after 20 years of struggling with it, but only because we felt it was doomed to run never-ending operating losses. We have not, however, given thought to selling operations that would command very fancy prices nor have we dumped our laggards, though we focus hard on curing the problems that cause them to lag.

12.	We will be candid in our reporting to you, emphasizing the pluses and minuses important in appraising business value. Our guideline is to tell you the business facts that we would want to know if our positions were reversed. We owe you no less. Moreover, as a company with a major communications business, it would be inexcusable for us to apply lesser standards of accuracy, balance and incisiveness when reporting on ourselves than we would expect our news people to apply when reporting on others. We also believe candor benefits us as managers: The CEO who misleads others in public may eventually mislead himself in private.

At Berkshire you will find no “big bath” accounting maneuvers or restructurings nor any “smoothing” of quarterly or annual results. We will always tell you how many strokes we have taken on each hole and never play around with the scorecard. When the numbers are a very rough “guesstimate,” as they necessarily must be in insurance reserving, we will try to be both consistent and conservative in our approach.

We will be communicating with you in several ways. Through the annual report, I try to give all shareholders as much value-defining information as can be conveyed in a document kept to reasonable length. We also try to convey a liberal quantity of condensed but important information in the quarterly reports we post on the internet, though I don’t write those (one recital a year is enough). Still another important occasion for communication is our Annual Meeting, at which Charlie and I are delighted to spend five hours or more answering questions about Berkshire. But there is one way we can’t communicate: on a one-on-one basis. That isn’t feasible given Berkshire’s many thousands of owners.

In all of our communications, we try to make sure that no single shareholder gets an edge: We do not follow the usual practice of giving earnings “guidance” or other information of value to analysts or large shareholders. Our goal is to have all of our owners updated at the same time.

13.	Despite our policy of candor, we will discuss our activities in marketable securities only to the extent legally required. Good investment ideas are rare, valuable and subject to competitive appropriation just as good product or business acquisition ideas are. Therefore we normally will not talk about our investment ideas. This ban extends even to securities we have sold (because we may purchase them again) and to stocks we are incorrectly rumored to be buying. If we deny those reports but say “no comment” on other occasions, the no-comments become confirmation.

Though we continue to be unwilling to talk about specific stocks, we freely discuss our business and investment philosophy. I benefitted enormously from the intellectual generosity of Ben Graham, the greatest teacher in the history of finance, and I believe it appropriate to pass along what I learned from him, even if that creates new and able investment competitors for Berkshire just as Ben’s teachings did for him.

AN ADDED PRINCIPLE

To the extent possible, we would like each Berkshire shareholder to record a gain or loss in market value during his period of ownership that is proportional to the gain or loss in per-share intrinsic value recorded by the company during that holding period. For this to come about, the relationship between the intrinsic value and the market price of a Berkshire share would need to remain constant, and by our preferences at 1-to-1. As that implies, we would rather see Berkshire’s stock price at a fair level than a high level. Obviously, Charlie and I can’t control Berkshire’s price. But by our policies and communications, we can encourage informed, rational behavior by owners that, in turn, will tend to produce a stock price that is also rational. Our it’s-as-bad-to-be-overvalued-as-to-be-undervalued approach may disappoint some shareholders. We believe, however, that it affords Berkshire the best prospect of attracting long-term investors who seek to profit from the progress of the company rather than from the investment mistakes of their partners.

INTRINSIC VALUE

Now let’s focus on a term that I mentioned earlier and that you will encounter in future annual reports.

Intrinsic value is an all-important concept that offers the only logical approach to evaluating the relative attractiveness of investments and businesses. Intrinsic value can be defined simply: It is the discounted value of the cash that can be taken out of a business during its remaining life.

The calculation of intrinsic value, though, is not so simple. As our definition suggests, intrinsic value is an estimate rather than a precise figure, and it is additionally an estimate that must be changed if interest rates move or forecasts of future cash flows are revised. Two people looking at the same set of facts, moreover — and this would apply even to Charlie and me — will almost inevitably come up with at least slightly different intrinsic value figures. That is one reason we never give you our estimates of intrinsic value. What our annual reports do supply, though, are the facts that we ourselves use to calculate this value.

Meanwhile, we regularly report our per-share book value, an easily calculable number, though one of limited use. The limitations do not arise from our holdings of marketable securities, which are carried on our books at their current prices. Rather the inadequacies of book value have to do with the companies we control, whose values as stated on our books may be far different from their intrinsic values.

The disparity can go in either direction. For example, in 1964 we could state with certitude that Berkshire’s per-share book value was $19.46. However, that figure considerably overstated the company’s intrinsic value, since all of the company’s resources were tied up in a sub-profitable textile business. Our textile assets had neither going-concern nor liquidation values equal to their carrying values. Today, however, Berkshire’s situation is reversed: Now, our book value far understates Berkshire’s intrinsic value, a point true because many of the businesses we control are worth much more than their carrying value.

Inadequate though they are in telling the story, we give you Berkshire’s book-value figures because they today serve as a rough, albeit significantly understated, tracking measure for Berkshire’s intrinsic value. In other words, the percentage change in book value in any given year is likely to be reasonably close to that year’s change in intrinsic value.

You can gain some insight into the differences between book value and intrinsic value by looking at one form of investment, a college education. Think of the education’s cost as its “book value.” If this cost is to be accurate, it should include the earnings that were foregone by the student because he chose college rather than a job.

For this exercise, we will ignore the important non-economic benefits of an education and focus strictly on its economic value. First, we must estimate the earnings that the graduate will receive over his lifetime and subtract from that figure an estimate of what he would have earned had he lacked his education. That gives us an excess earnings figure, which must then be discounted, at an appropriate interest rate, back to graduation day. The dollar result equals the intrinsic economic value of the education.

Some graduates will find that the book value of their education exceeds its intrinsic value, which means that whoever paid for the education didn’t get his money’s worth. In other cases, the intrinsic value of an education will far exceed its book value, a result that proves capital was wisely deployed. In all cases, what is clear is that book value is meaningless as an indicator of intrinsic value.

THE MANAGING OF BERKSHIRE

I think it’s appropriate that I conclude with a discussion of Berkshire’s management, today and in the future. As our first owner-related principle tells you, Charlie and I are the managing partners of Berkshire. But we subcontract all of the heavy lifting in this business to the managers of our subsidiaries. In fact, we delegate almost to the point of abdication: Though Berkshire has about 180,000 employees, only 17 of these are at headquarters.

Charlie and I mainly attend to capital allocation and the care and feeding of our key managers. Most of these managers are happiest when they are left alone to run their businesses, and that is customarily just how we leave them. That puts them in charge of all operating decisions and of dispatching the excess cash they generate to headquarters. By sending it to us, they don’t get diverted by the various enticements that would come their way were they responsible for deploying the cash their businesses throw off. Furthermore, Charlie and I are exposed to a much wider range of possibilities for investing these funds than any of our managers could find in his or her own industry.

Most of our managers are independently wealthy, and it’s therefore up to us to create a climate that encourages them to choose working with Berkshire over golfing or fishing. This leaves us needing to treat them fairly and in the manner that we would wish to be treated if our positions were reversed.

As for the allocation of capital, that’s an activity both Charlie and I enjoy and in which we have acquired some useful experience. In a general sense, grey hair doesn’t hurt on this playing field: You don’t need good hand-eye coordination or well-toned muscles to push money around (thank heavens). As long as our minds continue to function effectively, Charlie and I can keep on doing our jobs pretty much as we have in the past.

On my death, Berkshire’s ownership picture will change but not in a disruptive way: None of my stock will have to be sold to take care of the cash bequests I have made or for taxes. Other assets of mine will take care of these requirements. All Berkshire shares will be left to one or more foundations. In this way, Berkshire will be left with a long-term, very substantial shareholder, guided by the same philosophy and objectives that now set our course.

At that juncture, the Buffett family will not be involved in managing the business, only in picking and overseeing the managers who do. Just who those managers will be, of course, depends on the date of my death. But I can anticipate what the management structure will be: Essentially my job will be split into two parts, with one executive becoming responsible for investments and another, who will be CEO, for operations. If the acquisition of new businesses is in prospect, the two will cooperate in making the decisions needed, subject, of course, to board approval. We will continue to have an extraordinarily shareholder-minded board, one whose interests are solidly aligned with yours.

Were we to need the management structure I have just described on an immediate basis, our directors know who I would recommend for both posts. All candidates currently work for Berkshire and are people in whom I have total confidence.

I will continue to keep the directors posted on the succession issue. Since Berkshire stock will make up virtually my entire estate and will account for a similar portion of the assets of the foundation for a considerable period after my death, you can be sure that the directors and I have thought through the succession question carefully and that we are well prepared. You can be equally sure that the principles we have employed to date in running Berkshire will continue to guide the managers who succeed me.

Lest we end on a morbid note, I also want to assure you that I have never felt better. I love running Berkshire, and if enjoying life promotes longevity, Methuselah’s record is in jeopardy.

Warren E. Buffett
Chairman

BERKSHIRE HATHAWAY INC.

COMMON STOCK

General

Berkshire has two classes of common stock designated Class A Common Stock and Class B Common Stock. Each share of Class A Common Stock is convertible, at the option of the holder, into 30 shares of Class B Common Stock. Shares of Class B Common Stock are not convertible into shares of Class A Common Stock.

Stock Transfer Agent

Wells Fargo Bank, N.A., P. O. Box 64854, St. Paul, MN 55164-0854 serves as Transfer Agent and Registrar for the Company’s common stock. Correspondence may be directed to Wells Fargo at the address indicated or at wellsfargo.com/shareownerservices. Telephone inquiries should be directed to the Shareowner Relations Department at 1-877-602-7411 between 7:00 A.M. and 7:00 P.M. Central Time. Certificates for re-issue or transfer should be directed to the Transfer Department at the address indicated.

Shareholders of record wishing to convert Class A Common Stock into Class B Common Stock may contact Wells Fargo in writing. Along with the underlying stock certificate, shareholders should provide Wells Fargo with specific written instructions regarding the number of shares to be converted and the manner in which the Class B shares are to be registered. We recommend that you use certified or registered mail when delivering the stock certificates and written instructions.

If Class A shares are held in “street name,” shareholders wishing to convert all or a portion of their holding should contact their broker or bank nominee. It will be necessary for the nominee to make the request for conversion.

Shareholders

Berkshire had approximately 6,400 record holders of its Class A Common Stock and 14,700 record holders of its Class B Common Stock at March 2, 2005. Record owners included nominees holding at least 500,000 shares of Class A Common Stock and 7,500,000 shares of Class B Common Stock on behalf of beneficial-but-not-of-record owners.

Price Range of Common Stock

Berkshire’s Class A and Class B Common Stock are listed for trading on the New York Stock Exchange, trading symbol: BRK.A and BRK.B. The following table sets forth the high and low sales prices per share, as reported on the New York Stock Exchange Composite List during the periods indicated:

	2004				2003
	Class A		Class B		Class A		Class B
	High	Low	High	Low	High	Low	High	Low
First Quarter	$95,700	$84,000	$3,195	$2,795	$73,005	$60,600	$2,437	$2,015
Second Quarter	95,650	85,100	3,189	2,830	75,500	64,305	2,514	2,141
Third Quarter	90,750	83,400	3,024	2,782	76,400	70,900	2,549	2,367
Fourth Quarter	89,500	81,150	2,994	2,685	84,700	75,150	2,824	2,496

Dividends

Berkshire has not declared a cash dividend since 1967.

NEW YORK STOCK EXCHANGE CORPORATE GOVERNANCE MATTERS

As a listed Company with the New York Stock Exchange (“NYSE”), Berkshire is subject to certain Corporate Governance standards as required by the NYSE and/or the Securities and Exchange Commission (“SEC”). Among other requirements, Berkshire’s CEO, as required by Section 303A.12(a) of the NYSE Listing Company Manual, must certify to the NYSE each year whether or not he is aware of any violations by the Company of NYSE Corporate Governance listing standards as of the date of the certification. On May 17, 2004, Berkshire’s CEO Warren E. Buffett, submitted such a certification to the NYSE which stated that he was not aware of any violation by Berkshire of the NYSE Corporate Governance listing standards.

On March 12, 2004, Berkshire filed its 2003 Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the required CEO and CFO Sarbanes-Oxley Act Section 302 certifications. As of March 5, 2005, Berkshire has not filed its 2004 Form 10-K.

BERKSHIRE HATHAWAY INC.

OPERATING COMPANIES

Company	Employees
Acme Building Brands	2,909
Adalet (1)	150
Altaquip (1)	293
Ben Bridge Jeweler	739
Benjamin Moore	2,951
Berkshire Hathaway Homestate Companies	205
Berkshire Hathaway Reinsurance Division	29
Borsheim’s Jewelry	240
The Buffalo News	1,018
CalEnergy	513
Campbell Hausfeld	913
Carefree of Colorado	269
Central States Indemnity Co.	241
Clayton Homes, Inc.	11,837
Cleveland Wood Products (1)	105
CORT Business Services	2,475
CTB International	1,260
Dairy Queen	2,152
Douglas/Quikut (1)	88
Fechheimer Brothers	1,140
FlightSafety International	3,356
France (1)	173
Fruit of the Loom	26,000
Garan	4,855
GEICO	20,964
General Re Corporation	3,248
H. H. Brown Shoe Group	1,293
Halex (1)	165
Helzberg’s Diamond Shops	2,588
HomeServices of America (2)	3,523
Johns Manville	8,248
Jordan’s Furniture	1,412
Justin Brands	905
Kansas Bankers Surety Company	17
Kern River Gas Transmission Company (2)	170
Kingston (1)	276
Kirby (1)	561
Larson-Juhl	1,830
McLane Company	15,786
Meriam Instrument (1)	59
MidAmerican Energy Company (2)	3,164
MidAmerican Energy Holdings Company	714
MiTek Inc.	1,431
National Indemnity Companies	741
Nebraska Furniture Mart	2,166
NetJets	5,107
Northern Natural Gas (2)	1,042
Northern and Yorkshire Electric (2)	2,409
Northland (1)	134
The Pampered Chef	880
Precision Steel Warehouse	202
Other Scott Fetzer Companies	139
See’s Candies	2,300
Shaw Industries	28,922
Stahl (1)	365
Star Furniture	746
United Consumer Finance Company (1)	218
United States Liability Insurance Group	388
Wayne Water Systems (1)	238
Wesco Financial Corp.	13
Western Enterprises (1)	396
Western Plastics (1)	136
R. C. Willey Home Furnishings	2,420
World Book (1)	211
XTRA	721

Operating Companies total	180,159

Corporate Office	17

180,176

(1)	A Scott Fetzer Company
(2)	A MidAmerican Energy Holdings Company

BERKSHIRE HATHAWAY INC.

DIRECTORS

WARREN E. BUFFETT, Chairman and CEO of Berkshire

CHARLES T. MUNGER, Vice Chairman of Berkshire

HOWARD G. BUFFETT, President of Buffett Farms and BioImages, a photography and publishing company.

MALCOLM G. CHACE, Chairman of the Board of Directors of BankRI, a community bank located in the State of Rhode Island.

WILLIAM H. GATES III, Chairman of the Board of Directors of Microsoft Corp, a software company.

DAVID S. GOTTESMAN, Senior Managing Director of First Manhattan Company, an investment advisory firm.

CHARLOTTE GUYMAN, Chairman of Finance Committee of the Board of Directors of UW Medicine, an academic medical center.

DONALD R. KEOUGH, Chairman of Allen and Company Incorporated, an investment banking firm.

THOMAS S. MURPHY, Former Chairman of the Board and CEO of Capital Cities/ABC.

RONALD L. OLSON, Partner of the law firm of Munger, Tolles & Olson LLP.

WALTER SCOTT, JR., Chairman of Level 3 Communications, a successor to certain businesses of Peter Kiewit Sons’ Inc. which is engaged in telecommunications and computer outsourcing.

OFFICERS

WARREN E. BUFFETT, Chairman and CEO

CHARLES T. MUNGER, Vice Chairman MARC D. HAMBURG, Vice President, Treasurer

DANIEL J. JAKSICH, Controller FORREST N. KRUTTER, Secretary

REBECCA K. AMICK, Director of Internal Auditing MARK D. MILLARD, Director of Financial Assets

JO ELLEN RIECK, Director of Taxes

Letters from Annual Reports (1977 through 2004), quarterly reports, press releases and other information about Berkshire may be obtained on the Internet at berkshirehathaway.com. Berkshire’s 2005 quarterly reports are scheduled to be posted on the Internet on May 6, August 5 and November 4. Berkshire’s 2005 Annual Report is scheduled to be posted on the Internet on March 1, 2006.